UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________________________

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
________________________________________________

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________________________________________________
SUNRUN INC.
(Name of Registrant as Specified In Its Charter)
________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Sunrun Inc. — 2025 Proxy Statement	I

Our Mission, Vision and Values

Mission

Connect people to the cleanest energy on earth.

Vision

Life runs on clean energy.

Values

We love people.

We love to create.

We love to run.

Sunrun Inc. — 2025 Proxy Statement	II

Dear Fellow Stockholders,
I am pleased to invite you to attend the 2025 annual meeting of stockholders (the “Annual Meeting”) of Sunrun Inc., a Delaware corporation, which will be held exclusively online via a live, audio-only webcast on Wednesday, June 11, 2025 at 8:30 a.m. Pacific Time.
When thinking about stockholders, for me, 2025 has centered on two key priorities: sustainable, repeatable Cash Generation and deepening our stockholder engagement.
Throughout the past year, I've appreciated the opportunity to engage with our stockholders about our financial and operational progress, as well as our strategic direction and compensation philosophy. We've made substantial strides in advancing our mission of delivering clean, affordable, and reliable energy while maintaining a fierce focus on Cash Generation and disciplined eye on costs and unit margins. While 2024 was a volatile year across the solar industry, it was also the year Sunrun clearly differentiated itself from the industry — both through product innovation and execution. Interest rates and a shifting policy environment presented challenges, but our storage-first approach and laser focus on value creation has now resulted in multiple quarters of sustainable Cash Generation.
Key financial and operational results for 20241:
•1,000,000+ Customers, representing 12% year-over-year growth.
•$17.8 Billion in Gross Earning Assets as of December 31, 2024, an increase of $3.7 billion from the prior year.
•$6.8 Billion in Net Earning Assets as of December 31, 2024, an increase of $1.7 billion from the prior year.
•116,000 Customer Additions with ~65,000 installations including storage. Customer Additions with storage grew 79% year-over-year.
We deeply value your insights as stockholders, which shape our Board of Directors’ decisions, particularly related to our compensation philosophy and corporate governance practices. In 2024, we intensified our engagement efforts with stockholders, actively listening and implementing changes based on your valuable feedback. While stockholders were largely supportive of our recent declassification of the Board and increased mix of performance equity, they expressed a number of concerns with our executive compensation program, including the absence of performance-based compensation metrics that incentivize Cash Generation, granting one-time executive equity awards, insufficient disclosure of performance goals and targets, and the desire for the inclusion of independent members of the Board in our stockholder engagement for the annual meeting. The following summarizes the key feedback received and the actions we took in response.
1See Appendix for definitions of defined terms.

Sunrun Inc. — 2025 Proxy Statement	III

What We Heard	What We Implemented/Proposed
Performance-based equity awards should have robust performance goals and performance metrics to incentivize stockholder value creation, stock price appreciation and Cash Generation	✓ Implemented
Performance-based awards should have a performance period of no less than three-year	✓ Implemented
No special or one-time awards to Sunrun's NEOs outside of our ongoing annual equity incentive program, except in the case of new hires or promotions, and outside of our Stockholder Vision Alignment PSUs	✓ Implemented
NEOs' equity awards should include more than 50% mix of performance-based equity	✓ Implemented
Include descriptions of all bonus incentive plan targets and achievements	✓ Implemented
Include independent director participation in our Annual Meeting stockholder engagement process for investors holding over 1% of Sunrun stock upon request	✓ Implemented
Robust Clawback Policy that applies to all time-based vesting awards as well as performance-based vesting awards	✓ Implemented
All performance-based awards should incorporate multi-year performance criteria	✓ Implemented for 2025 equity cycle and beyond
Removal of evergreen feature in our amended and restated equity incentive plan	✓ Proposed
Prohibit option repricing without stockholder approval	✓ Proposed
Eliminate liberal share counting or recycling	✓ Proposed

These are just a few of the key changes we made in response to stockholder feedback, and these and others are described further throughout this proxy statement.
Your opinions matter to us, and we value your vote as stockholders. We appreciate your investment and the trust you've placed in us. Our commitment is to deliver significant value to both our stockholders and customers. As the consumer-driven transition to a resilient, affordable clean energy future gains momentum, Sunrun is honored to lead this transformative shift, and we could not do it without our customers, employees, and stockholders. Your continued support is essential to realizing our shared vision. Thank you for your partnership.
Mary Powell
Chief Executive Officer and Director
April 29, 2025

Sunrun Inc. — 2025 Proxy Statement	IV

Dear Stockholders of Sunrun Inc.,
The Annual Meeting of Sunrun Inc., a Delaware corporation, will be held exclusively online via a live audio-only webcast on Wednesday, June 11, 2025 at 8:30 a.m. Pacific Time, for the following purposes, as more fully described in the accompanying proxy statement.

Items of Business		Board Recommendations
Proposal #1	To elect three nominees to serve as Class I directors until the 2026 annual meeting of stockholders and until their successors are duly elected and qualified.	For
Proposal #2	To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement ("say-on-pay").	For
Proposal #3	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025.	For
Proposal #4	To approve the amendment and restatement of the Sunrun Inc. 2015 Equity Incentive Plan.	For
Proposal #5	To approve, on an advisory basis, whether subsequent say-on-pay votes will be held annually, biennially, or triennially.	1-year frequency

The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/RUN2025, where you will be able to attend the Annual Meeting via a live, audio-only webcast. You will be able to vote your shares and submit questions during the Annual Meeting webcast by logging in to the website listed above using the 16-digit control number included in your proxy card. Online check-in will begin at 8:15 a.m. Pacific Time, and we encourage you to allow ample time for the online check-in procedures. Our Board of Directors (the “Board”) has fixed the close of business on April 15, 2025 as the record date for the Annual Meeting.
Only stockholders of record on April 15, 2025 are entitled to notice of, and to vote at, the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement. On or about April 29, 2025, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and our annual report. The Notice provides instructions on how to vote via the internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail.
The accompanying proxy statement and our annual report can be accessed directly at the following internet address: www.proxyvote.com. All you have to do is enter the control number located on your Notice or proxy card. In addition to the

Sunrun Inc. — 2025 Proxy Statement	V

matters described above, the agenda may also include such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the internet, telephone, or mail.

By order of the Board of Directors,
Jeanna Steele
Chief Legal Officer and Chief People Officer
April 29, 2025

Sunrun Inc. — 2025 Proxy Statement	VI

Sunrun Inc. — 2025 Proxy Statement	VI

2024 Financial and Business Highlights
Sunrun’s mission is to connect people to the cleanest energy on earth and build an affordable energy system that combats climate change and provides energy access for all. In 2007, we pioneered the residential solar service model, creating a low-cost solution for homeowners seeking to lower their energy bills. Since our founding, we have significantly expanded our operations and we now have over 1,000,000 Customers.

Key financial and operational results* in 2024

1,000,000+ Customers

representing 12% year-over-year growth and 7.5 gigawatts of Networked Solar Energy Capacity.

116,000 Customer Additions

in 2024, with over 65,000 installations with storage and 50,000 without storage during 2024. Customer Additions with storage grew 79% year-over-year, with 57% of Customer Additions during 2024 selecting storage.

sunrun

Over 156,000 Solar And Storage Energy Systems

installed since inception, representing over 2.5 gigawatt hours of Networked Storage Capacity.

$17.8 Billion In Gross Earning Assets

$6.8 Billion In Net Earning Assets

*See Appendix for definitions of defined terms.

Sunrun Inc. — 2025 Proxy Statement	1

Our Engagement Process
We have a history of actively engaging with our stockholders, and continue to approach stockholder engagement as an integrated, year-round process that includes proactive outreach as well as responsiveness to stockholder concerns and feedback. In addition to our annual meeting of stockholders, we regularly provide stockholders with opportunities to give feedback to our executive and management teams on our company performance and strategy as well as our corporate governance, compensation and sustainability practices.
Stockholder engagement is led by our Investor Relations team who conducts targeted outreach to current and prospective stockholders and facilitates open lines of communication for inquiries. Our Investor Relations team regularly meets with investors and prospective investors. Meetings may include participation from our Co-Executive Chairs, Chief Executive Officer, Chief Financial Officer, Investor Relations Officer, Chief Legal & People Officer, our Lead Independent Director, or other business leaders. We routinely communicate topics discussed with stockholders and their feedback to senior management and the Board for consideration in their decision-making.
Who We Engaged with in 2024
In 2024, our Investor Relations team and members of our executive and management teams, and our lead independent director as applicable, engaged in discussions with 70% of our top 50 stockholders, representing greater than 60% of our total shares outstanding. In addition, our Investor Relations team offered meetings to all of our top 50 stockholders ahead of the 2024 annual meeting of stockholders. A significant number of our stockholders took the opportunity to provide feedback and discuss topics related to company performance, compensation, sustainability matters and other matters pertinent to their investment in Sunrun and the forthcoming annual stockholder meeting and stockholder vote.
Our Investor Relations Officer and other members of our executive team also regularly met with, and helped facilitate, the equity research coverage from more than 65 individuals representing 28 brokerage firms who regularly publish equity research on Sunrun and the industry. We believe that being accessible to help facilitate coverage by independent equity research groups, including the 28 brokerage firms covering Sunrun, is helpful to the stockholders we regularly meet,

Sunrun Inc. — 2025 Proxy Statement	2

stockholders we might not be able to facilitate direct conversations with given time and logistical constraints, as well as potential stockholders. In total, during 2024 we participated in 21 investor events organized by these brokerage firms, in addition to arranging meetings and facilitating conversations with investors outside of these events.
During 2024, our Investor Relations Officer and Investor Relations team, along with other members of our executive team, engaged with approximately 500 investors and approximately 250 investment firms totaling approximately 1,200 interactions and over 400 meetings. During these meetings, we facilitated a venue for robust discussion and to provide feedback to the Company on various topics, including:
•company performance across key operational metrics;
•executive and Board compensation, including the results of the annual advisory “say-on-pay” vote;
•policy and regulatory developments, including the impacts of the Inflation Reduction Act and changes to net energy metering programs in California;
•response to higher interest rates;
•corporate governance matters, including our classified Board and supermajority voting in our restated certificate of incorporation;
•the voting results for Board of Director elections;
•sustainability and responsible business practices;
•human capital management; and
•stockholder proposals.

Sunrun 2024 Events

Q1 2024

- Goldman Sachs Energy and Clean Technology Conference in Florida
- Earnings Conference Call with Analysts and Investors
- Susquehanna Alternative Energy Mini Conference (Virtual)
- Bank of America Power, Utilities and Clean Energy Conference in New York
- Guggenheim site visit in Utah
- ROTH Investor Conference in California
- Piper Sandler Energy Conference in Las Vegas
- Wells Fargo Clean Energy Conference in New York
- Investor meetings in Boston

Q2 2024

- Earnings Conference Call with Analysts and Investors
- Deutsche Bank Global Solar and Clean Energy Conference (Virtual)
- Evercore Global Clean Energy Conference in New York
- JP Morgan Energy, Power and Renewables Conference in New York
- ROTH Clean Energy Conference in London

Q3 2024

- Earnings Conference Call with Analysts and Investors
- Barclays CEO Energy-Power Conference in New York
- Group Meetings with Investors at RE+ Conference with ROTH, Mizuho, Goldman Sachs, Jefferies, and JP Morgan in Las Vegas
- Keybanc Energy Transition Symposium (Virtual)
- Goldman Sachs Global Sustainability Forum in New York

Q4 2024

- Wolfe Utilities, Midstream and Clean Energy Conference in New York
- Earnings Conference Call with Analysts and Investors
- UBS Global Technology and AI Conference in Arizona
- Morgan Stanley Energy and Clean Tech Symposium in New York
- Jefferies Renewables and Clean Energy Conference in New York
- Morgan Stanley Investor Relations Symposium in New York

Sunrun Inc. — 2025 Proxy Statement	3

Stockholder Responsiveness
In response to feedback we received from stockholders during the past few years, including with respect to our 2024 “say-on-pay” results and in furtherance of our commitment to good governance, we made the following additional commitments and enhancements, which are described in more detail in our Compensation Discussion and Analysis:
Performance-based Equity Design
Our Compensation Committee worked with our independent compensation consultant to design a performance-based equity program for 2025 that would simultaneously:
•Respond to stockholder feedback, notably with respect to executive compensation structure;
•Incentivize significant, sustained Cash Generation;
•Incentivize material, sustained and long-term stock price appreciation;
•Align executives with key stockholder priorities;
•Support retention of the executive team that is leading this transition;
•Drive transformative performance through aggressive and challenging performance metrics over a multi-year period;
•Increase the ratio of performance-based compensation to comprise more than 50% of the total equity awarded annually for our executives; and
•Respond to stockholder feedback, notably with respect to including multi-year performance periods by, beginning with awards granted in the 2025 equity award cycle, all performance-based awards will have performance periods of no less than three years, and while not raised directly by our stockholders, we introduced a new Cash Generation threshold designed as a “circuit breaker" for our annual cash incentive program.
NEO Equity Grants
•We will not make any special or one-time awards to Sunrun’s Named Executive Officers (“NEOs”) outside of our ongoing annual equity incentive program, except in the case of new hires or promotions, for the duration of the performance period of the Stockholder Vision Alignment performance-based stock units (“PSUs”), which continues through the end of fiscal year 2026.
Bonus Plan Disclosure
•Beginning with the 2024 annual bonus incentive plan, our disclosures will include a description of all of the plan’s targets and achievements, including — for example — our Net Promoter Score goals.
Stockholder Engagement and Governance Changes
•Our stockholder engagement process for investors holding over 1% of the Company’s stock includes the participation of an independent member of the Board upon request;
•Declassification of our Board;
•Elimination of certain supermajority thresholds in our restated certificate of incorporation; and
•Adoption of a robust clawback policy to include time-based vesting awards.
In addition, we amended and restated the Sunrun Inc. 2015 Equity Incentive Plan, subject to stockholder approval at the Annual Meeting, to reflect compensation governance best practices and better manage our dilution, including:
•Removing of evergreen feature in our proposed amended and restated equity incentive plan;
•Prohibiting option repricing without stockholder approval; and
•Eliminating liberal share counting or recycling.

Sunrun Inc. — 2025 Proxy Statement	4

Our Board is currently composed of eight members. In accordance with our Amended and Restated Certificate of Incorporation (“Restated Certificate”), our Board is currently divided into three staggered classes of directors. At our 2023 annual meeting of stockholders, the stockholders voted to amend our Restated Certificate to phase out the classification of our Board over a three-year period such that beginning at the election of directors at the 2026 annual meeting of stockholders, all directors will be annually elected for a one-year term. At the Annual Meeting, three Class I directors will be elected for a one-year term.
Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the classes so that, as nearly as possible, each class will consist of roughly one-third of our directors.
Nominees
Our Nominating, Governance, and Sustainability Committee has recommended, and our Board has approved Lynn Jurich, Alan Ferber, and John Trinta as nominees for election as Class I directors at the Annual Meeting. If elected, Ms. Jurich, Mr. Ferber, and Mr. Trinta will serve as Class I directors until our 2026 annual meeting of stockholders. Ms. Jurich, Mr. Ferber, and Mr. Trinta are currently directors of our company. For information concerning the nominees, please see the section titled “Directors, Executive Officers, and Corporate Governance.”
If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Ms. Jurich, Mr. Ferber, and Mr. Trinta. We expect that each of Ms. Jurich, Mr. Ferber, and Mr. Trinta will accept such nomination; however, in the event that a director nominee is unable to serve or for good cause will not serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our Board to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.
Vote Required
The election of directors requires a plurality vote of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Broker non-votes and abstentions will have no effect on this proposal.

Sunrun Inc. — 2025 Proxy Statement	5

Our business affairs are managed under the direction of our Board, which is currently composed of eight members. Five of our directors are independent within the meaning of the listing standards of The Nasdaq Stock Market (“Nasdaq”). In addition, our Board determined that two directors, who served on the Board during 2024 but are no longer on the Board as of April 15, 2025, were “independent” during the period they served as a director. Our Board is divided into three staggered classes of directors; but in 2023, our stockholders approved the phasing out of the classification of our Board over a three-year period such that, beginning at the election of directors at the 2026 annual meeting of stockholders, all directors would be annually elected for a one-year term.
The following table sets forth the names, ages as of April 15, 2025, and certain other information for each of the directors with terms expiring at the Annual Meeting (who are also nominees for election as a director at the Annual Meeting), each new director nominee, and for each of the continuing members of our Board.

Directors	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Directors with Terms Expiring at the Annual Meeting/ Nominees
Lynn Jurich	I	45	Co-Executive Chair and Director	2007	2025	2026
Alan Ferber(1)(2)(4)	I	57	Director	2018	2025	2026
John Trinta(3)	I	67	Director	2024	2025	2026
Continuing Directors
Leslie Dach(1)(3)	II	70	Director	2016	2026	—
Edward Fenster	II	48	Co-Executive Chair and Director	2007	2026	—
Mary Powell	II	64	Chief Executive Officer and Director	2018	2026	—
Katherine August-deWilde(1)(2)	III	77	Director	2016	2026	—
Sonita Lontoh(2)(3)	III	49	Director	2021	2026	—
(1)    Member of our Nominating, Governance, and Sustainability Committee
(2)    Member of our Compensation Committee
(3)    Member of our Audit Committee
(4)    Lead Independent Director

Sunrun Inc. — 2025 Proxy Statement	6

Nominees for Director

Ms. Jurich, Co-Executive Chair of Sunrun, is one of our co-founders and has served as a member of our Board since the company’s inception. Before transitioning to her current role of Co-Executive Chair in August 2021, Ms. Jurich served as Sunrun’s Chief Executive Officer for seven years. Ms. Jurich served as our Co-Chief Executive Officer from October 2012 to March 2014, our President from January 2009 to October 2012, and our Executive Vice President of Sales and Marketing from 2007 to January 2009. In September 2023, Ms. Jurich became the co-founder of FLI MD and the Female Longevity Institute, a women’s health program designed to boost vitality and empower women to bring their full strength to the world. From July 2002 to July 2005, Ms. Jurich served as an associate at Summit Partners, a private equity firm. Ms. Jurich serves on the board of directors of privately held Generate Capital, Inc. and the advisory board of Stanford Graduate School of Business. She is also a lecturer at Stanford Graduate School of Business. Ms. Jurich holds a B.S. in Science, Technology, and Society from Stanford University and an M.B.A. from the Stanford Graduate School of Business.
Ms. Jurich was selected to serve on our Board because of the perspective and extensive experience she brings as one of our co-founders and as one of our largest stockholders.

Lynn Jurich
Co-Executive Chair & Director

Mr. Ferber has served as a member of our Board since February 2018. In January 2023, Mr. Ferber became an advisor to General Atlantic, a leading global growth investing firm. Previously, he served as the Chief Executive Officer of Jackson Hewitt Tax Services, a provider of tax preparation services, from January 2017 until July 2020 and continues to serve as a member of its board of directors. Prior to joining Jackson Hewitt, Mr. Ferber was President-Residential at ADT, the largest home security company, from 2013 until 2016. He also previously held the role of Senior Vice President and Chief Customer Officer for ADT. Since August 2023, Mr. Ferber has also served on the Board of Flint Group, a home services company. His other experience includes holding several executive leadership positions at US Cellular, a telecommunications company, from 2001 until 2012 including serving as Executive Vice President and Chief Operating Officer, Chief Strategy and Brand Officer. Mr. Ferber received a B.A. in economics from the University of Michigan, and an M.B.A. with a concentration in finance and marketing from Northwestern University’s Kellogg Graduate School of Management. Mr. Ferber has received a Compensation Committee corporate governance certification from Harvard Business School.
Mr. Ferber was selected to serve on our Board because of his extensive operations knowledge and business experience, as well as his broad knowledge of consumer-facing industries.

Alan Ferber
Lead Independent Director

Sunrun Inc. — 2025 Proxy Statement	7

Mr. Trinta has served as a member of our Board since October 2024. Mr. Trinta was with Deloitte for 39 years including from March 1999 to May 2020, John held several executive positions at Deloitte including as the CEO of Deloitte Financial Advisory Services, Deputy CEO of Advisory Services, Partner in Charge of North America Financial Advisory Services, Deputy National Managing Partner in Charge of Tax Services. He also served on Deloitte’s US board of directors from 2003 to 2005. During his time at Deloitte, Mr. Trinta spearheaded Deloitte’s merger of Financial Advisory and Risk practices and co-lead Deloitte’s purchase and integration of various tax and advisory businesses. He holds a B.S. in Business Administration with a concentration in accounting from California State University Chico, and a M.S. in Taxation from Golden Gate University. Mr. Trinta was a CPA in various states and also serves on private company boards.

Mr. Trinta was selected to serve on our Board because of his deep expertise in finance, accounting, risk and tax, along with his strong leadership and operational experience.

John Trinta
Director

Continuing Directors

Mr. Dach has served as a member of our Board since May 2016, and previously from June 2013 to July 2014. Mr. Dach brings more than 25 years of experience running major business and strategic initiatives across the public, private and civil sectors, including leading corporate affairs and sustainability at Walmart Stores Inc. from 2006 to 2013. Mr. Dach served as senior counselor to the Secretary of the U.S. Department of Health & Human Services from 2014 to 2016. Prior to that, Mr. Dach served as Executive Vice President of corporate affairs for Walmart and was a member of the company’s executive council and executive finance committee. Mr. Dach has served on numerous boards including the Environmental Defense Fund, World Resources Institute, United Negro College Fund, the Yale University Council and the National Audubon Society. Mr. Dach holds a B.S. in Biology from Yale University and an M.P.A. from Harvard University.
Mr. Dach was selected to serve on our Board because of his extensive business experience in both the public and private sector and his prior experience with the Company.

Leslie Dach
Director

Mr. Fenster, Co-Executive Chair of Sunrun, is one of our co-founders and has served as a member of our Board since the company’s inception. Mr. Fenster was appointed Executive Chairman in March 2014 and previously served as our Chief Executive Officer from June 2008 to October 2012, and as our Co-Chief Executive Officer from October 2012 to March 2014. From May 2003 to June 2005, Mr. Fenster served as Director of Corporate Development at Asurion, LLC, provider of device insurance, warranty and support services for cell phones, consumer electronics and home appliances. From July 1999 to May 2003, Mr. Fenster worked at The Blackstone Group, a private equity firm. Mr. Fenster holds a B.A. in economics from Johns Hopkins University and an M.B.A. from the Stanford Graduate School of Business.
Mr. Fenster was selected to serve on our Board because of the perspective and extensive experience he brings as one of our co-founders and as one of our largest stockholders.

Edward Fenster
Co-Executive Chair & Director

Sunrun Inc. — 2025 Proxy Statement	8

Ms. Powell has served as our Chief Executive Officer since August 2021 and as a member of our Board since February 2018. From 2008 to 2019, Ms. Powell served as the President and Chief Executive Officer of Green Mountain Power Corporation (“GMP”), an electric services company that serves 75 percent of the State of Vermont’s residential and business customers. At GMP, Ms. Powell successfully executed strategies to drive increased customer satisfaction and growth, delivered on an ambitious energy vision to provide low-carbon, low-cost and highly reliable power to Vermonters, and positioned the company as a leading energy transformation business. Ms. Powell’s previous roles at GMP include serving as Senior Vice President and Chief Operations Officer from 2001 to 2008, and as Senior Vice President of Customer and Organizational Development from 1999 to 2001. Ms. Powell is nationally recognized for her work disrupting the energy sector and has received numerous industry awards, including being named to the 2024 TIME100 Climate List of Most Influential Leaders In Climate, Forbes’ 50 Sustainability Leaders 2024 list, Utility Dive’s 2019 Utility Executive of the Year, Fast Company’s 100 Most Creative People and Fast 50 Leaders in America lists, and the prestigious Rachel Carson Award for environmental impact. Prior to joining GMP in 1998, Ms. Powell held executive roles within the banking industry, and served in state government. Ms. Powell currently serves on the board of directors of CGI Inc., a global IT and business consulting services firm and a member of the Board of Trustees of EDF Action, the advocacy partner of Environmental Defense Fund. From 2019 to 2021, Ms. Powell served on the board of Hawaiian Electric Industries Inc., the largest utility in Hawaii, and from 2019 to 2023, on the board of Energir, one of the largest energy companies in Québec and the northeastern United States. She has also served on the boards of a number of other privately held companies and nonprofits. Ms. Powell also chaired the board of Climate Change Crisis Real Impact | Acquisition Corporation, a former special-purpose acquisition corporation that combined with EVgo Services, and enabled the fast charging network for electric vehicles to become a publicly listed company from 2020 to 2021. Ms. Powell holds an Associate’s degree from Keene State College.
Ms. Powell was selected to serve on our Board because of her extensive experience and deep knowledge of the energy and utility industry.

Mary Powell
CEO & Director

Ms. August-deWilde has served as a member of our Board since January 2016. Ms. August-deWilde also serves on the board of directors of Eventbrite Inc., a self-service ticketing and registration company, as well as a number of privately held companies and not-for-profits, including Tipping Point Community and the San Francisco Accelerator Housing Fund. Ms. August-deWilde previously served as a board member until 2023 and executive of First Republic Bank where she was President from 2007 to 2015. She currently serves as the President and CEO of the Partnership for San Francisco, an initiative that brings together private sector expertise and resources to advance the standing of San Francisco as the world’s premier center for innovation. She holds a B.A. from Goucher College and an M.B.A. from Stanford Graduate School of Business.
Ms. August-deWilde was selected to serve on our Board because of her extensive executive and risk management experience, as well as her experience in the consumer-facing financial industry.

Katherine August-deWilde
Director

Sunrun Inc. — 2025 Proxy Statement	9

Sonita Lontoh has served as a member of our Board since June 2021. From 2018 to 2022, she served as the Global CMO of Personalization, 3D Printing & Digital Manufacturing at HP Inc., a global technology company. Prior to HP, Ms. Lontoh served as a senior executive at Siemens AG, a global leader in automation, smart energy, and digitalization solutions, and at Trilliant, a global provider of IoT and smart grid solutions. Earlier in her career, Ms. Lontoh served at PG&E, one of the largest energy providers in the United States. Ms. Lontoh currently serves as an independent director of publicly-traded TrueBlue Inc., a global workforce solutions company, and on the advisory board of the Jacobs Institute for Design Innovation at the University of California Berkeley. Ms. Lontoh serves on the NACD Blue Ribbon Commission on board culture and on the NACD/WEF/CGI Climate Advisory Council. She is also NACD-Directorship Certified, NACD-Climate Governance Certified, NACD Cyber Risk Oversight-Certified, Digital Directors Network-Cybersecurity Certified, and has completed the Stanford Directors College and the Harvard Business School Audit and Compensation Committees courses. Ms. Lontoh was inducted into the Asian Hall of Fame, the Women in Manufacturing Hall of Fame, and was a mentor for the US Department of State's TechWomen program. She has also been named as one of the Top 30 AAPI Board Directors by Board Prospect, the Directors to Watch by Directors & Board magazine, and the Most Influential Women in Business by San Francisco Business Times. Ms. Lontoh earned her B.S. in industrial engineering & operations research from the University of California Berkeley, her master's in engineering in supply chain & logistics from the Massachusetts Institute of Technology (MIT), and her MBA in strategy & marketing from the Northwestern's Kellogg School of Management.
Ms. Lontoh was selected to serve on our Board because of her extensive experience and knowledge of the energy industry, digital transformations, technology product marketing, data, innovation, and global growth.

Sonita Lontoh
Director

Sunrun Inc. — 2025 Proxy Statement	10

Executive Officers
The following table identifies certain information about our executive officers as of April 15, 2025. Our executive officers are appointed by, and serve at the discretion of, our Board. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Mary Powell(1)	64	Chief Executive Officer and Director
Paul Dickson	39	President and Chief Revenue Officer
Danny Abajian	41	Chief Financial Officer
Jeanna Steele	50	Chief Legal Officer and Chief People Officer
(1) See “Nominees for Director” above for the biography of Ms. Powell.

Mr. Dickson has served as our President since April 2024 and our Chief Revenue Officer since January 2022. Prior to that, he served as our Senior Vice President since October 2020. Mr. Dickson served as Chief Revenue Officer at Vivint Solar, Inc. from September 2016 until he joined us in October 2020 via our acquisition of Vivint Solar, Inc. Prior to his role as Chief Revenue Officer, he served as Vivint Solar, Inc.’s Senior Vice President of Operations from November 2013 to September 2016, and as Vivint Solar, Inc.’s Vice President of Finance and Capital Markets from May 2011 to November 2013. Prior to joining Vivint Solar, Inc.’s founding team, Mr. Dickson served as the Director of Smart Grid and Energy Management for Vivint, Inc. from December 2010 to May 2011. From May 2007 to December 2010, Mr. Dickson co-founded and served as the President and Chief Executive Officer of Meter Solutions Pros, LLC, an energy management and smart-grid business acquired by Vivint, Inc. Mr. Dickson holds a B.A. in communications from Brigham Young University.

Paul Dickson
President and Chief Revenue Officer

Mr. Abajian has served as our Chief Financial Officer since May 2022. Prior to becoming our Chief Financial Officer, Mr. Abajian served in many leadership roles within our Project Finance organization, including Senior Vice President from April 2020 to June 2022, Vice President from February 2016 to April 2020, Senior Director from August 2013 to February 2016, and Director from July 2010 to August 2013. From July 2005 to July 2010, Mr. Abajian was an investment banker, having served as an associate at Barclays Capital and an analyst and associate at BNP Paribas. Mr. Abajian holds a B.S. in finance and international business from the New York University Stern School of Business.

Danny Abajian
Chief Financial Officer

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Ms. Steele has served as our Chief Legal Officer since May 2018 and our Chief People Officer since December 2021 where she oversees legal affairs, people strategy, operations and development, health & safety, and sustainability and impact matters. From March 2015 to May 2018, Ms. Steele served in various roles at our company, including Head of Litigation. Previously, Ms. Steele was an attorney at the law firm Wilson Sonsini Goodrich & Rosati. Ms. Steele has served on the board of directors of the Giffords Law Center to Prevent Gun Violence since December 2016, and she is a former member of the California Pay Equity Task Force. Ms. Steele holds a B.A. in English from McGill University and a J.D. from the University of San Francisco.

Jeanna Steele
Chief Legal Officer & Chief People Officer

Corporate Governance Highlights
The Board is committed to governance practices that promote long-term stockholder value and strengthen Board and management accountability to our stockholders, customers and other stakeholders. The following table highlights many of our key governance practices.

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Director Independence
Our common stock is listed on Nasdaq, and under the listing standards of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors, as affirmatively determined by such company’s board. In addition, the Nasdaq listing standards require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating, governance, and sustainability committees be independent. Under the Nasdaq listing standards, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act, and the Nasdaq listing standards. Members of the compensation committee of our Board (“Compensation Committee”) must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the Nasdaq.

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Our Board has undertaken a review of the independence of each of our directors. Based on information provided by each director concerning his or her background, employment and affiliations, our Board has determined that directors Mr. Ferber, Ms. August-deWilde, Mr. Dach, Ms. Lontoh and Mr. Trinta do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the Nasdaq listing standards. In addition, our Board determined that Gerald Risk and Manjula Talreja, both directors who served on the Board during 2024 but are no longer on the Board as of April 15, 2025, were “independent” during the period they served as a director. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.
Board Leadership Structure and Lead Independent Director
The Company's Corporate Governance Guidelines mandate the appointment of a Lead Independent Director in the absence of an independent chairperson. Currently, Mr. Fenster and Ms. Jurich serve as Co-Executive Chairs and directors, while Mr. Ferber fulfills the role of Lead Independent Director. The Board of Directors acknowledges the substantial value derived from Mr. Fenster's and Ms. Jurich's extensive experience as founders and executives of the Company. Their in-depth understanding of the Company's operational landscape, industry dynamics, and strategic challenges is deemed crucial for effective Board oversight. The Board believes that the current leadership structure, emphasizing Board independence, facilitates focused management execution while ensuring robust independent oversight.
Role of the Lead Independent Director
Mr. Ferber, as Lead Independent Director, is responsible for fostering strong independent Board leadership and governance. This encompasses facilitating active director participation, reviewing and contributing to meeting agendas, advising committee chairs as needed, and serving as a primary point of contact for major stockholders and stakeholders upon request. Mr. Ferber also presides over regular Board meetings in the absence of the Co-Executive Chairs, ensuring continuity of governance, and leads executive sessions of independent directors. He acts as a crucial communication conduit, providing feedback from executive sessions and maintaining ongoing dialogue with directors on key issues, and represents the independent director perspective to balance power dynamics and ensure independent viewpoints are integrated into governance and decision-making.
Role of the Co-Executive Chairs
Mr. Fenster and Ms. Jurich, as Co-Executive Chairs, serve as the primary leaders of regular Board meetings and act as a key interface between management and the Board. Their responsibilities include providing essential review and support to the CEO and management team, facilitating productive dialogue between independent directors and management, participating in the annual performance evaluation of the CEO, ensuring effective governance, and maintaining open communication channels across leadership structures to align Board objectives with executive implementation.
Role of the Chief Executive Officer
The Chief Executive Officer, who also serves as a director, is responsible for establishing the Company's strategic direction and driving value creation. This involves setting meaningful and measurable operational and financial goals, building and guiding a high-performing leadership team, establishing a strong performance management culture, providing regular operational status updates to the Board, serving as a strong advocate for the Company's culture, both internally and externally, reviewing organizational structure and development needs, and anticipating and mitigating potential risks, ensuring their identification, minimization, and proper management.
Board Committees
The Board has established three standing committees, comprised entirely of independent directors. These committees are delegated substantial responsibility and report their activities and actions to the full Board. The Board believes that these independent committees are essential to its effective leadership structure.
Board Meetings and Committees

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During our fiscal year ended December 31, 2024, our Board held nine meetings (including regularly scheduled and special meetings). During fiscal year 2024, each of our directors attended at least 75% of the meetings of the Board and committees on which he or she served as a member.
Although we do not have a formal policy regarding attendance by members of our Board at annual meetings of stockholders, we strongly encourage our directors to attend. All then-serving members of our Board attended our 2024 annual meeting of stockholders.
Our Board has established an Audit Committee, a Compensation Committee, and a Nominating, Governance, and Sustainability Committee. The composition and responsibilities of each of these three committees is described below. Members will serve on these committees until their resignation or until as otherwise determined by our Board.
Our Audit Committee currently consists of Messrs. Trinta and Dach and Ms. Lontoh, with Mr. Trinta serving as the chair. Each member of our Audit Committee meets the requirements for independence and financial literacy for Audit Committee members under the Nasdaq listing standards and SEC rules and regulations. In addition, our Board has determined that Mr. Trinta is an Audit Committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Exchange Act. Our Audit Committee is responsible for, among other things:
•selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•helping to ensure the independence and performance of the independent registered public accounting firm;
•discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and year-end results of operations;
•developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•evaluating the performance of our internal audit function, including reviewing internal audit plans and resources and periodically meeting with the internal audit function leader to review the adequacy and effectiveness of the Company's internal controls;
•reviewing our policies on risk assessment and risk management pertaining to the financial, accounting, tax, cybersecurity, artificial intelligence, and information technology matters of the Company;
•reviewing and discussing with management, and assisting the Board in the oversight and assessment of, the risks from material cybersecurity threats and significant concerns related to security and privacy;
•reviewing and overseeing related party transactions and developing policies and procedures for the Audit Committee’s review, approval and/or ratification of such transactions; and
•approving or, as required, pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.
Our Audit Committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the Nasdaq listing standards. A copy of the charter of our Audit Committee is available on our investors relations website at https://investors.sunrun.com on the “Governance Documents” page under the “Leadership & Governance” section. During our fiscal year ended December 31, 2024, our Audit Committee held five meetings.

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Our Compensation Committee currently consists of Mses. August-deWilde and Lontoh and Mr. Ferber, with Ms. August-deWilde serving as the chair.
Each member of our Compensation Committee meets the requirements for independence for Compensation Committee members under the Nasdaq listing standards and SEC rules and regulations, including Rule 10C-1 under the Exchange Act. Each member of our Compensation Committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code (the “Code”). Our Compensation Committee is responsible for, among other things:
•reviewing, approving and determining, or making recommendations to our Board regarding, the compensation of our executive officers;
•administering our equity compensation plans;
•reviewing, approving and making recommendations to our Board regarding incentive compensation and equity compensation plans;
•evaluating director compensation and making recommendations to our Board regarding the compensation of our directors; and
•establishing and reviewing general policies relating to compensation and benefits of our employees.
Our Compensation Committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the Nasdaq listing standards. A copy of the charter of our Compensation Committee is available on our investors relations website at https://investors.sunrun.com on the “Governance Documents” page under the “Leadership & Governance” section. During our fiscal year ended December 31, 2024, our Compensation Committee held eight meetings.
Compensation Committee Interlocks and Insider Participation
During the last fiscal year, Mses. August-deWilde and Lontoh and Mr. Ferber served as members of our Compensation Committee. None of the members of our Compensation Committee was an officer or employee of the Company at the time of his or her service on the Compensation Committee or prior to such service. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or Compensation Committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our Board or Compensation Committee.
Our Nominating, Governance, and Sustainability Committee consists of Ms. August-deWilde and Messrs. Ferber and Dach, with Mr. Dach serving as the chair.
Each member of our Nominating, Governance, and Sustainability Committee meets the requirements for independence under the Nasdaq listing standards and SEC rules and regulations. Our Nominating, Governance, and Sustainability Committee is responsible for, among other things:
•identifying, evaluating and selecting, or making recommendations to our Board regarding, nominees for election to our Board and its committees;
•evaluating the performance of our Board and of our individual directors;
•considering and making recommendations to our Board regarding the composition of our Board and its committees;

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•reviewing developments in corporate governance practices;
•evaluating the adequacy of our corporate governance practices and reporting;
•developing and making recommendations to our Board regarding corporate governance guidelines and matters; and
•reviewing our strategies, policies and communications regarding sustainability and responsible business practices including updates received from the Company’s management committee responsible for such matters.
Our Nominating, Governance, and Sustainability Committee operates under a written charter that satisfies the applicable Nasdaq listing standards. A copy of the charter of our Nominating, Governance, and Sustainability Committee is available on our website at www.sunrun.com on the “Governance Documents” page under the “Investor Relations – Leadership & Governance” section. During our fiscal year ended December 31, 2024, our Nominating, Governance, and Sustainability Committee held three meetings.
Board Composition, Skills, Attributes, and Experience
Our Board's composition, skills, attributes, and experience are critical in maintaining effective corporate governance and providing highly effective, well-rounded leadership.
The skills, attributes, and experience matrix below summarizes some of the key qualifications, experiences, attributes, and skills that each of our directors brings to the Board to enable effective oversight and performance. This matrix is intended to provide a summary of each of their qualifications and is not a complete list of each director's strengths or contributions or strengths to the Board. Additional details on the qualifications, experiences, attributes, and skills of each member of our Board are set forth in their biographies above.

Mary Powell	Edward Fenster	Lynn Jurich	Katherine August De-Wilde	Leslie Dach	Alan Ferber	Sonita Lontoh	John Trinta
Senior Leadership	✓	✓	✓	✓	✓	✓	✓	✓
Innovation/Technology/ Engineering	✓	✓	✓		✓	✓	✓	✓
Sales/Marketing/Brand Management Experience	✓	✓	✓	✓	✓	✓	✓	✓
Human Capital Management	✓	✓	✓	✓	✓	✓	✓	✓
Sustainability Energy/Utility	✓	✓	✓	✓	✓	✓	✓	
Business Development/ Strategy	✓	✓	✓	✓	✓	✓	✓	✓
Finance/Capital Markets	✓	✓	✓	✓				✓
Financial Reporting/ Accounting	✓	✓	✓	✓		✓	✓	✓
Risk Management	✓	✓	✓	✓	✓	✓	✓	✓
Cybersecurity/Privacy/ Information Security							✓	
Legal/Regulatory/ Government	✓	✓			✓			
Outside Public Company Board	✓			✓			✓

Our Board currently consists of eight directors —four female and four male, with one director identifying as Asian and seven identifying as White.

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Our Nominating, Governance, and Sustainability Committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our Nominating, Governance, and Sustainability Committee will consider the following, without limitation:
•the current size and composition of our Board;
•the needs of our Board and the respective committees of our Board;
•issues of character, integrity, and judgment;
•ability to serve as an independent director;
•areas of expertise;
•relevant corporate experience;
•length of board service and prior private and/or public company board experience;
•potential conflicts of interest; and
•and other commitments.
Nominees must also have the ability to offer advice and guidance to our Chief Executive Officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of our Nominating, Governance, and Sustainability Committee to perform all Board and applicable committee responsibilities. Members of our Board are expected to prepare for, attend, and participate in all Board and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our Nominating, Governance, and Sustainability Committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.
Our Board of Directors recognizes the value of diverse perspectives and experiences within its composition, but does not maintain a diversity policy. The Nominating, Governance, and Sustainability Committee is committed to diversity on our Board to ensure the representation of a variety and range of perspectives on our Board and in its director nomination process, considers a broad range of factors to ensure a well-rounded and effective Board.
Director Continuing Education
We provide our members of the Board with continuing education opportunities and presentations developed by both internal and external expert speakers. These opportunities are designed to enhance and expand on the key skills and experiences applicable to serving on public company boards of directors, educate directors about the landscape, relevant issues, and ongoing developments relevant to our industry and keep them apprised of evolving and dynamic topics relevant to their service on our Board, such as cybersecurity, governance trends, artificial intelligence trends, sustainability trends, and updates to applicable regulations and policies. In addition, the Board and its committees engage in deep-dive sessions and/or table-top exercises on various topics presented by management, our external advisors and applicable third-party experts and consultants.
Evaluations of the Board of Directors
Pursuant to our Corporate Governance Guidelines, our Board, the committees of our Board, and each individual director conducts an annual self-assessment of their performance. This process is overseen by the Nominating, Governance, and Sustainability Committee.
The self-evaluation process involves the following:

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•Each director completes a written self-assessment consisting of individual performance questions as a member of the Board and the committees of our Board, and the Board as a whole, and provides feedback on such matters.
•The completed written self-assessments are reviewed by the chair of the Nominating, Governance, and Sustainability Committee.
•Upon completion of the Nominating, Governance, and Sustainability Committee chair's review of the written self-assessments, the chair meets with each director individually as needed to discuss their self-assessment and other feedback, including but not limited to, the Board and its committees effectiveness and composition, organization of meetings, materials and communications, adequacy of internal and external support to the Board and its committees, and any other observations arising from the self-assessment process.
•The results of these self-evaluations and any related recommendations are summarized by the Nominating, Governance, and Sustainability Committee chair.
•The Board reviews and discusses the findings and recommendations resulting from the process.
•Valuable and meaningful feedback is generated as a result of the self-assessment process and it is thoughtfully considered and incorporated by the Company with follow-up items addressed at subsequent Board and/or committee meetings and, as appropriate, Board and/or committee action is taken to address any issues or concerns.
Stockholder Recommendations for Nominations to the Board of Directors
Our Nominating, Governance, and Sustainability Committee will consider candidates for director recommended by stockholders holding at least one percent (1%) of the fully diluted capitalization of the Company continuously for at least twelve (12) months prior to the date of the submission of the recommendation, so long as such recommendations comply with our Restated Certificate and amended and restated bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. Our Nominating, Governance, and Sustainability Committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above.
This process is designed to ensure that our Board includes members with diverse backgrounds, skills and experience, including financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our Chief Legal Officer or our Legal Department in writing. Such nominations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our common stock and a signed letter from the candidate confirming willingness to serve on our Board.
Any nomination must also comply with the requirements set forth in our amended and restated bylaws and should be sent in writing to our Corporate Secretary at Sunrun Inc., 600 California Street, Suite 1800, San Francisco, CA 94108. To be timely for our 2026 annual meeting of stockholders, our Corporate Secretary must receive the nomination no earlier than February 11, 2026 and no later than March 13, 2026. Our Nominating, Governance, and Sustainability Committee has discretion to decide which individuals to recommend for nomination as directors.
The Board values our stockholders’ perspectives, and feedback from our stockholders has been an important consideration for discussions with the Board and its committees throughout the year. In response to investor feedback during the past few years, we have made a number of enhancements to our governance and compensation practices and disclosures.
Communications with the Board of Directors
Stockholders and interested parties wishing to communicate with our Board, including individual members of our Board may do so by writing to our Board or to the particular members of our Board, and mailing the correspondence to our Chief Legal Officer at Sunrun Inc., 600 California Street, Suite 1800, San Francisco, CA 94108. Our Chief Legal Officer, in consultation with appropriate members of our Board as necessary, will review all incoming communications and, if appropriate, such communications will be forwarded to the appropriate member or members of our Board, or if none is specified, to the chairs of our Board.
Sustainability and Impact

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At Sunrun, sustainability is deeply integrated into our business model and culture. We embed responsible practices throughout our operations and transparently report our progress annually in our Sunrun Impact Report. This report aligns with leading standards, including the Global Reporting Initiative and the Task Force on Climate-related Financial Disclosures. Our commitment to responsible business, particularly climate action, is overseen by a senior executive committee and the Nominating, Governance, and Sustainability Committee of our Board.
Corporate Governance
Code of Business Conduct and Ethics
Our Board has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates, and corporate governance policies and standards applicable to us in general. In addition, our Board has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executives and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on the Corporate Governance portion of our website available at https://investors.sunrun.com on the “Governance Documents” page under the “Leadership & Governance” section. We will post any amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same webpage.
Insider Trading Policy
We have adopted an Insider Trading Policy governing the purchase, sale, and/or other dispositions of our securities by directors, officers and employees that is designed to promote compliance with insider trading laws, rules and regulations, as well as procedures designed to further the foregoing purposes. A copy of our insider trading policy was filed as Exhibit 19.1 to our Annual Report on Form 10-K for our fiscal year ended December 31, 2024.
From time to time, we may also engage in transactions in our own securities. We have procedures in place designed to ensure our compliance with applicable laws and regulations relating to insider trading in connection with any such transactions.
Hedging and Pledging Prohibition
Our insider trading policy prohibits our executive officers, directors, employees and consultants from purchasing our securities on margin, borrowing against any account in which our securities are held or pledging our securities as collateral for any purpose. Our insider trading policy also prohibits such individuals from engaging in any hedging transaction with respect to our securities.
Risk Management
Risk Oversight by the Board
Risk is inherent within every business, and we face a number of risks, including strategic, financial, business and operational, political, regulatory, legal and compliance, reputational, and cybersecurity and privacy. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the Company faces, while our Board, as a whole, and assisted by its committees, has responsibility for the oversight of risk management.
Our Board believes that open communication between management and our Board is essential for effective risk management and oversight. At a minimum, our Board meets with our Chief Executive Officer and other members of the management team at quarterly meetings, where they discuss, among other topics, our quarterly enterprise risk assessment and risks facing the Company. Additionally, our full Board reviews strategic and operational risks in the context of reports from the management team, receives reports on significant committee activities and evaluates the risks inherent in significant transactions.
While our Board is ultimately responsible for risk oversight, our Board committees assist our Board in fulfilling its oversight responsibilities in certain areas of risk as outlined in the table below.

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Risk Oversight by the Committees of the Board

Audit Committee	Compensation Committee	Nominating, Governance and Sustainability Committee
Responsible for overseeing our internal audit function; financial, operational, legal, and regulatory risks; cybersecurity, data privacy and technology risks; and our risk assessment and risk management policies, including with respect to cybersecurity risk exposures. Receives reports from management including from our Chief Technology Officer, Chief Accounting Officer, VP of Internal Audit and Chief Legal Officer on such risks at regularly scheduled meetings and as requested by the committee.	Responsible for overseeing risks related to our compensation policies and practices, including as they relate to the workforce generally, risks related to our human capital management function, and risks related to succession planning practices and strategies. Reviews a summary and assessment of compensation risks annually. Receives reports from management including from our Chief Financial Officer on such risks at regularly scheduled meetings and as requested by the committee.	Responsible for overseeing risks associated with stockholder concerns, board governance and composition, and compliance matters relating to emerging sustainability and responsible business practices trends. Receives reports from management including from our Chief Legal Officer on such risks at regularly scheduled meetings and as requested by the committee.

Risk Oversight by Management
Our senior management regularly attends meetings of the Board and its committees and provides the Board and its committees with reports regarding our operations, strategies, objectives, and the risks inherent within them, as well as management action plans to monitor and address risk exposures. Board and committee meetings also provide a forum for directors to discuss issues with, request additional information from, and provide guidance to, senior management. In addition, our directors have direct access to senior management to discuss any matters of interest, including those related to risk.
The Disclosure Committee, which is made up of a cross-functional team of our internal legal and financial reporting teams, regularly reviews Sunrun’s financial and business disclosures, including quarterly and annual reports, before they are filed with the SEC. The Disclosure Committee ensures that Sunrun’s required disclosures regarding its risks are accurate, complete, and timely. Sunrun’s internal legal and financial reporting teams seek input and advice from internal subject matter experts and external advisors in drafting specific disclosures, and such input and advice is communicated to the Disclosure Committee.
Oversight of Data Privacy and Cybersecurity Risk
Sunrun has implemented a cybersecurity program based on industry-standard frameworks to assess and manage information security and technology risks. The program is led by our Vice President, Information Security, and operates in alignment with our Enterprise Risk Management (ERM) framework, overseen by internal audit and integrated into management and Board-level governance.
The Board has ultimate oversight of cybersecurity and data privacy risks, primarily through the Audit Committee, which receives quarterly updates from the Information Security team and reports regularly to the full Board on key developments and opportunities for improvement.

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Our data security approach involves coordination across all levels of the Company, including executive leadership, management, and employees. Management provides periodic updates to the Audit Committee and at least annually to the full Board. These updates include threat readiness assessments and cybersecurity program scorecards to support effective oversight.
For additional details on our cybersecurity and data privacy risk management, strategy, and governance, see Item 1C (Cybersecurity) in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.
The Board’s Role in Strategy and Succession Planning
The Board also reviews the Company’s succession planning. In that regard, the Chief Executive Officer provides an annual report to the Board recommending and evaluating potential successors, along with a review of any development plans recommended for such individuals. The Board has also established and approved an Emergency Chief Executive Officer Succession Plan to ensure continuity and minimize disruption to the business in the event of the Chief Executive Officer’s unexpected departure. The Chief Executive Officer provides to the Board, on an ongoing basis, her recommendation as to a successor in the event of an unexpected emergency. The Board also reviews succession planning with respect to the Company’s other key executive officers and ensures that directors have substantial opportunities to engage with successor candidates, including emerging leaders. The Board has access to external consultants, as needed.
The Board’s Role in Oversight of Human Capital and Culture
We believe engaged colleagues produce stronger business results and are more likely to build a career with Sunrun. Each year, we conduct an internal engagement survey that provides colleagues with an opportunity to share their opinions and experiences with respect to their role, their team and the Company at large to help the Board and our management identify areas where we can improve employee experience. The survey covers a broad range of topics including development and opportunities, confidence in management, recognition, performance, well-being, compliance, and continuous improvement. In 2024, 9 out of 10 our colleagues participated in the engagement survey, of which greater than 76% responded that they were actively engaged.
Our Board and Chief Executive Officer also play a leading role in overseeing our human capital strategy to attract, retain and develop the highest quality workforce. We do this by providing a differentiated company culture and employee experience, including through our compensation and benefits programming; and through the support of our employees’ career mobility, leadership development, continuous education and upskilling. Our Compensation Committee also reviews our broad-based compensation and benefits programs.
The Board is regularly updated on key talent metrics for the overall workforce, including metrics related to belonging, recruiting and talent development programs. The Board is updated on our human capital development strategy on a quarterly basis. For more information, please see our annual Sunrun Impact Report at investors.sunrun.com, which we expect to update around the date of this proxy statement. The inclusion of any website address in this proxy statement does not incorporate by reference the information on or accessible through the website into this proxy statement.
Director Compensation
Director Compensation Highlights
•Emphasis on equity in the overall compensation mix.
•Equity grants under a fixed-value annual grant policy with one-year vesting.
•A robust stock ownership guideline set at five times the annual cash retainer to support stockholder alignment.
•Stockholder-approved annual director compensation limit.
•No performance awards, perquisites, or special benefits.
•No meeting fees for regularly-scheduled meetings.
Compensation Review Process
Our non-employee directors are compensated for serving on our Board of Directors. We do not pay our employees who serve on our Board any additional compensation for Board membership.

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Our Compensation Committee reviews our non-employee director compensation with the assistance of its compensation consultant, Meridian, that it has determined to be objective and independent. The Compensation Committee reviews such compensation annually, at a minimum, and recommends adjustments as appropriate.
Our Compensation Committee believes, based in part on market data provided by Meridian and reviewed with our Compensation Committee, that a combination of cash and equity-based awards is the most effective and appropriate way to compensate our non-employee directors. As part of its periodic review process, both the cash and equity-based award elements are benchmarked by the Compensation Committee against our peer group to assess the overall market competitiveness of the director pay program and to align our directors’ interests with those of our stockholders.
Director Cash Compensation
We have a non-employee director pay policy pursuant to which our unaffiliated, non-employee directors are eligible to receive equity awards and annual cash compensation for service on our Board and committees of our Board.
In 2024, non-employee directors of the Board and its committees received the following cash compensation for their services:
•$70,000 per year for service as a Board member;
•$35,000 per year for service as the Lead Independent Director;
•$25,000 per year for service as chair of the Audit Committee;
•$20,000 per year for service as chair of the Compensation Committee;
•$17,000 per year for service as chair of the Nominating, Governance, and Sustainability Committee;
•$12,500 per year for service as a non-chairperson member of the Audit Committee;
•$9,000 per year for service as a non-chairperson member of the Compensation Committee; and
•$9,000 per year for services as a non-chairperson member of the Nominating, Governance, and Sustainability Committee.
All cash payments to non-employee directors are paid quarterly and newly hired directors receive a pro-rata cash payment. In addition, in the event that the Board or a committee holds more than six meetings in a given calendar year, each eligible non‐employee director receives a per meeting fee of $1,000 for each subsequent meeting. However, no meeting fees are paid for the first six meetings of the year and the number of Board and committee meetings are not aggregated.
Director Equity Compensation
Under our non-employee director pay policy, each non-employee director who is serving on January 1st of an applicable fiscal year will receive an annual restricted stock unit (“RSU”) award on the next trading day, with the number of shares subject to the RSU award determined based on a specified dollar value and by the average Nasdaq closing price of the Company’s common stock during the thirty trading days prior to the grant date. Newly appointed or elected non-employee directors receive on the date of their initial appointment or election a prorated RSU grant for their first year of service, with the number of shares subject to the RSU award determined in proportion to the length of active service expected to be provided by such non-employee director during his or her first fiscal year of service. These RSU awards vest 100% on January 1st of the year following the date of grant, subject to the non-employee director’s continued service on the Board through the vesting date. Under the amended and restated non-employee director pay policy, in 2024, our non-employee directors were each granted an annual RSU award having a value of $180,000 (or the applicable prorated value), as determined on the applicable date of grant.
Stock Ownership Guidelines for Non-Employee Directors
Our Board adopted stock ownership guidelines for non-employee directors (“SOGs for Non-Employee Directors”) in 2021 to further align their interests with the interests of the Company’s stockholders. Under the SOGs for Non-Employee Directors, our directors are expected to accumulate and hold an amount of qualifying Sunrun equity securities equal to the lesser of the value of five times the annual cash retainer for non-employee directors or a fixed number of shares having a value equal to five times his or her annual retainer on the date of adoption of the guidelines (i.e., July 29, 2021). The only equity awards that count toward the requisite holding requirements of our SOGs are unvested time-based RSUs or

Sunrun Inc. — 2025 Proxy Statement	23

restricted stock directly owned by the director or held in trust, limited partnerships, or similar entities for the benefit of the director or his or her immediate family members. Unearned performance-based equity awards and unexercised options (if awarded) do not count towards the holding requirements.
As of the end of 2024, all of our non-employee directors were in compliance with our SOGs for Non-Employee Directors.
Director Compensation for Fiscal Year 2024
The following table sets forth a summary of the compensation awarded to our non-employee directors during our fiscal year ended December 31, 2024:

Non-Employee Director(1)	Fees Earned or Paid in Cash	Stock Awards(2)	Total
Katherine August-deWilde(3)	$99,000	$231,963	$330,963
Leslie Dach(3)	$99,500	$231,963	$331,463
Alan Ferber(3)	$111,819	$231,963	$343,782
Sonita Lontoh(3)	$91,500	$231,963	$323,463
Gerald Risk(3)(4)	$106,181	$231,963	$338,144
Manjula Talreja(3)(5)	$94,450	$231,963	$326,413
John Trinta(3)	$—	$28,510	$28,510
The following table sets forth a summary of the compensation awarded to our employee directors who were not named executive officers during our fiscal year ended December 31, 2024:

Co-Executive Chair/Employee Director	Salary	Bonus	Stock Awards	Total
Lynn Jurich(6)	$275,000	$—	$—	$275,000
Ed Fenster(7)	$275,000	$—	$—	$275,000

1.During our fiscal year ended December 31, 2024, Ms. Powell was an employee of the Company and did not receive additional compensation for her service as director while she was an employee. See the section titled “Executive Compensation” for additional information about the compensation paid to Ms. Powell.
2.The amounts reported in this column represent the grant date fair value of the stock awards granted to the non-employee directors during 2024 as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 — Stock Compensation (“ASC 718”), which were granted on January 2, 2024. The assumptions used in calculating the grant date fair value of the stock awards reported are set forth in Note 2 of our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2024. The number of RSUs granted is determined based on the closing price of our common stock during the thirty trading days prior to the grant date. Note that the amounts reported in the column reflect the accounting cost for these stock awards, and do not correspond to the actual economic value that may be received by the non-employee directors from the stock awards. While the target value of our annual director stock awards is $180,000, the grant date fair value of the stock awards on the date of grant was $19.46. Mr. Trinta was elected to the Board and Audit Committee in October 2024. As a result, he received a pro-rated Board payment and was granted a pro-rated stock award for his Board and Audit Committee service in 2024. The grant date fair value of the stock award on the date of grant for Mr. Trinta was $14.45.
3.Equity incentive awards outstanding as of December 31, 2024 for each non-employee director were as follows: (i) Ms. August-deWilde held 11,920 shares issuable pursuant to restricted stock units (“RSUs”) which fully vested on January 1, 2025, (ii) Mr. Dach held 11,920 shares issuable pursuant to RSUs which fully vested on January 1, 2025, (iii) Mr. Ferber held 11,920 shares issuable pursuant to RSUs which fully vested on January 1, 2025, (iv) Ms. Lontoh held 11,920 shares issuable pursuant to RSUs which fully vested on January 1, 2025, (v) Mr. Risk held 11,920 shares issuable pursuant to RSUs which fully vested on January 1, 2025 (vi) Ms. Talreja held 11,920 shares issuable pursuant to RSUs which fully vested on January 1, 2025, and (vii) Mr. Trinta held 1,973 shares issuable pursuant to RSUs which fully vested on January 1, 2025.
4.Mr. Risk resigned from the Board effective January 1, 2025.
5.Ms. Talreja resigned from the Board effective April 4, 2025.

Sunrun Inc. — 2025 Proxy Statement	24

6.Equity incentive awards outstanding as of December 31, 2024 for Ms. Jurich were 2,340 shares issuable pursuant to RSUs which will be fully vested on March 6, 2025, 6,367 shares issuable pursuant to RSUs which will be fully vested on March 6, 2026, and 25,084 shares issuable to PSUs which will be fully vested on March 6, 2026 and 901,063 stock options of which 4,059 shares are not yet vested and will be fully vested on March 1, 2025 and 9,224 shares are not yet vested and will be fully vested on March 6, 2026. During our fiscal year ended December 31, 2024, Ms. Jurich was a part-time employee of the Company and did not receive additional compensation for her service as a director while she was an employee.
7.Equity incentive awards outstanding as of December 31, 2024 for Mr. Fenster were 1,463 shares issuable pursuant to RSUs which will be fully vested on March 6, 2025, 15,918 shares issuable pursuant to RSUs which will be fully vested March 6, 2026, and 10,975 shares issuable pursuant to PSUs which will be fully vested on March 1, 2026 and 1,028,859 stock options of which 2,537 shares are not yet vested and will be fully vested on March 6, 2025 and 23,060 shares are not yet vested and will be fully vested on March 6, 2026. During our fiscal year ended December 31, 2024, Mr. Fenster was a part-time employee of the Company and did not receive additional compensation for his service as a director while he was an employee.

Sunrun Inc. — 2025 Proxy Statement	25

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act, our stockholders are entitled to vote to approve, on an advisory basis, the compensation of our named executive officers (“NEOs”) as disclosed in this proxy statement in accordance with SEC rules.
This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific NEO, but rather the overall compensation of all of our NEOs and the philosophy, policies and practices described in this proxy statement. The compensation of our NEOs is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in these disclosures, we believe that our compensation policies and decisions are designed to enable us to attract and retain top executive talent; lead us successfully in a competitive market; based on principles that reflect a “pay-for-performance” philosophy; and strongly align with our stockholders’ interests. Furthermore, we have made significant progress in aligning our executive compensation program with market best practices.
Accordingly, our Board is asking our stockholders to indicate their support for the compensation of our NEOs, as described in this proxy statement, by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the stockholders of Sunrun Inc. (the “Company”) approve, on an advisory basis, the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, narrative disclosures, and other related disclosure.”

Vote Required
Advisory approval of this Proposal No. 2 requires the vote of the holders of a majority of the shares present virtually or by proxy at the Annual Meeting and entitled to vote thereon.
Because the vote is advisory, it is not binding on us, our Compensation Committee nor our Board. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and our Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements. Unless the Board modifies its policy on the frequency of future Say-on-Pay advisory votes, the next Say-on-Pay advisory vote will be held at the 2026 annual meeting of stockholders.

Sunrun Inc. — 2025 Proxy Statement	26

Compensation Discussion and Analysis
The Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program during 2024 for the executive officers listed below. We refer to the executive officers collectively in this Compensation Discussion and Analysis and the accompanying compensation tables, as our named executive officers (“NEOs”).

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Highlights of Key 2024 Compensation-Related Decisions
In 2024, we implemented several changes to our compensation structure aimed at continuing to align executive compensation with stockholder interests, responding to stockholder perspectives, and bolstering our commitment to performance-driven rewards as shown in the table below.
Executive Compensation Philosophy and Objectives
Our compensation philosophy is rooted in feedback from our stockholders and is intended to attract and reward talented individuals who possess the skills necessary to expand our business and assist in the achievement of our other strategic goals and thereby create long-term value for our stockholders. Key elements of our compensation philosophy include the following:
•Emphasis on Performance-Based At-Risk Compensation: To rigorously align executive compensation with stockholder interests and drive sustained value creation, we prioritize compensation that is performance-based and/or at-risk compensation. In 2024, 89% of our CEO’s target total compensation and 88% of all other NEOs’ target total compensation was structured as performance-based and/or at-risk cash and long-term equity incentives, with more than 50% of their target total compensation being performance-based. This significant emphasis on at-risk and performance-based pay ensures our executives remain strategically focused, directing their decisions, resources, and commitment toward enterprise imperatives that drive the Company’s success. The Compensation Committee establishes performance-based incentives with performance targets directly linked to the execution of our business strategy, ensuring that executive rewards are contingent upon achieving measurable and strategic goals.

Sunrun Inc. — 2025 Proxy Statement	28

CEO 2024 Target Total Direct Compensation

Portion of at-risk pay
Portion of performance-based pay
40% PSUs
32% RSUs
11% Base Salary
17% Bonus
CEO At-Risk Pay is 89%

All Other NEOs 2024 Target Total Direct Compensation

Portion of at-risk pay
Portion of performance-based pay
43% PSUs
35% RSUs
12% Base Salary
10% Bonus
All Other NEOs' At-Risk Pay is 88%

Data in the charts above includes target total direct compensation (base salary, target bonus, intended RSU grant, and PSU grant at target) for our NEOs. All other NEO data represents averages for each component.
•Realized Pay Aligned with Performance: Our executive compensation program is designed to align pay with actual performance, ensuring a direct correlation between results and realized compensation for our NEOs. Given the significant portion of performance-based and/or “at-risk” long-term equity, the values reported in the Summary Compensation Table may differ substantially from the estimated realizable value ultimately received by our executives.

CEO Compensation Alignment with Market Performance 2022-2024 Annual Target Equity vs Realized Equity

20
15
10
5
0
$18.7M
$4.6M
Total Target Equity Compensation (SCT Fair Value)
Realized Equity Compensation (Option Exercises and Stock Vested Table)

In the graph above, Total Target Equity Compensation reflects the total grant date fair value of equity awards granted 2022 to 2024 and includes stock options, restricted stock units and performance-based stock units, but excludes the grant date fair value of the Stockholder Vision Alignment Grant, a one-time award that we do not consider as part of Ms. Powell’s ongoing annual target equity.
In the graph above, Realized Equity Compensation reflects the value realized at vesting for restricted stock units, and performance-based stock units. The value realized on vesting is calculated by multiplying the number of shares of common stock by the fair market value of the underlying shares on the applicable vesting date. The performance-based stock units vested at 100% of target.

Sunrun Inc. — 2025 Proxy Statement	29

The realized equity compensation for Ms. Powell for fiscal years 2022 through 2024 reflects a realization of approximately 25% of the target value. This outcome underscores the 'at-risk' nature of a significant portion of her compensation, demonstrating a direct correlation between compensation opportunities and company performance. This correlation serves to align our CEO’s interests with those of our stockholders, as her financial outcomes are directly contingent upon the creation of stockholder value. The substantial variance between targeted and realized compensation exemplifies the performance-based design of our executive compensation program, reinforcing our commitment to align a substantial portion of pay to long-term Company performance and reinforces pay-for-performance alignment. The total target equity compensation excludes all one-time awards.
•Committing to Equity Grants Only within Our Annual Equity Incentive Program: Stockholder feedback was clear that while investors appreciate the design and incentives of our Stockholder Vision Alignment PSUs granted in 2023, they prefer that all equity grants be made exclusively within our annual equity incentive program. In response, our Compensation Committee has committed not to grant any special or one-time equity awards to Sunrun’s NEOs outside of this program—except for new hires or promotions—through the end of the Stockholder Vision Alignment PSUs’ performance period, which runs through fiscal year 2026.
•Flexible and Fair: Our compensation structure is intended to provide fair rewards for each of our executive’s contributions to the Company's performance and creation of long-term stockholder value. We seek to provide target total direct compensation (which includes the components of base salary, annual bonus incentive, and equity grants) that is market competitive, and to provide parity and consistency in the compensation provided to our executives while at the same time retaining the flexibility needed to recruit and retain executive talent and adhere to our budgets.
•Ownership Focus: We believe our executives should have a significant share in the ownership of Sunrun, which best aligns the interests of our executives with our stockholders and ensures appropriate incentives are in place to promote a focus on our long-term strategic and financial goals. As a result, equity compensation represents a larger portion of total target compensation for our executives than their target cash compensation. The Compensation Committee adopted stock ownership guidelines (“SOGs”) to further align the interests of the Company’s executives with the interests of the Company’s stockholders. Under the SOGs, our executives are expected to accumulate and hold a minimum number of shares of the Company’s common stock.

Sunrun Inc. — 2025 Proxy Statement	30

What we do:

Pay for Performance

We link pay to performance by heavily weighting our executive compensation to at-risk pay, which includes granting a majority of our executives pay in the form of performance-based awards and is further demonstrated by the correlation between recent declines in stock price and realizable equity compensation for our NEOs.

Thoughtful Peer Group & Market Analysis

Our Compensation Committee reviews external market data when making compensation decisions, and annually reviews our peer group with its independent compensation consultant. Market data is one of multiple reference points our Compensation Committee considers when making pay decisions.

Thorough Compensation Risk Assessment

Our Compensation Committee and internal audit team assess our compensation programs to promote prudent risk management.

Compensation Committee Independence & Experience

Our Compensation Committee is comprised solely of independent directors who have extensive relevant experience.

Independent Compensation Consultant

Our Compensation Committee selects and engages its own independent advisors.

Robust Clawback Policy

Our policy on the recovery of incentive compensation allows us to recover certain cash or equity-based incentive compensation payments or awards, including time-based equity awards, made or granted to senior leaders, including Senior Vice Presidents and executive officers subject to the reporting requirements of Section 16 of the Exchange Act in the event of the need for us to prepare a material financial restatement or material restatement of certain operational results.

What we do not do:

No Single-Trigger Equity Vesting Acceleration

We do not provide for single-trigger equity vesting acceleration upon a change in control.

No Hedging or Pledging in Company Securities

Executives, directors, and all employees are prohibited from engaging in any hedging or pledging transaction with respect to company equity securities.

No Guaranteed Cash Bonuses

We do not provide guaranteed minimum annual bonuses.

No Discounted Options/Stock Appreciation Rights ("SARs")

We do not provide discounted stock options or SARs.

No 280G Tax Gross-Ups

We do not provide tax gross-ups for "excess parachute payments."

No Supplemental Defined Benefit Pension Plans

NEOs participate in the same retirement plans as all other employees.

No One-Time Awards

We do not make any special or one-time awards to our NEOs outside of our ongoing annual equity incentive program, with limited exceptions for new hires or promotions and outside of our Stockholder Vision Alignment PSU.

No Multi-Year Guaranteed Salary Increases or Equity Awards

We do not guarantee multi-year salary increases or equity awards.

Sunrun Inc. — 2025 Proxy Statement	31

Consideration of Say-on-Pay Vote and Stockholder Feedback
The Compensation Committee considers stockholder feedback and the results of the annual advisory “say-on-pay” vote when designing our executive compensation programs. At our 2024 annual meeting of stockholders, our “say-on-pay” proposal received a vote of 43.1% cast in support. Recognizing the significance of this result, we conducted an expanded and rigorous stockholder engagement campaign meeting with over 200 stockholders, and over a dozen of those engagements were specifically about our compensation practices. In 2024, our Investor Relations team and members of our executive and management teams, and our lead independent director as applicable, engaged in discussions with 70% of our top 50 stockholders, representing greater than 60% of our total shares outstanding. In direct response to this engagement, the Compensation Committee has committed to the following enhancements to our executive compensation program as shown in the table below:

What We Heard	Feedback	What We Changed for FY2024 and Beyond
Performance-Based Awards	Stockholders requested that performance-based equity awards have robust performance goals and performance metrics to incentivize stockholder value creation, stock price appreciation and Cash Generation.	We granted PSUs in 2024 with robust performance goals based on relative total shareholder return ("TSR") and Cash Generation, which align with our stockholder priorities.
No One-Time Awards	Stockholders dislike the use of special or one-time awards to Sunrun's NEOs.	We did not grant any special or one-time awards to our NEOs outside of our annual equity incentive program.
Multi-year Performance Periods	All performance-based awards should have multi-year performance periods.	Beginning with the 2025 equity cycle, all performance-based awards will have at least a three-year performance period.
NEO Award Mix	A majority of NEOs' equity awards should be performance-based.	We increased the ratio of performance-based compensation to comprise more than 50% of the total equity awarded annually to our NEOs with PSUs representing at least 55% of our NEOs' total equity compensation in 2024.
Bonus Plan Descriptions	The description of our Annual Bonus Incentive Plan ("AIP") should include all targets and achievements, including metrics such as NPS and DART rate.	We have disclosed all our targets for the 2024 AIP, including metrics such as NPS and DART rate, as well as the level of achievement against such targets.
Independent Director Participation	The stockholder engagement process should include the participation by the lead independent director.	Our lead independent director will meet with stockholders holding over 1% of Sunrun stock upon request.
Strong Corporate Governance	Stockholders requested to continue seeing the Company align with corporate governance best practices.	We amended our clawback policy to apply to all time-based vesting awards as well as performance-based awards.

In addition, we have committed to the following changes for the 2025 equity compensation cycle:
•The 2025 annual bonus incentive plan (“AIP”) will incorporate a Cash Generation threshold designed to function as a 'circuit breaker' for a significant portion of the bonus opportunity for our NEOs. Specifically, no bonus payout related to the Adjusted NSV performance metric (representing 60% of the total target bonus opportunity for NEOs) will be made unless a predetermined minimum Cash Generation threshold is achieved. If this minimum Cash Generation threshold is met, payouts will then be determined based on the performance against all AIP metrics. This design aligns with investor-valued performance measures, introduces accountability to avoid payouts in low or negative Cash Generation scenarios, reinforces our commitment to Cash Generation as a key indicator of financial health, and strengthens investor confidence by linking executive incentives to sustainable, stockholder-focused outcomes; and

Sunrun Inc. — 2025 Proxy Statement	32

•A three-year performance period for all performance-based equity awards for 2025 and beyond.
Further, in connection to feedback from our stockholders regarding dilution from our 2025 Equity Incentive Plan, we amended our plan, subject to stockholder approval at the annual meeting, to reflect compensation governance best practices and better manage our dilution, including:
•Robust clawback policy that applies to all time-base vesting awards and performance-based awards;
•Removing the evergreen feature in our proposed amended and restated equity incentive plan;
•Prohibiting option repricing without stockholder approval; and
•Eliminating liberal share counting or recycling.
Please see Proposal 4 for more information regarding the amendments we made to our 2025 Equity Incentive Plan.
Elements of Our 2024 Executive Compensation Program
The key elements of our executive compensation program include base salary, annual bonus incentive awards, performance-based equity awards, time-based equity awards and health, welfare, and retirement programs. Except with respect to annual bonus incentive plan awards, which typically are expressed as a predetermined percentage of each NEO’s base salary, we do not use specific formulas or weightings in determining the allocation of the various pay elements.
Base Salary
To ensure a competitive compensation program, we provide our NEOs with base salaries that offer a stable level of fixed compensation for their daily responsibilities. In March 2024, the Compensation Committee, having reviewed a compensation analysis by Meridian and considered other factors detailed in the 'Compensation Setting Process' section, including our Chief Executive Officer’s recommendations for all NEOs except herself, established the 2024 salaries. These adjustments reflected specific circumstances: Mr. Dickson’s salary increase was in recognition of his promotion to President alongside his continuing role as Chief Revenue Officer, additional responsibilities and duties associated with his new and continued roles, and market competitiveness considerations, and Ms. Steele’s base salary was increased to better align with prevailing market levels for her position as well as her continued performance in the role.

Executive	2024 Base Salary	% Increase (or Decrease) from December 31, 2023
Mary Powell	$850,000	—%
Paul Dickson	$600,000	25%
Danny Abajian	$480,000	—%
Jeanna Steele	$475,000	6%
2024 Annual Bonus Incentive Plan
Changes from 2023 Annual Bonus Incentive Plan

Based on feedback from our stockholders and the Compensation Committee, in 2024, we made the following changes to our AIP as outlined in the table below.

Sunrun Inc. — 2025 Proxy Statement	33

2024 Annual Bonus Incentive Plan Awards
Our NEOs are eligible to participate in our 2024 annual bonus incentive plan which is available to key employees that is intended to drive and reward achievement of our short-term performance goals. The 2024 target annual bonus opportunity for each of our NEOs was set as a percentage of his or her then-current base salary, as provided in the table below. The AIP provided the opportunity for our NEOs to earn up to 150% of their stated target bonus, provided the Company delivered performance that met or exceeded maximum performance goals. Mr. Dickson’s bonus percentage increase was in recognition of his promotion to President alongside his continuing role as Chief Revenue Officer, additional responsibilities and duties associated with his new and continued roles, and market competitiveness considerations. Conversely, no annual bonus incentive award would have been paid unless Company performance met or exceeded threshold performance goals.

Executive	2024 Target Bonus	% Base Salary	% Increase (or Decrease) from December 31, 2023
Mary Powell	$1,275,000	150%	—%
Paul Dickson	$600,000	100%	17.6%
Danny Abajian	$408,000	85%	—%
Jeanna Steele	$356,250	75%	—%
2024 Annual Bonus Incentive Plan Metrics and Performance
The performance goals for our AIP are set each year by our Compensation Committee. The Compensation Committee establishes performance goals for the annual bonus plan with the intent of aligning executive compensation with the Company's strategic objectives and rewarding the creation of stockholder value. In setting these goals, the Committee considers a range of factors, including the Company's annual operating plan, historical performance, industry benchmarks, and overall economic conditions. The goals are structured with threshold, target, and maximum performance levels to create a clear framework for payouts that appropriately reflects varying levels of achievement. For 2024, the Compensation Committee selected five key performance criteria to balance value generation and customer experience-related goals:
Adjusted Net Subscriber Value: This metric provides correlation with overall cost reductions and/or revenue increases as well as Cash Generation. Net Subscriber Value is an accrual based view of the expected proceeds we will raise per

Sunrun Inc. — 2025 Proxy Statement	34

asset less the in period creation costs of those assets. This metric uses a floating interest rate which more accurately captures expected financing proceeds we will receive, but still relies on the creation costs that are GAAP derived.
Solar Energy Capacity Installed: represents the aggregate megawatt production capacity of Sunrun solar energy systems that were recognized as Deployments in the period.
Storage Capacity Installed: represents the aggregate megawatt hour capacity of storage systems that were recognized as Deployments in the period.
New Customer Net Promoter Score: Customer experience survey for new Sunrun customers.
Safety: Days Away, Restricted, or Transferred (“DART”) rate, an Occupational Safety and Health Administration calculation based on the number of recordable workplace injuries or illnesses that result in time away from work, restricted job roles/tasks, or permanent transfer to a new position.
The Committee is committed to ensuring that bonus payouts are appropriately aligned with Company performance. To achieve this, the threshold, target, and maximum performance levels are set to correspond with specific levels of funding, as follows:
Achievement at the threshold level results in a base level of funding, designed to reward achievement of minimally acceptable performance.
Achievement at the target level results in funding at the target payout level, reflecting the intended compensation for achieving the Company's planned performance.
Achievement at the maximum level results in funding at the maximum payout level, rewarding exceptional performance that surpasses the Company's planned objectives.
This structure ensures that bonus payouts are directly linked to the degree to which the Company achieves its pre-established performance goals, reinforcing the pay-for-performance philosophy.
The threshold, target, and maximum achievement levels for the Adjusted Net Subscriber Value, Storage Capacity Installed, Solar Energy Capacity Installed, Storage Capacity Installed, New Customer Net Promoter Score, and Safety DART Rate goals, their respective weightings, and our actual performance against these goals is summarized below.
(1) A lower DART rate reflects better safety performance.
Despite macroeconomic headwinds and net metering challenges in California, our margin-focused growth strategy enabled us to achieve our third consecutive quarter of Cash Generation, strengthen our financial position, and reach 114.6% bonus achievement. In 2024, we also significantly increased storage capacity, hit record subscriber value numbers, and reduced debt.
As a result of our level of achievement against the performance goal targets, the Compensation Committee approved a bonus payout to each NEO based solely on performance attainment versus each of the five performance target goals.

Sunrun Inc. — 2025 Proxy Statement	35

While the Compensation Committee retained discretion to modify the bonus amount for any participant based on such participant’s individual performance, the Compensation Committee chose to not modify any NEO’s bonus award for 2024 performance.
The AIP bonus awards paid to each of our NEOs for 2024 performance were approved in February 2025 are set forth below.

Executive	Actual Bonus Value
Mary Powell	$1,461,150
Paul Dickson	$687,600
Danny Abajian	$467,568
Jeanna Steele	$408,263

Equity Awards
In 2024, each of our NEOs was granted equity-based awards in the form of PSUs and RSUs. The size of these awards was not determined based on a specific formula, but rather through the exercise of the Compensation Committee’s judgment after considering the following factors:
•individual performance of each of the NEOs;
•our strategic goals;
•the recommendations of our Chief Executive Officer (except with respect to the CEO’s individual award);
•the appropriate level of compensation for the position given the scope of responsibility and any changes to his or her role;
•the current unvested equity held by such individual and related vesting schedules;
•the impact of dilution to our stockholders;
•the level of each NEO’s total target cash compensation (base salary plus target cash incentive opportunity);
•the perceived retentive value of the proposed awards; and
•stockholder feedback.
Based on the foregoing consideration, the Compensation Committee approved the following equity awards for our NEOs in 2024.
Annual Equity Awards:

Executive	Relative TSR PSU(1)	Cash Generation PSU(1)	RSUs	Target Equity Value(2)
Mary Powell	133,496	133,495	211,900	$5,500,000
Paul Dickson	103,155	103,155	163,741	$4,250,000
Danny Abajian	91,020	91,019	144,477	$3,750,000
Jeanna Steele	54,611	54,611	86,686	$2,250,000
______________________
(1)The Relative TSR PSUs and Cash Generation PSUs assume target achievement of the applicable goal based on probable outcome at the time of grant.. The Company’s PSU awards are further described in the section titled “PSU Awards” below.
(2)The amounts reported represent the target value of the awards as approved by the Compensation Committee in March 2024.

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PSU Awards
The Compensation Committee views PSUs as a key strategic compensation feature to accelerate and drive Company performance by encouraging and incentivizing our NEOs to pursue the achievement of our Company's performance goals and generate stockholder value. The performance metrics corresponding to each PSU were chosen because they are key drivers of our long-term strategy.
The PSUs granted in 2024 were divided into two categories and were subject to equally-weighted performance vesting conditions based on: (1) our achievement of relative total shareholder return and (2) our achievement of Cash Generation.
PSU Awards Granted in 2024
Relative Total Shareholder Return PSUs (“Relative TSR PSUs”)
Consistent with our compensation philosophy and our focus on driving long-term stockholder value, the Relative TSR PSUs granted to our NEOs will vest based on our relative total shareholder return (“Relative TSR”) versus a peer group of companies approved by our Compensation Committee. The Compensation Committee chose Relative TSR as a performance metric because it believes it is an objective and meaningful metric to evaluate our performance against the performance of our industry peers, and it effectively aligns executive compensation with long-term stockholder interests.
We used a scoring process to evaluate current and potential peer companies. Revenue is our primary characteristic used to evaluate a benchmarking peer. Other inputs like industry comparability, market cap, and location are used more often as secondary measures. Our 2024 peer group includes 18 companies, with Sunrun’s revenues positioned at the 56th percentile.
For purposes of our 2024 Relative TSR PSUs, the peer group is as follows:

Shoals Technologies Group Inc (SHLS)	Array Technologies, Inc (ARRY)	EnerSys (ENS)
First Solar, Inc. (FSLR)	Fluence Energy Inc. (FLNC)	Nextera Energy Inc (NEE)
SolarEdge Technologies Inc. (SEDG)	SunPower Corporation (SPWR)	Canadian Solar (CSIQ)
Brookfield Renewable Corp (BEPC)	FTC SOLAR INC (FTCI)	Enphase Energy, Inc. (ENPH)
Generac Holdings, Inc. (GNRC)	TRI COMPOSITES INC (TPIC)
Sunnova Energy International Inc. (NOVA)	Bloom Energy (BE)
Plug Power Inc. (PLUG)	Hannon Armstrong Sustainable Infrastructure Capital, Inc. (HASI)
The 2024 Relative TSR PSUs are eligible to vest based on the level of achievement of Relative TSR during the performance period which runs from January 1, 2024 through December 31, 2026.
Achievement of the threshold, target and maximum performance levels of Relative TSR will result in 50%, 100% and 200% payout percentages, respectively, as set forth in the table below, with linear interpolation upon any achievement between the threshold and target performance levels or target and maximum performance levels. Failure to meet the threshold Achievement Level during the performance period will result in forfeiture of the Relative TSR PSUs.
Under the guidance of our compensation consultant, the Compensation Committee established the Relative TSR percentile rank at target consistent with market practice. Our compensation consultant’s data showed that a target payout at the 50th percentile is used by over 70% of S&P 500 companies and the 50th percentile is also the prevalent goal at target within our peer group.

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Achievement Level	Relative TSR Percent Rank	Payout Percentage
Maximum	≥75th	200%
Target	50th	100%
Threshold	25th	50%
< Threshold	<25th	—%
After the performance period has ended, our Compensation Committee will certify the level of achievement of the Relative TSR goal and then determine the number of shares that are entitled to vest based on such achievement (the date on which such certification occurs, the “TSR Determination Date”), which will equal the product of (1) the target number of shares subject to the Relative TSR PSU award and (2) the payout percentage as determined by the table above (such number referred to herein as the “TSR Certified Shares”). TSR Certified Shares shall vest on the 6th day of the month following the TSR Determination Date. If the NEO terminates without cause prior to the end of the performance period, the shares eligible for vesting will be prorated based on the number of days during the relevant performance period the NEO was employed, with the final performance achievement determined using the actual achievement determined at the end of the performance period.
For purposes of computing Relative TSR and measuring the Relative TSR Percent Rank during the performance period, dividends shall be treated as being reinvested for the purpose of the calculation during the performance period.
Cash Generation PSUs
Consistent with our compensation philosophy and our emphasis on long-term value creation for our stockholders, the Cash Generation PSUs granted to our NEOs will vest based on our multi-year Cash Generation goals against pre-determined goals as approved by our Compensation Committee. The Compensation Committee chose Cash Generation as a performance metric because it believes it provides a clear, objective measure of our financial health and operational efficiency, and prioritizing Cash Generation directly aligns executive compensation with stockholder interests by emphasizing sustainable growth, financial discipline and long-term value creation.
Cash Generation is calculated using the change in our unrestricted cash balance from our consolidated balance sheet, less net proceeds from all recourse debt, and less any primary equity issuances or net proceeds derived from employee stock award activity as presented on the Company’s consolidated statement of cash flows.
The Compensation Committee elected to establish a measurement period that commenced on April 1, 2024 and runs through December 31, 2025. This decision was made for three primary reasons:
1.First, in response to shareholder feedback, the Compensation Committee introduced Cash Generation PSUs in 2024, building upon the Company's relatively new experience with granting annual performance-based equity, which began in 2022. Recognizing the inherent challenges in accurately forecasting Cash Generation, the Compensation Committee elected a shorter performance period for the initial Cash Generation PSU awards to allow for prudent assessment and potential program refinement as the metric evolves.
2.Second, the Compensation Committee approved the Cash Generation PSUs in the second quarter of 2024 and as such, it was logical to begin measuring performance from when the award was in effect, and executives had the opportunity to evaluate performance against the metric. Excluding the atypical quarter also ensures that the performance evaluation focuses on the Cash Generation achieved when the award was active, providing a more accurate assessment of management’s performance in driving Cash Generation.
3.Third, the Company experienced an unusual and significant negative Cash Generation event during the first quarter of 2024 related to the timing of financing transactions and fees associated with a convertible debt refinancing, which was deemed an outlier and not reflective of the ongoing operational performance that the Cash Generation PSUs were intended to incentivize.2 However, the award was consistent with publicly provided guidance for Cash Generation for the 2024 fiscal year.
Excluding the atypical quarter ensures that the performance evaluation focuses on the Cash Generation achieved when the award was active, providing a more accurate assessment of management’s performance in driving Cash
2 See slide 14 of Sunrun’s 2024 Q1 Earnings Presentation as available at investors.sunrun.com for additional information.

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Generation. The Compensation Committee could have used a full two-year period but would have set a lower target, negating the benefits of doing so since the first quarter had passed. However, the award was consistent with publicly provided guidance for Cash Generation for the 2024 fiscal year. Future Cash Generation PSUs beginning in 2025 will have a performance period of three years. Achievement of the threshold, target and maximum performance levels of Cash Generation will result in 50%, 100% and 200% payout percentages, respectively, as set forth in the table below, with linear interpolation upon any achievement between the threshold and target performance levels or target and maximum performance levels. Failure to meet the threshold performance level during the performance period will result in forfeiture of the Cash Generation PSUs.

Performance Achieved	Cash Generation Goal	Payout Percentage
Maximum	$700MM	200%
Target	$500MM	100%
Threshold	$350MM	50%
< Threshold	<$350MM	—%
After the performance period has ended, our Compensation Committee will certify the level of achievement of the Cash Generation goal and then determine the number of shares that are entitled to vest based on such achievement (the date on which such certification occurs, the “Cash Generation Determination Date”), which will equal the product of (1) the target number of shares subject to the Cash Generation PSU award and (2) the payout percentage as determined by the table above (such number referred to herein as the “Cash Generation Certified Shares”). Cash Generation Certified Shares shall vest on the 6th day of the month following the Cash Generation Determination Date. If the NEO terminates without cause prior to the end of the performance period, the shares eligible for vesting will be prorated based on the number of days during the relevant performance period the NEO was employed, with the final performance achievement determined using the actual achievement determined at the end of the performance period.
Outstanding PSU Awards Previously Granted
In addition, we also have three other types of PSUs outstanding that were previously granted to our NEOs in prior years: Stockholder Vision Alignment PSUs (“SVA PSUs”), Total Value Generated PSUs (“TVG PSUs”), and 2023 Relative TSR PSUs. A summary of the key terms and milestones/targets of these PSUs is included in the table below.

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High-Level Summary of Outstanding PSU Awards

Performance Metric	Incentivizes	Grant Date	Grant Timeline	Award Performance Period	Milestone Dates/Targets	Vesting Dates	Performance Period Status	Vesting Schedule	Shares Achieved
PSUs Granted in 2024									
2024 Relative Total Shareholder Return PSU ("TSR PSU")	Stock price appreciation	5/29/2024	Awarded in 2024 annual compensation cycle	FY2024-FY2026	TSR Threshold (50%): 25th Percentile TSR Target (100%): 50th Percentile TSR Max (200%): ≥75th Percentile	March 2027	In Progress	100%	TBD
Cash Generation PSU	Cash Generation	5/29/2024	Awarded in 2024 annual compensation cycle	Q22024-Q42025	Cash Generation Threshold (50%): $350M Cash Generation Target (100%): $500M Cash Generation Max (200%): $700M	March 2026	In Progress	100%	TBD
Other PSUs Outstanding									
2023 Relative Total Shareholder Return PSU ("TSR PSU")	Stock price appreciation	4/10/2023	Awarded in 2024 annual compensation cycle	FY2023-FY2025	TSR Threshold (50%): 25th Percentile TSR Target (100%): 50th Percentile TSR Max (200%): >=75th Percentile	March 2027	In Progress	100%	TBD
Total Value Generated PSU ("TVG PSU")[1][2][3]	Increasing Subscriber Value, reducing creation costs, and growing Subscriber base	Multiple	Granted in 2021 with active performance periods remaining for 2025	FY2023-FY2025	FY 2023: $914,000,000 FY 2024: $1,005,000,000 FY 2025: $1,105,000,000	March 2024 March 2025 March 2026	Completed In Progress Not Started	33% 33% 34%	100% 100% TBD
Stockholder Vision Alignment PSU ("SVA PSU")	Requires both significant stock price appreciation & Cash Generation per diluted share	8/29/2023	Awarded in response to stockholder feedback following 2023 annual meeting	FY2024-FY2026	Threshold (25%): Cash Generation $2.50, Share Price $45 Threshold (100%): Cash Generation $3.50, Share Price $60 Threshold (300%): Cash Generation $6.50, Share Price $100	Q2 2027 Q2 2028	In Progress In Progress	50% 50%	TBD TBD

(1)Mses. Powell and Steele and Mr. Dickson’s TVG PSUs were awarded in 2021. Mr. Abajian’s TVG PSU was granted in 2022 in connection with his promotion to Chief Financial Officer, using the original TVG thresholds from the 2021 TVG PSUs.
(2)The milestone targets for the TVG PSUs listed in the table above were set in 2021 and reflect the definition of TVG (and associated discount rate) applicable at that time.

Sunrun Inc. — 2025 Proxy Statement	40

(3)Mses. Powell and Steele and Mr. Abajian’s TVG PSUs have the vesting schedule represented in the table above. Mr. Dickson’s TVG PSU has a performance period from 2022-2025, with 25% vesting per year based upon achievement of the applicable thresholds.
RSU Awards
The RSU awards granted in 2024 vest over four years, with 25% of the RSUs vesting on the first anniversary of the vesting commencement date and the remaining RSUs vesting in equal quarterly installments thereafter, subject to the applicable NEO’s continued service to us through each vesting date.
2025 Compensation Philosophy
In response to stockholder feedback, in 2024 we enhanced our NEO compensation programs, and these enhancements will continue into 2025. These changes, made in direct response to stockholder feedback, place a heightened emphasis on performance-based compensation tied to long-term value creation.
Our compensation program for 2025 will continue to consist of base salary, annual cash bonus plan, time-based equity awards, performance-based equity awards, health, welfare and retirement programs. This mix of compensation components supports our long-term incentive compensation program objectives by aligning executive and stockholder interests, balancing performance and retention considerations, and optimizing our equity compensation usage.
2025 At-Risk Compensation Elements
Annual Bonus
For 2025, the metrics and their respective weightings used in the AIP will remain consistent with those applied in 2024. These metrics include:
•Adjusted Net Subscriber Value (“Adjusted NSV”)
•Solar Energy Capacity Installed
•Storage Capacity Installed
•Days Away, Restricted, or Transferred (“DART”) rate
•New Customer Net Promoter Score
In addition, the 2025 AIP will incorporate a Cash Generation threshold designed to function as a 'circuit breaker' for a significant portion of the bonus opportunity for our NEOs. Specifically, no bonus payout related to the Adjusted NSV performance metric (representing 60% of the total target bonus opportunity for NEOs) will be made unless a predetermined minimum Cash Generation threshold is achieved. If this minimum Cash Generation threshold is met, payouts will then be determined based on the performance against all AIP metrics. This design aims to:
•Align executive compensation with performance measures valued by investors;
•Introduce accountability by preventing bonus payouts in scenarios of low or negative Cash Generation;
•Reinforce the Company's commitment to Cash Generation as a critical indicator of financial health; and
•Enhance investor confidence by linking executive incentives to sustainable, stockholder-focused outcomes.
Equity Awards
For 2025, over 50% of NEOs' annual equity awards will continue to be granted in the form of PSUs. These PSUs will be equally divided between two performance metrics: (1) Relative Total Shareholder Return (“TSR”) and (2) Cash Generation, consistent with the 2024 structure.
The Company commits to a three-year performance period for all performance-based equity awards granted in 2025 and subsequent years.
Furthermore, to demonstrate continued alignment with stockholder interests, and for the second year in a row, the CEO has requested that her base salary remain unchanged for 2025.
Benefits Programs and Perquisites

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Our employee benefit programs—including our 401(k) plans, 2015 Employee Stock Purchase Plan (“ESPP”), and health and welfare programs, including health savings accounts and flexible spending accounts—are designed to provide competitive benefits to our U.S. full-time employees generally, including our executive officers and their families such as spouses, qualifying domestic partners and children. We adjust our employee benefit programs as needed based upon regular monitoring of applicable laws and practices and the competitive market. Our 401(k) plan provides for employer matching contributions of 100% of the first 1% of compensation and 50% of the next 5% of compensation deferred under the plan. Contributions made by employees in our 401(k) plan are immediately vested while matching contributions made by the Company are 100% vested after two years of service to encourage employee retention.
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program, and generally do not provide perquisites to our executive officers.
Severance and Change in Control Benefits
Post-Employment Compensation
In August 2018, we adopted the Severance Plan, applicable to our executive officers and certain other employees, whose benefits upon a change in control are described below. The Severance Plan provides for severance payments and benefits in the event of a qualifying termination of employment. The Severance Plan was adopted due to the automatic expiration of our predecessor severance benefit plan which occurred in May 2018.
The following benefits are provided under the Severance Plan in connection with any termination without cause or good reason that occurs other than within three months prior to, or 12 months following, a change in control (as defined in the Severance Plan), subject to their execution of a release of claims against the Company:
•12 months of base salary and COBRA premiums (Ms. Powell) or six months of base salary and COBRA premiums (Ms. Steele and Messrs. Abajian and Dickson);
•A pro-rata bonus amount based on the average bonus (and commission as applicable) paid to such individual for the prior two years, or if none, a pro-rata portion of the target bonus in the year of termination; and
•50% equity vesting acceleration for all awards other than the SVA PSUs. For performance-based equity awards, vesting acceleration assumes the performance criteria was met at 100% of the target performance, with 50% of the shares that would have vested at target being accelerated.
•If termination occurs before the end of the performance period, all of the SVA PSUs shall be forfeited.
•If termination occurs after the end of the performance period, all time-based vesting conditions for the SVA PSUs shall be waived and a number of SVA PSUs shall vest equal to 50% of the difference of A minus B, where A is the number of SVA PSUs that met the performance conditions at the end of the performance period and B is the number of SVA PSUs that already vested in full as of the date of termination.
The following benefits are provided under the Severance Plan to Ms. Powell in connection with any termination without cause or for good reason that occurs within three months prior to, or 12 months following, a change in control:
•18 months of base salary and COBRA premiums;
•150% target annual bonus;
•100% equity vesting acceleration for all awards other than the SVA PSUs. The vesting acceleration of any performance-based equity awards assumes the performance criteria was met at 100% of the target performance;
•If termination occurs prior to the end of the performance period, the percent of equity vesting acceleration for the earned SVA PSUs will be determined by the actual stock price received in connection with a change in control and will assume the performance criteria for Cash Generation was met at 100% of the target performance if termination occurs before the end of the performance period;
•If termination occurs after the performance period, 100% of the earned but unvested SVA PSUs will vest based on the actual performance achieved during that period; and
•18 month post-termination option exercise period.
The following benefits are provided under the Severance Plan to Ms. Steele and Messrs. Abajian and Dickson in

Sunrun Inc. — 2025 Proxy Statement	42

connection with any termination without cause or for good reason that occurs within three months prior to, or 12 months following, a change in control, subject to their execution of a release of claims against the Company:
•12 months of base salary and COBRA premiums;
•100% target annual bonus;
•100% equity vesting acceleration for all awards other than the SVA PSUs. The vesting acceleration of any performance-based equity awards assumes the performance criteria was met at 100% of the target performance;
•If termination occurs prior to the end of the performance period, the percent of equity vesting acceleration for the earned SVA PSUs will be determined by the actual stock price received in connection with a change in control and will assume the performance criteria for Cash Generation was met at 100% of the target performance if termination occurs before the end of the performance period;
•If termination occurs after the performance period, 100% of the earned but unvested SVA PSUs will vest if termination occurs after the end of the performance period; and
•12 month post-termination option exercise period.
The Severance Plan benefits were approved by the Compensation Committee after considering the level of benefits provided under the predecessor severance plan and reviewing competitive market data for our peer group. The Compensation Committee determined that these benefits were both competitively reasonable and necessary to recruit and retain key executives, and avoid protracted negotiations with individual executives. Enhanced severance benefits are provided for a qualifying termination that occurs in connection with a change in control because the severance benefits are also intended to eliminate, or at least reduce, the reluctance of our executive officers to diligently consider and pursue potential change in control transactions that may be in the best interests of our stockholders. Further, these benefits are conditioned on a release of claims, which helps to mitigate potential employer liability and helps to avoid future disputes or litigation.
Consistent with the practice of many of our peers and to help our partners and their families through challenging life events, the following change in control benefits apply to any equity award granted to our executives on or after May 29, 2024:
•Increased Acceleration Coverage in the Event of a Disability: 100% acceleration of unvested RSUs and PSUs at target performance in the case of a Disability.
•Unified Provisions under Plan Providing Acceleration Coverage in the Event of Death: the treatment for death will be an acceleration event into the Key Employee Change in Control and Severance Plan Participation Agreement, which will provide 100% acceleration for RSUs, and acceleration at the Participant’s target performance for PSUs.
Other Compensation Policies
Equity Awards Grant Policy
The Compensation Committee has adopted a policy governing equity awards that are granted to our executive officers, employees and members of our Board. This policy provides that all equity awards will be granted either by our Board, Compensation Committee, or a subcommittee of the Compensation Committee, at a meeting or by unanimous written consent, subject to equity award guidelines adopted by our Board. The exercise price of all stock options and stock appreciation rights must be equal to or greater than the closing trading price of our common stock on the date of grant.
Compensation Policies and Practices as They Relate to Risk Management
The Compensation Committee has reviewed our executive and employee compensation programs and does not believe that our compensation policies and practices encourage undue or inappropriate risk taking or create risks that are reasonably likely to have a material adverse effect on us. The reasons for the Compensation Committee’s determination include the following:
•The fixed (or base salary) component of our executive and employee compensation programs is designed to provide income independent of our stock price performance so that employees will not focus exclusively on stock price performance to the detriment of other important business metrics.

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•The AIP provides for a maximum payout of 150% of the target bonus, with predetermined performance goals and metrics established and approved by the Compensation Committee.
•A significant portion of the compensation paid to our executive officers and the members of our Board is in the form of equity with time-based or performance-based vesting. The time-based equity component of our compensation program is intended to discourage employees from taking actions that focus only on our short-term success and helps align our employees with our stockholders and on our long-term performance. Our employee equity-based awards have time-based vesting, generally over a period of four years.
•We utilize performance-based equity awards to incentivize and reward senior leaders for driving achievement of Company performance goals. These performance-based equity awards vest upon the attainment of specified goals during a set period of time and subject to the Compensation Committee’s approval.
•We maintain internal controls over the measurement and calculation of material financial information, which are designed to prevent this information from being manipulated by any employee, including our executive officers.
•We do not impose caps on cash incentive awards in our sales incentive plans, allowing our sales teams to remain highly motivated to meet and exceed their goals. However, we have strong internal controls in place to ensure that awards are granted only to sales teams that uphold the highest standards of integrity. We believe these controls help safeguard against potential misconduct and reinforce our commitment to ethical business practices.
•Our employees are required to comply with our code of business conduct and ethics, which covers, among other things, accuracy in financial and business records keeping. Further, our sales teams are also subject to a specific sales code of conduct which we believe enforces customer-centered behaviors including compliance with all consumer protection laws and fosters a culture of absolute integrity in our employees. The vesting of an employee’s equity awards is conditioned upon his or her compliance with his or her agreements with us, including, but not limited to, these codes of conduct.
•Our securities trading policies prohibit hedging and pledging transactions to align the interests of our executive officers, employees, non-employee directors and consultants with those of our stockholders, ensuring our executive officers remain engaged in the Company’s long-term performance.

Compensation Governance
Clawback Policy
Our Compensation Committee maintains a robust policy for recoupment of incentive compensation (our “Clawback Policy”), which was last amended and restated in April 2025. The Amended and Restated Clawback Policy provides for the repayment of any incentive compensation, including time-based equity awards paid to our current or former senior leaders, including Senior Vice Presidents and executive officers (“covered officers”), where the payments were granted, earned or vested in whole or in part on the attainment of a financial reporting measure or operational performance measure that (i) the Company is being required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under applicable securities laws, regardless of whether or not the covered officer’s misconduct contributed to such accounting restatement, or (ii) the Company’s restatement of operational results due to a material error and it is determined that the covered officer’s misconduct contributed to such operational results error.
Executive Stock Ownership Guidelines (“Executive SOGs”)
The Compensation Committee maintains Executive SOGs to further align the interests of the Company’s executive officers with the interests of our stockholders. Under the Executive SOGs, our executives are expected to accumulate and hold a minimum number of shares of our common stock. Our Executive SOGs provide that:
•Our Chief Executive Officer is expected to accumulate and hold throughout his or her service as Chief Executive Officer, an amount of our qualifying equity securities equal to the lesser of (i) the value of five times her annual base salary, or (ii) a fixed number of shares having a value equal to five times her annual base salary on July 29, 2021, the date of adoption of the guidelines; and

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•Each other executive officer is expected to accumulate and hold an amount of our qualifying equity securities equal to the lesser of (i) three times his or her annual base salary, or (ii) a fixed number of shares having a value equal to three times his or her annual base salary on the date of adoption of the guidelines.
•The only equity awards that count toward the requisite holding requirements of our SOGs are unvested time-based RSUs or restricted stock directly owned by an executive officer or held in trust, limited partnerships, or similar entities for the benefit of such executive officer or his or her immediate family members; unearned performance-based equity awards and unexercised options do not count towards the holding requirements.
As of the end of 2024, all of our executive officers were in compliance with our Executive SOGs.
Compensation Setting Process
Pursuant to its charter and in accordance with applicable Nasdaq listing standards, our Compensation Committee is responsible for reviewing, evaluating and approving the compensation arrangements of our NEOs and for establishing and maintaining our executive compensation policies and practices. Our Compensation Committee seeks input and receives recommendations from its independent compensation consultant as well as members of our executive management team when discussing the performance and compensation of other executive officers, and in determining the financial and accounting implications of our compensation programs and hiring decisions. The Compensation Committee is authorized to engage its own independent advisors to provide advice on matters related to executive compensation and general compensation programs, and for 2024, worked with Meridian as its independent compensation consultant. For additional information on the Compensation Committee, see “Committees of the Board of Directors – Compensation Committee” in this proxy statement.
In 2024, our Compensation Committee reviewed and assessed our compensation philosophy, which is intended to promote Sunrun’s core values and our stockholders’ key priorities. Following this review, they agreed that market data with respect to base salary, target bonus opportunities and annual long-term incentive grant values would continue to reference a competitive range of the 50th percentile of our established peer group. The Company does not use a formulaic approach to establish executive pay levels and instead references various factors and inputs as discussed below. Our Compensation Committee also determined it was in the Company’s and its stockholders’ best interest to continue to place an increased emphasis on long-term performance-based equity incentives and granted two performance-based awards to each of our NEOs.
In 2024, the Compensation Committee considered numerous factors in determining base salary levels, target bonus opportunities and equity grants to our NEOs. The Compensation Committee reviewed the performance of our executive officers, taking into consideration financial, operational, customer, strategic, product and competitive factors, as well as the succession planning and retention objectives for our various NEO positions.
The Compensation Committee also referenced relevant market data results from our benchmarking peer group and custom cut data from the Aon Radford Global Survey for our NEOs that is prepared by the Compensation Committee’s independent consultant. The custom cut data of Aon Radford Global Survey data is comprised of companies in relevant industries with $1B - $5B in revenue.
Except with respect to the compensation of our Chief Executive Officer in 2024, our Chief Executive Officer made recommendations to the Compensation Committee regarding the compensation for our executive officers, which was also taken into account by the Compensation Committee in making its decisions regarding executive compensation. Our Chief Executive Officer was not present for the discussions of our Compensation Committee regarding her performance and compensation.
Role of Management
The role of management is to design our executive compensation programs, policies and governance and make recommendations to the Compensation Committee regarding these matters. In this respect, management reviews the effectiveness of our compensation programs, including competitiveness and alignment with Sunrun’s performance goals. Management also proposes enhancements to our compensation programs to drive performance goals and reviews and makes recommendations with respect to the adoption and approval of, or modifications to, company-wide equity incentive compensation plans. Our Chief Executive Officer makes compensation recommendations to the Compensation

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Committee with respect to base salaries, cash incentive awards, equity incentive awards and other awards for NEOs, other than the Chief Executive Officer.
Role of the Compensation Consultant
The Compensation Committee retained Meridian to advise on our 2024 executive compensation programs, practices and decisions given Meridian’s expertise.
During 2024, Meridian provided the following services as requested by the Compensation Committee:
• Assisted in the development of the 2024 compensation peer group, analyzed the relevant proxy-disclosed pay data along with the Aon Radford Technology Survey data to assess overall market competitive compensation practices;
•Assisted with the design of our PSUs;
•Reviewed and assessed our compensation practices and the cash and equity compensation levels of our executive officers (including an analysis of the effectiveness of our equity incentive program as a retention tool);
•Reviewed and assessed our current compensation programs and identified certain changes for the Compensation Committee’s consideration to potentially implement in order to remain competitive with the market, as well as conducted an equity burn rate and overhang analysis; and
•Advised on regulatory developments relating to executive compensation.
During 2024, the Compensation Committee reviewed the fees paid to Meridian relative to Meridian’s revenues, the services provided by Meridian to the Compensation Committee, any relationships between Meridian and its individual consultants and our executive officers, any stock ownership of Sunrun by Meridian, and other factors relating to Meridian’s independence. The Compensation Committee concluded that Meridian is independent within the meaning of the Nasdaq listing standards and that its engagement did not present any conflicts of interest.
Executive Compensation Peer Group
Our Compensation Committee, with guidance from Meridian Compensation Partners, selected our primary compensation peer group to be used for 2024 compensation decisions. To ensure alignment with Sunrun's go-forward strategy, the 2024 peer group was adjusted to be less focused on software companies and more focused on renewable energy and home services/solutions companies. In 2024, three companies were removed from the peer group: Dropbox and Gen Digital, due to limited business alignment with the clean energy sector and higher market capitalization, and Regal Rexnord, due to its decreased involvement in the clean energy sector after a merger. We added six companies based on each providing solutions in the clean energy industry: ADT, Fluence Energy, Gibraltar Industries, Nextracker, Plug Power and Resideo Technologies.
We use a scoring process to evaluate current and potential peer companies. Revenue is our primary characteristic used to evaluate a benchmarking peer. Other inputs like industry comparability, market cap, and location are used more often as secondary measures. Our 2024 peer group includes 20 companies, with Sunrun’s revenues positioned at the 55th percentile.
As mentioned above, the Company competes for talent across various industries so the benchmarking peer group includes a mix of industries. Revenue is the primary characteristic used to evaluate a benchmarking peer group, other inputs like industry comparability, market cap and location are used as secondary measures. This benchmarking peer group was used in 2024 to provide the primary market perspective on NEO pay, equity distribution, Board pay and pay programs/policies.

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Our primary compensation peer group for 2024 consisted of the following companies:

Renewable Energy Peers (15)		Home Solutions Peers (4)
First Solar Inc. (FSLR)	Array Technologies, Inc (ARRY)	Resideo Technologies (REZI)
SolarEdge Technologies Inc. (SEDG)	Fluence Energy Inc. (FLNC)	ADT Inc. (ADT)
Generac Holdings, Inc. (GNRC)	SunPower Corporation (SPWR)	Zillow Group, Inc. (Z, ZG)
Sunnova Energy International Inc. (NOVA)	Hawaiian Electric Industries, Inc.(HEI)	Alarm.com Holdings, Inc. (ALRM)
Plug Power Inc. (PLUG)	Bloom Energy (BE)
EnerSys (ENS)	Enphase Energy, Inc. (ENPH)	Leasing Peers (1)
Monolithic Power Systems, Inc. (MPWR)	Gibraltar Industries Inc. (ROCK)	Air Lease Corporation (AL)
Nextracker Inc. (NXT)
Tax Considerations
Limitation on Deductibility of Executive Compensation
While Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers, the Compensation Committee retains the discretion to award compensation that is not deductible as it believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation in order to structure a program that we consider to be the most effective in attracting, motivating and retaining key executives.
No Tax Reimbursement of Parachute Payments and Deferred Compensation
We did not provide any executive officer, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999 or 409A of the Code during 2024, and we have not agreed and are not otherwise obligated to provide any NEO with such a “gross-up” or other tax reimbursement.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management and, based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be incorporated by reference in our Annual Report on Form 10-K for 2024 and included in this proxy statement.
Submitted by the Compensation Committee of our Board:

Katherine August-deWilde (Chair)
Alan Ferber
Sonita Lontoh

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Summary Compensation Table - Fiscal Year 2024, 2023, and 2022
The following table presents summary information regarding the total compensation for services rendered in all capacities that was earned by our NEOs for the fiscal years ended December 31, 2024, 2023 and 2022.

Name	Year	Salary	Bonus	Option Awards(1)	Stock Awards(1)(2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation(4)	Total

Mary Powell, Chief Executive Officer	2024	$850,000	$—	$—	$7,129,752	$1,461,150	$14,345	$9,455,247
	2023	$840,384	$—	$—	$11,750,750	$1,147,500	$11,550	$13,750,184
	2022	$800,000	$—	$2,499,811	$3,743,992	$1,285,680	$10,675	$8,340,158

Paul Dickson, President and Chief Revenue Officer	2024	$570,492	$—	$—	$5,509,331	$687,600	$17,267	$6,784,690
	2023	$471,346	$500,000	$—	$6,551,384	$367,200	$11,550	$7,901,480
	2022	$435,000	$647,000	$1,499,880	$2,381,328	$349,544	$10,675	$5,323,427

Danny Abajian, Chief Financial Officer	2024	$480,000	$—	$—	$4,861,187	$467,568	$13,053	$5,821,808
	2023	$471,346	$—	$—	$6,551,384	$367,200	$11,550	$7,401,480
	2022	$392,462	$390,000	$1,725,386	$3,526,985	$206,854	$10,675	$6,252,362

Jeanna Steele, Chief Legal Officer & Chief People Officer	2024	$468,852	$—	$—	$2,916,684	$408,262	$13,353	$3,807,151
	2023	$446,154	$—	$—	$3,930,823	$303,750	$11,550	$4,692,277
	2022	$430,000	$—	$999,914	$1,812,458	$345,527	$10,675	$3,598,574

(1)The amounts reported represent the grant date fair value of the stock options or stock awards, as applicable, granted to the NEOs during the applicable year as computed in accordance with ASC 718. As such, ASC Topic 718 generally requires the Company to determine the grant date fair value of the award based on a lattice valuation model, such as a Monte Carlo Simulation (or other appropriate valuation model). The assumptions used in calculating the grant date fair value of the stock options or stock awards, as applicable, reported are set forth in Note 2 of our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2024. Note that amounts reported in this column reflect the accounting cost for these stock or option awards, as applicable, and do not correspond to the actual economic value that may be received by the NEOs from the stock or option awards.
(2)The amounts reported for 2024 are inclusive of the Relative TSR PSUs and the Cash Generation PSUs for Mses. Powell and Steele and Messrs. Abajian and Dickson. A description of these PSU awards and the performance-based vesting conditions are provided in the section titled “Compensation Discussion and Analysis - Equity Awards - PSU Awards.” The value of each Relative TSR PSU award on the grant date (assuming the target level of performance conditions will be achieved) is $2,740,673 for Ms. Powell; $2,117,772 for Mr. Dickson; $1,868,641 for Mr. Abajian; and $1,121,164 for Ms. Steele, which is based on the product of the target vesting of the Relative TSR PSUs and the grant date fair value of the award. The value of each Cash Generation PSU award on the grant date (assuming the target level of performance conditions will be achieved) is $1,784,828 for Ms. Powell; $1,379,182 for Mr. Dickson; $1,216,924 for Mr. Abajian; and $730,149 for Ms. Steele, which is based on the product of the target vesting of the Cash Generation PSUs and the grant date fair value of the award.
(3)The amounts reported for 2024 represent the amounts earned and payable under the 2024 bonus plan, all of which were paid in March 2025. Our Board formally adopted an AIP for our executives in December 2014. Under our AIP, our Compensation Committee retains discretionary authority to modify final bonus payouts for any executive based on the Compensation Committee’s assessment of such executive’s overall performance. Accordingly, the AIP bonus awards paid to our NEOs for 2024 performance were approved on February 28, 2025 at a level equal to 114.6% of their target bonus amount.
(4)All of our employees, including our NEOs, are eligible to participate in our 401(k) plan. The amounts shown during the applicable year for each NEO reflect matching contributions made to each of our NEOs in the applicable year to our 401(k) plans applicable to all employees and as described elsewhere in the section title “Compensation Discussion and Analysis — Benefits Programs and Perquisites” above.

Sunrun Inc. — 2025 Proxy Statement	48

Grants of Plan-Based Awards in Fiscal Year 2024
The following table presents, for each of our NEOs, information concerning grants of plan-based awards made during fiscal 2024. This information supplements the information about these awards set forth in the Summary Compensation Table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(3)($)
Mary Powell	—	$637,500	$1,275,000	$1,912,500	—	—	—	—	$—
RSUs	4/10/2024	$—	$—	$—	—	—	—	211,900	$2,604,251
PSUs(4)	5/29/2024	$—	$—	$—	66,748	133,496	266,992		$2,740,673
PSUs(5)	5/29/2024	$—	$—	$—	66,748	133,495	266,990		$1,784,828
Paul Dickson	—	$300,000	$600,000	$900,000	—	—	—	—	$—
RSUs	4/10/2024	$—	$—	$—	—	—	—	163,741	$2,012,377
PSUs(4)	5/29/2024	$—	$—	$—	51,578	103,155	206,310	—	$2,117,772
PSUs(5)	5/29/2024	$—	$—	$—	51,578	103,155	206,310	—	$1,379,182
Danny Abajian	—	$204,000	$408,000	$612,000	—	—	—	—	$—
RSUs	4/10/2024	$—	$—	$—	—	—	—	144,477	$1,775,622
PSUs(4)	5/29/2024	$—	$—	$—	45,510	91,020	182,040	—	$1,868,641
PSUs(5)	5/29/2024	$—	$—	$—	45,510	91,019	182,038	—	$1,216,924
Jeanna Steele	—	$178,125	$356,520	$534,375	—	—	—	—	$—
RSUs	4/10/2024	$—	$—	$—	—	—	—	86,686	$1,065,371
PSUs(4)	5/29/2024	$—	$—	$—	27,306	54,611	109,222	—	$1,121,164
PSUs(5)	5/29/2024	$—	$—	$—	27,306	54,611	109,222	—	$730,149
(1)The amounts reported relate to cash incentive compensation opportunities under our AIP. The actual amounts paid to our NEOs are set forth in the "Summary Compensation Table" above, and the calculation of the actual amounts paid is discussed more fully in the section titled "Executive Compensation - Compensation Discussion and Analysis - 2024 Annual Bonus Incentive Plan Awards" above.
(2)The amounts reported relate to Relative TSR and Cash Generation PSUs for Mses. Powell and Steele and Messrs. Abajian and Dickson. The PSUs are reported at (i) threshold assuming 50% achievement, (ii) target assuming 100% achievement, and (iii) maximum assuming 200% achievement. Actual performance vesting will be determined based on achievement of the performance-based vesting conditions for the Relative TSR PSUs and Cash Generation PSUs. PSUs are described more fully in the section titled “Compensation Discussion and Analysis—Equity Awards—PSU Awards.”
(3)The amounts reported represent the grant date fair value of the stock or option awards, as applicable, granted to the NEOs during 2024 as computed in accordance with ASC 718. As such, ASC Topic 718 generally requires the Company to determine the grant date fair value of the award based on a lattice valuation model, such as a Monte Carlo Simulation (or other appropriate valuation model). Note that the amounts reported in the column reflect the accounting cost for these stock or option awards, as applicable, and do not correspond to the actual economic value that may be received by the NEOs from the stock or option awards, as applicable.
(4)Inclusive of Relative TSR PSUs that were granted with the intent to further drive and accelerate Company performance.
(5)Inclusive of Cash Generation PSUs that were granted with the intent to align the interests of our executives with our stockholders by emphasizing sustainable growth, financial discipline and long-term value creation.
Executive Employment Agreements
Mary Powell
We entered into an at-will employment agreement with Mary Powell, our Chief Executive Officer, dated August 3, 2021, that provides Ms. Powell will receive an annual base salary of $800,000, and will be eligible for annual target

Sunrun Inc. — 2025 Proxy Statement	49

incentive payments equal to 125% of her base salary, in addition to a sign-on bonus of $1,000,000 that is subject to certain terms of repayment if Ms. Powell terminates her employment prior to a certain length of service.
Pursuant to the terms of her employment agreement, Ms. Powell was also granted (i) a sign-on award of RSUs in respect of shares of our common stock with a value of $1,000,000 (the “Sign-on RSU Award”), (ii) a long-term incentive equity award of RSUs in respect of shares of our common stock with a value of $2,000,000 (the “Powell LTI RSU Award”), (iii) an award of PSUs in respect of shares of our common stock with a value of $2,000,000 (the “Powell PSU Award”) and (iv) an option to purchase shares of our common stock with a value of $2,000,000 (the “Powell Option Award”), in each case, under Sunrun’s 2015 Equity Incentive Plan (the “Plan”). Twenty-five percent (25%) of the shares of our common stock covered by each of the Sign-on RSU Award and the Powell LTI RSU Award vested on the first anniversary of August 31, 2021 (the “Powell Vesting Commencement Date”) and the remaining shares of our common stock covered by each such award shall vest in equal quarterly installments thereafter through the fourth anniversary of the Powell Vesting Commencement Date, subject to Ms. Powell remaining an employee of the Company through each vesting date. The Powell PSU Award was granted in the form of TVG PSUs, as described in “—Compensation Discussion and Analysis—Equity Awards—PSU Awards” above. Twenty-five percent (25%) of the shares subject to the Powell Option Award vested on the first anniversary of the Powell Vesting Commencement Date and 1/48th of the shares subject to the Powell Option Award will vest in equal monthly installments thereafter until all shares are vested on the fourth anniversary of the Powell Vesting Commencement Date, subject to Ms. Powell remaining an employee of the Company through each vesting date.
As provided in her employment agreement, Ms. Powell is eligible to participate in the Company’s Severance Plan.
Paul Dickson
We entered into an at-will employment agreement with Paul Dickson, our Chief Revenue Officer, dated December 3, 2021, that has no specific term and provides that Mr. Dickson will receive an annual base salary of $435,000 and will be eligible for annual target bonus equal to 75% of his base salary. In April 2024, Mr. Dickson was promoted to the role of Chief Revenue Officer and President and in his new role, he will receive an annual base salary of $600,000 and will be eligible for annual target incentive payments equal to 100% of his base salary. Mr. Dickson is eligible to participate in the Company’s Severance Plan.
Danny Abajian
We entered into an at-will employment agreement with Danny Abajian, our Chief Financial Officer, dated April 28, 2022, that has no specific term and provides that Mr. Abajian will receive an annual base salary of $435,000 and will be eligible for annual target incentive payments equal to 75% of his base salary. Mr. Abajian is eligible to participate in the Company’s Severance Plan.
Jeanna Steele
We entered into a confirmatory employment letter with Jeanna Steele, our current Chief Legal Officer and Chief People Officer, dated May 15, 2018, which has no specific term and provides for at-will employment. On November 30, 2021, we entered into an executive employment agreement (“Steele Employment Letter”), which replaced and superseded the prior confirmatory employment letter and provides that Ms. Steele will receive an annual base salary of $430,000, and will be eligible for annual target incentive payments equal to 75% of her base salary. Ms. Steele is eligible to participate in the Company’s Severance Plan.
Pursuant to the Steele Employment Letter, Ms. Steele was also granted (i) a long-term incentive equity award of RSUs in respect of shares of our common stock with a value of $1,000,000 (the “Steele LTI RSU Award”), and (ii) an option to purchase shares of our common stock with a value of $1,000,000 (the “Steele Option Award”), in each case, under the Plan. Twenty-five percent (25%) of the shares of our common stock covered by the Steele LTI RSU Award vested on the first anniversary of December 6, 2021 (“Steele Vesting Commencement Date”) and the remaining shares of our common stock covered by such award will vest in equal quarterly installments thereafter, subject to Ms. Steele remaining an employee of the Company through each vesting date. Twenty-five percent (25%) of the shares subject to the Steele Option Award vested on the first anniversary of the Steele Vesting Commencement Date and 1/48th of the shares subject to the Steele Option Award will vest in equal monthly installments thereafter until all shares are vested on the fourth anniversary of the Steele Vesting Commencement Date, subject to Ms. Steele remaining an employee of the Company through each vesting date.

Sunrun Inc. — 2025 Proxy Statement	50

Outstanding Equity Awards at Fiscal Year-End
The following table provides information regarding outstanding equity awards held by our NEOs as of December 31, 2024.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(23)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

Mary Powell	8/31/2021(1)	61,910	12,384	$44.25	8/31/2031	—	$—	—	$—
	8/31/2021(2)	—	—	$—	—	13,650	$126,263	14,065	$130,101
	8/31/2021(3)	—	—	$—	—	3,878	$35,872	—	$—
	8/31/2021(3)	—	—	$—	—	7,756	$71,743	—	$—
	3/7/2022(4)	101,459	46,120	$27.92	3/7/2032	—	$—	—	$—
	3/7/2022(5)	—	—	$—	—	31,836	$294,483	—	$—
	4/10/2023(6)	—	—	$—	—	—	$—	66,778	$617,697
	4/10/2023(7)	—	—	$—	—	125,212	$1,158,211	—	$—
	8/29/2023(8)	—	—	$—	—	—	$—	118,127	$1,092,675
	4/10/2024(9)	—	—	$—	—	211,900	$1,960,075	—	$—
	5/29/2024(6)	—	—	$—	—	—	$—	266,992	$2,469,676
	5/29/2024(10)	—	—	$—	—	—	$—	266,990	$2,469,658

Paul Dickson	10/2/2017(11)	6,666	—	$6.28	10/2/2027	—	$—	—	$—
	9/26/2018(11)	10,708	—	$9.46	9/26/2028	—	$—	—	$—
	9/12/2019(11)	12,602	—	$13.44	9/12/2029	—	$—	—	$—
	6/1/2020(11)	25,091	—	$14.93	6/1/2030	—	$—	—	$—
	9/8/2020(11)	4,360	—	$51.44	9/8/2030	—	$—	—	$—
	10/21/2020(11)	16,996	—	$56.82	10/20/2030	—	$—	—	$—
	7/7/2021(12)	11,835	1,077	$53.69	7/6/2031	—	$—	—	$—
	7/7/2021(13)	—	—	$—	—	1,025	$9,481	—	$—
	12/6/2021(14)	42,961	14,322	$40.35	12/5/2031	—	$—	—	$—
	12/6/2021(2)	—	—	$—	—	3,290	$30,433	3,291	$30,442
	12/6/2021(15)	—	—	$—	—	6,582	$60,884	—	$—
	3/7/2022(4)	60,875	27,672	$27.92	3/6/2032	—	$—	—	$—
	3/7/2022(5)	—	—	$—	—	19,102	$176,694	—	$—
	4/10/2023(6)	—	—	$—	—	—	$—	45,530	$421,153
	4/10/2023(7)	—	—	$—	—	85,372	$789,691	—	$—
	8/29/2023(8)	—	—	$—	—	—	$—	53,694	$496,670
	4/10/2024(9)	—	—	$—	—	163,741	$1,514,604	—	$—
	5/29/2024(6)	—	—	$—	—	—	—	206,310	$1,908,368
	5/29/2024(10)	—	—	$—	—	—	—	206,310	$1,908,368

Sunrun Inc. — 2025 Proxy Statement	51

Danny Abajian	3/20/2018(11)	12,082	0	$8.05	3/20/2028	—	$—	—	$—
	3/14/2019(11)	10,554	0	$14.57	3/14/2029	—	$—	—	$—
	8/2/2019(11)	35,000	0	$19.49	8/2/2029	—	$—	—	$—
	6/7/2021(12)	12,736	1,158	$43.51	6/7/2031	—	$—	—	$—
	6/7/2021(13)	—	—	—	—	966	$8,936	—	$—
	4/6/2022(16)	8,459	4,231	$28.80	4/6/2032	—	$—	—	$—
	4/6/2022(17)	—	—	—	—	2,882	$26,659	—	$—
	6/10/2022(18)	57,941	34,766	$25.84	6/10/2032	—	$—	—	$—
	6/10/2022(2)	—	—	—	—	10,554	$97,625	10,874	$100,585
	6/10/2022(19)	—	—	—	—	23,987	$221,880	—	$—
	4/10/2023(6)	—	—	—	—	—	$—	45,530	$421,153
	4/10/2023(7)	—	—	—	—	85,372	$789,691	—	$—
	8/29/2023(8)	—	—	—	—	—	$—	53,694	$496,670
	4/10/2024(9)	—	—	—	—	144,477	$1,336,412	—	$—
	5/29/2024(6)	—	—	—	—	—	$—	182,040	$1,683,870
	5/29/2024(10)	—	—	—	—	—	$—	182,038	$1,683,852

Jeanna Steele	3/20/2018(11)	5,626	0	$8.05	3/20/2028	—	$—	—	$—
	6/15/2018(11)	8,813	0	$13.63	6/15/2028	—	$—	—	$—
	3/14/2019(11)	17,987	0	$14.57	3/14/2029	—	$—	—	$—
	3/30/2020(20)	8,823	0	$9.81	3/30/2030	—	$—	—	$—
	3/4/2021(21)	17,499	1,167	$53.42	3/4/2031	—	$—	—	$—
	3/4/2021(2)	—	—	—	—	2,780	$25,715	2,864	$26,492
	3/4/2021(22)	—	—	—	—	673	$6,225	—	$—
	12/6/2021(14)	30,686	10,230	$40.35	12/6/2031	—	$—	—	$—
	12/6/2021(15)	—	—	—	—	4,701	$43,484	—	$—
	3/7/2022(4)	40,583	18,448	$27.92	3/7/2032	—	$—	—	$—
	3/7/2022(5)	—	—	—	—	12,735	$117,799	—	$—
	4/10/2023(6)	—	—	—	—	—	$—	27,318	$252,692
	4/10/2023(7)	—	—	—	—	51,224	$473,822	—	$—
	8/29/2023(8)	—	—	—	—	—	$—	32,216	$298,000
	4/10/2024(9)	—	—	—	—	86,686	$801,846	—	$—
	5/29/2024(6)	—	—	—	—	—	$—	109,222	$1,010,304
	5/29/2024(10)	—	—	—	—	—	$—	109,222	$1,010,304

(1)Twenty-five percent of the shares subject to the option vested on August 31, 2022, and one forty-eighth of the shares subject to the option vest monthly thereafter, subject to continued service to us and subject to acceleration of vesting as described in the “Potential Payments upon Termination or Change-in-Control” section of this proxy statement.
(2)The TVG PSUs vest in accordance with the performance-based vesting conditions described in “Compensation Discussion and Analysis—Equity Awards—PSU Awards” above. Based on performance during the last completed fiscal year, the number of shares subject to each NEO’s TVG PSU award assumes maximum achievement based on actual performance during 2024.
(3)The RSUs vest over four years. Twenty-five percent of the RSUs vested on August 31, 2022, and the remaining RSUs vest in equal quarterly installments thereafter, subject to continued service to us and subject to acceleration of vesting as described in the “Potential Payments upon Termination or Change-in-Control” section of this proxy statement.
(4)Twenty-five percent of the shares subject to the option vested on March 6, 2023, and one forty-eighth of the shares subject to the option vest monthly thereafter, subject to continued service to us and subject to acceleration of vesting as described in the “Potential Payments upon Termination or Change-in-Control” section of this proxy statement.
(5)The RSUs vest over four years. Twenty-five percent of the RSUs vested on March 6, 2023, and the remaining RSUs vest in equal quarterly installments thereafter, subject to continued service to us and subject to acceleration of vesting as described in the “Potential Payments upon Termination or Change-in-Control” section of this proxy statement.
(6)The Relative TSR PSUs will vest in accordance with the performance-based vesting conditions described in “Compensation Discussion and Analysis - Equity Awards - PSU Awards” above. The number of shares subject to each NEO's Relative TSR PSU award assumes target achievement based on actual performance during 2024.
(7)The RSUs vest over four years. Twenty-five percent of the RSUs vested on April 6, 2024, and the remaining RSUs vest in equal quarterly installments thereafter, subject to continued service to us and subject to acceleration of vesting as described in the “Potential Payments upon Termination or Change-in-Control” section of this proxy statement.
(8)The SVA PSUs will vest in accordance with the performance-based vesting conditions described in "Compensation Discussion and Analysis - Equity Awards - PSU Awards" above. The number of shares subject to each NEO's SVA PSU award assumes threshold achievement based on actual performance during 2024.

Sunrun Inc. — 2025 Proxy Statement	52

(9)The RSUs vest over four years. Twenty-five percent of the RSUs vested on April 6, 2025, and the remaining RSUs vest in equal quarterly installments thereafter, subject to continued service to us and subject to acceleration of vesting as described in the “Potential Payments upon Termination or Change-in-Control” section of this proxy statement.
(10)The Cash Generation PSUs vest in accordance with the performance-based vesting conditions described in “Compensation Discussion and Analysis—Equity Awards—PSU Awards” above. Based on performance during the last completed fiscal year, the number of shares subject to each NEO’s Cash Generation PSUs assumes maximum achievement based on actual performance during 2024.
(11)The stock option is fully vested and immediately exercisable.
(12)Twenty-five percent of the shares subject to the option vested on April 6, 2022, and one forty-eighth of the shares subject to the option vest monthly thereafter, subject to continued service to us and subject to acceleration of vesting as described in the “Potential Payments upon Termination or Change-in-Control” section of this proxy statement.
(13)The RSUs vest over four years. Twenty-five percent of the RSUs vested on April 6, 2022, and the remaining RSUs vest in equal quarterly installments thereafter, subject to continued service to us and subject to acceleration of vesting as described in the “Potential Payments upon Termination or Change-in-Control” section of this proxy statement.
(14)Twenty-five percent of the shares subject to the option vested on December 6, 2022, and one forty-eighth of the shares subject to the option vest monthly thereafter, subject to continued service to us and subject to acceleration of vesting as described in the “Potential Payments upon Termination or Change-in-Control” section of this proxy statement.
(15)The RSUs vest over four years. Twenty-five percent of the RSUs vested on December 6, 2022, and the remaining RSUs vest in equal quarterly installments thereafter, subject to continued service to us and subject to acceleration of vesting as described in the “Potential Payments upon Termination or Change-in-Control” section of this proxy statement.
(16)Twenty-five percent of the shares subject to the option vested on April 6, 2023, and one forty-eighth of the shares subject to the option vest monthly thereafter, subject to continued service to us and subject to acceleration of vesting as described in the “Potential Payments upon Termination or Change-in-Control” section of this proxy statement.
(17)The RSUs vest over four years. Twenty-five percent of the RSUs vested on April 6, 2023, and the remaining RSUs vest in equal quarterly installments thereafter, subject to continued service to us and subject to acceleration of vesting as described in the “Potential Payments upon Termination or Change-in-Control” section of this proxy statement.
(18)Twenty-five percent of the shares subject to the option vested on June 6, 2023, and one forty-eighth of the shares subject to the option vest monthly thereafter, subject to continued service to us and subject to acceleration of vesting as described in the “Potential Payments upon Termination or Change-in-Control” section of this proxy statement.
(19)The RSUs vest over four years. Twenty-five percent of the RSUs vested on June 6, 2023, and the remaining RSUs vest in equal quarterly installments thereafter, subject to continued service to us and subject to acceleration of vesting as described in the “Potential Payments upon Termination or Change-in-Control” section of this proxy statement.
(20)Twenty-five percent of the shares subject to the option vested on March 17, 2021, and one forty-eighth of the shares subject to the option vest monthly thereafter, subject to continued service to us and subject to acceleration of vesting as described in the “Potential Payments upon Termination or Change-in-Control” section of this proxy statement.
(21)Twenty-five percent of the shares subject to the option vested on March 6, 2022, and one forty-eighth of the shares subject to the option vest monthly thereafter, subject to continued service to us and subject to acceleration of vesting as described in the “Potential Payments upon Termination or Change-in-Control” section of this proxy statement.
(22)The RSUs vest over four years. Twenty-five percent of the RSUs vested on March 6, 2022, and the remaining RSUs vest in equal quarterly installments thereafter, subject to continued service to us and subject to acceleration of vesting as described in the “Potential Payments upon Termination or Change-in-Control” section of this proxy statement.
(23)This column represents the market value of the shares underlying the RSUs (including PSUs that are no longer subject to performance-based conditions) as of December 31, 2024, based on the closing price of our common stock, as reported on Nasdaq, of $9.25 per share on December 31, 2024.

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Option Exercises and Stock Vested in Fiscal Year 2024
The following table sets forth the number of shares acquired and the value realized upon the exercise of stock options and the vesting of RSUs and PSUs during fiscal year 2024 by each of our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2)
Mary Powell	—	$—	153,779	$1,997,600
Paul Dickson	—	$—	96,441	$1,248,566
Danny Abajian	46,344	$501,521	102,413	$1,313,422
Jeanna Steele	22,004	$206,618	70,715	$905,859
(1)The value realized on exercise is pre-tax and represents the difference between the market price of the shares of our common stock underlying the options when exercised and the applicable exercise price.
(2)The value realized on vesting is calculated by multiplying the number of shares of common stock by the fair market value of the underlying shares on the applicable vesting date.

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Potential Payments upon Termination or Change-in-Control
The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described below for each of our NEOs. Payments and benefits are estimated assuming that the triggering event took place on the last day of fiscal year 2024 (December 31, 2024), and the price per share of our common stock was the closing price as of that date ($9.25 per share). These payments and benefits are in addition to benefits available generally to our salaried employees, such as distributions under our 401(k) plan.
There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumption used to estimate the potential payments and benefits is different.

Name	Termination Without Cause or Resignation for Good Reason(1)	Termination Without Cause or Resignation for Good Reason in Connection with a Change-in-Control(2)
Mary Powell
Cash severance payments	$2,066,590	$3,187,500
Continued health coverage	$20,033	$30,049
Accelerated vesting(2)	$5,462,981	$10,925,961
Total:	$7,549,604	$14,143,510

Paul Dickson
Cash severance payments	$854,366	$1,395,994
Continued health coverage	$13,248	$26,495
Accelerated vesting(2)	$3,358,925	$6,717,850
Total:	$4,226,539	$8,140,339

Danny Abajian
Cash severance payments	$527,027	$888,000
Continued health coverage	$14,383	$28,766
Accelerated vesting(2)	$3,231,451	$6,462,901
Total:	$3,772,861	$7,379,667

Jeanna Steele
Cash severance payments	$562,139	$831,250
Continued health coverage	$—	$—
Accelerated vesting(2)	$1,912,017	$3,824,033
Total:	$2,474,155	$4,655,283

______________________
(1)Any cash severance payments payable under our Severance Plan (applicable to Mses. Powell and Steele and Messrs. Abajian and Dickson) in connection with a termination without cause or good reason resignation not related to a change in control are generally paid over the applicable severance benefit period, which is 12 months for Ms. Powell and six months for Ms. Steele and Messrs. Abajian and Dickson, unless the Company elects in its discretion to pay such amounts in a single lump sum. Any cash severance benefits payable under our Severance Plan in connection with a change in control related termination are paid in a single lump sum. In order to receive the severance benefits, the NEO must sign and not revoke a release of claims in our favor within the timeframe set forth in the Severance Plan.
(2)These amounts are inclusive of awarded Relative TSR PSUs, Cash Generation PSUs, SVA PSUs and TVG PSUs. Relative TSR PSUs, Cash Generation PSUs, and TVG PSUs are assumed accelerated at 50% attainment under a “Termination Without Cause or Resignation for Good

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Reason” triggering event in accordance with the Severance Plan. Relative TSR PSUs, Cash Generation PSUs, and TVG PSUs are assumed accelerated at 100% attainment under a “Termination Without Cause or Resignation for Good Reason in Connection with a Change-in-Control” triggering event in accordance with our Severance Plan. SVA PSUs have bespoke vesting provisions. See section titled “Compensation Discussion and Analysis — Severance and Change in Control Benefits” for additional information on how to determine vesting acceleration for PSUs.
(3)Under our Severance Plan, Ms. Steele is eligible to receive continued health coverage; however, in 2024, she did not elect to obtain health coverage through the Company.
Severance Plan
We adopted the Severance Plan, which is applicable to our executive officers and certain other key employees. Under the Severance Plan, for the period from three months prior to until 12 months following a change in control (the “CIC Period”) if any plan participant is terminated for any reason other than cause, death or disability, or a plan participant voluntarily resigns for good reason, the plan participant would be entitled to receive severance benefits. In order to receive the severance benefits, our executive officers must sign and not revoke a release of claims in our favor within a specified timeframe. All of our NEOs are plan participants. Upon the occurrence of such an event, Ms. Powell is entitled to receive the following severance benefits: (i) a lump sum cash amount equal to 18 months of her then current annual base salary, (ii) a lump sum cash amount equal to 150% of her target bonus amount for the fiscal year of termination, (iii) reimbursement of continued health coverage under COBRA or taxable lump sum payment in lieu of reimbursement, as applicable, for a period of 18 months following termination and (iv) all unvested equity awards held by the plan participant immediately prior to such termination will become vested and exercisable in full (with the vesting of any equity awards subject to performance vesting, other than the SVA PSUs, accelerated assuming the performance criteria had been achieved at 100%). Upon the occurrence of the same such event, Ms. Steele and Messrs. Abajian and Dickson are each entitled to receive the following severance benefits: (i) a lump sum cash amount equal to 12 months of his or her then current annual base salary, (ii) a lump sum cash amount equal to 100% of his or her target bonus amount for the fiscal year of termination, (iii) reimbursement of continued health coverage under COBRA or taxable lump sum payment in lieu of reimbursement, as applicable, for a period of 12 months following termination, and (iv) all unvested equity awards held by the plan participant immediately prior to such termination will become vested and exercisable in full (with the vesting of any equity awards subject to performance vesting, other than the SVA PSUs, accelerated assuming the performance criteria had been achieved at 100% of target performance).
Further, under the Severance Plan, if, outside the CIC Period, any plan participant is terminated for any reason other than cause, death or disability or, in the case of certain plan participants (including our NEOs), a plan participant voluntarily resigns for good reason, the plan participant would be entitled to receive severance benefits. Upon the occurrence of such an event, Ms. Powell is entitled to receive the following: (i) continuing payments of her then current annual base salary for a period of 12 months following the termination date, (ii) a prorated amount of the average aggregate amount of the actual bonus payments paid to her during each of the two fiscal years immediately preceding the fiscal year of her termination date and payable over a period of 12 months following the termination date, (iii) reimbursement of continued health coverage under COBRA or taxable lump sum payment in lieu of reimbursement, as applicable, for a period of 12 months following termination, and (iv) 50% of all unvested equity awards held by such plan participant immediately prior to such termination will become vested and exercisable in full (with the vesting of any equity awards subject to performance vesting, other than the SVA PSUs, accelerated assuming the performance criteria had been achieved at 50%). Upon the occurrence of the same such an event, Ms. Steele and Messrs. Abajian, and Dickson are each entitled to receive the following: (i) continuing payments of his or her then current annual base salary for a period of six months following the termination date, (ii) a prorated amount of the average aggregate amount of the actual bonus payments paid to him or her during each of the two fiscal years immediately preceding the fiscal year of the termination date and payable over a period of six months following the termination date, (iii) reimbursement of continued health coverage under COBRA or taxable lump sum payment in lieu of reimbursement, as applicable, for a period of six months following termination, and (iv) 50% of all unvested equity awards held by such plan participant immediately prior to such termination will become vested and exercisable in full (with the vesting of any equity awards granted prior to May 29, 2024 subject to performance vesting, other than the SVA PSUs, accelerated assuming the performance criteria had been achieved at 50%). For PSUs granted on or after May 29, 2024, the shares eligible for vesting shall be prorated based on the number of days during the relevant performance period that the NEO was employed and the final performance achievement will be determined using the actual performance as determined at the end of the performance period. Upon the occurrence of the same such an event, Ms. Steele and Messrs. Abajian, and Dickson are each entitled to receive the

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following: (i) continuing payments of his or her then current annual base salary for a period of six months following the termination date, (ii) a prorated amount of the average aggregate amount of the actual bonus payments paid to him or her during each of the two fiscal years immediately preceding the fiscal year of the termination date and payable over a period of six months following the termination date, (iii) reimbursement of continued health coverage under COBRA or taxable lump sum payment in lieu of reimbursement, as applicable, for a period of six months following termination, and (iv) 50% of all unvested equity awards held by the plan participant immediately prior to such termination will become vested and exercisable in full (with the vesting of any equity awards granted prior to May 29, 2024 which are subject to performance vesting, other than the SVA PSUs, accelerated assuming the performance criteria had been achieved at 50%. For PSUs granted on or after May 29, 2024, the shares eligible for vesting shall be prorated based on the number of days during the relevant performance period that the NEO was employed and the final performance achievement will be determined using the actual performance as determined at the end of the performance period.
Our SVA PSUs have bespoke vesting acceleration provisions as further described above in the section titled “Compensation Discussion and Analysis—Equity Awards—PSU Awards.” and in the section titled “Compensation Discussion and Analysis—Severance and Change in Control Benefits section of our proxy statement for the year ending December 31, 2023.
Pay Versus Performance
The disclosure included in this section is prescribed by SEC rules and does not necessarily align with how the Company or the Compensation Committee view the link between the Company’s performance and NEO pay. For additional information about our compensation philosophy and how we align executive compensation with Company performance, refer to the "Compensation Discussion and Analysis" section above.
The following table reports the compensation of our Principal Executive Officer (“PEO”) and the average compensation of the other non-PEO NEOs (“Non-PEO NEOs”) as reported in the Summary Compensation Table for the past five fiscal years, as well as Compensation Actually Paid (“CAP”) are calculated in accordance with new SEC Pay Versus Performance (“PVP”) disclosure requirements and certain performance measures required by the rules. The disclosure covers our five most-recent fiscal years. Dollar amounts reported as CAP are calculated in accordance with Item 402(v) of Regulation S-K, and our Board believes that it is important to recognize that these amounts resulting from the calculation methodology required by the SEC, differ from the actual amount of compensation earned by or paid to our PEO and NEOs and the compensation decisions described in the “Compensation Discussion and Analysis” section above during the applicable years.

Year (a)	Summary Compensation Table Total for PEO($)(1)		Compensation Actually Paid to PEO($)(3)		Average Summary Compensation Table Total for Non-PEO NEOs(4)($) (f)	Average CAP to Non-PEO NEOs(5)($) (g)	Value of Initial Fixed $100 Investment Based On:(6)		Net Income (loss)(7)($) (j)	Cash Generation ($)
	Ms. Powell(2) (b)	Ms. Jurich (c)	Ms. Powell (d)	Ms. Jurich (e)			Total Shareholder Return($) (h)	Peer Group Total Shareholder Return($) (i)
2024	9,455,247	―	2,036,416	―	5,471,217	1,475,370	67	109	(2,846,167)	(58,000,000)
2023	13,750,184	―	8,003,826	―	5,084,004	2,940,571	142	174	(1,604,497,000)	(112,000,000)
2022	8,340,158	―	6,595,785	―	4,466,331	1,928,957	174	237	173,377,000	(129,000,000)
2021	8,886,753	9,088,801	7,416,257	(5,630,059)	4,428,242	(2,905,641)	248	250	(79,423,000)	(291,000,000)
2020	―	5,202,993	―	38,530,760	3,578,839	18,091,399	502	334	(173,394,000)	(336,000,000)
(1)The dollar amounts reported in columns (b) and (c) are the amounts of total compensation reported for Ms. Powell and Ms. Jurich, respectively, for each corresponding year in the “Total” column of the Summary Compensation Table. Ms. Jurich served as our Chief Executive Officer in 2020 and in 2021 until August 31, 2021, when Ms. Powell commenced service as our Chief Executive Officer.
(2)The amount for Ms. Powell in 2021 includes $230,736 of her compensation for her service as a non-employee member of the Board prior to becoming a PEO.

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(3)The dollar amounts reported in columns (d) and (e) represent the amount of CAP for Ms. Powell and Ms. Jurich, respectively, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the total reported compensation for each year to determine the CAP:

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Average for PEO	2024	2023	2022	2021		2020
PEO	Ms. Powell	Ms. Powell	Ms. Powell	Ms. Powell	Ms. Jurich	Ms. Powell	Ms. Jurich
Summary Compensation Table ("SCT") Derived Total for PEO (columns (b) and (c), as applicable)	9,455,247	13,750,184	8,340,158	8,886,753	9,088,801	—	5,202,993
Deduct: aggregate change in actuarial present value of pension benefits	―	―	—	—	—	—	—
Add: service cost of pension benefits	―	―	—	—	—	—	—
Add: prior service cost of pension benefits	―	―	—	—	—	—	—
Deduct: grant date fair value in the “Stock Awards” column of the SCT for applicable fiscal year	7,129,752	11,750,750	3,743,992	4,575,981	5,999,973	—	2,212,254
Deduct: grant date fair value in the “Option Awards” column of the SCT for applicable fiscal year	―	―	2,499,811	2,000,403	2,000,119	—	1,275,782
Add: fair value at applicable fiscal year end of awards granted during applicable fiscal year that remain unvested at applicable fiscal year end	5,853,133	7,164,426	5,142,324	5,099,331	3,808,596	—	18,363,635
Add / Deduct: change in fair value from the end of the prior fiscal year to the end of the applicable fiscal year of awards granted during prior fiscal year that were outstanding and unvested as of applicable fiscal year end	(4,943,945)	(833,983)	(1,169,682)	—	(8,298,444)	—	11,352,376
Add: vesting date fair value of awards granted in applicable fiscal year that vested during applicable fiscal year	―	―	561,804	—	1,284,158	—	950,433
Add / Deduct: change in fair value from the end of the prior fiscal year to the vesting date of awards granted during prior fiscal year that vested during applicable fiscal year	(1,198,267)	(326,051)	(35,016)	6,556	(3,513,078)	—	6,149,359
Deduct: fair value at prior-year end of awards granted during prior fiscal year that were forfeited during applicable fiscal year	―	―	—	—	—	—	—
Add: dollar value of dividends or other earnings paid during applicable fiscal year prior to vesting date	―	―	—	—	—	—	—
Add: excess fair value for equity award modifications	―	―	—	—	—	—	—
CAP to PEO (columns (d) and (e), as applicable)	2,036,416	8,003,826	6,595,785	7,416,257	(5,630,059)	—	38,530,760

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(4)The dollar amounts reported in column (f) represent the average of the amounts reported for the Company’s NEOs as a group (excluding our PEOs) in the “Total” column of the Summary Compensation Table in each applicable year. The following were our Non-PEO NEOs in 2024: Paul Dickson, Danny Abajian and Jeanna Steele. The following were our Non-PEO NEOs in 2023: Paul Dickson, Danny Abajian, Jeanna Steele, and Edward Fenster. The following were our Non-PEO NEOs in 2022: Edward Fenster, Paul Dickson, Tom vonReichbauer (who ceased to serve as Chief Financial Officer and an executive officer of the Company as of May 30, 2022), and Danny Abajian (who commenced service as our Chief Financial Officer and an executive officer of the Company on May 30, 2022), and Jeanna Steele. The following were our Non-PEO NEOs in 2021: Edward Fenster, Tom vonReichbauer, Chris Dawson, and Jeanna Steele. The following were our Non-PEO NEOs in 2020: Edward Fenster, David Bywater, Bob Komin (who ceased to serve as our Chief Financial Officer and an executive officer of the Company as of May 11, 2020), Tom vonReichbauer (who commenced service as our Chief Financial Officer and an executive officer of the Company on May 11, 2020), and Chris Dawson.
(5)The dollar amounts reported in column (g) represent the average amount of CAP to the Non-PEO NEOs as a group, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the Non-PEO NEOs as a group during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total reported compensation for the Non-PEO NEOs as a group for each year to determine the CAP, using the same methodology described above in Note 3:

Average Amounts for Non-PEO NEOs	2024	2023	2022	2021	2020
SCT Derived Total for Non-PEO NEOs (f)	5,471,217	5,084,004	4,466,331	4,428,242	3,578,839
Deduct: aggregate change in actuarial present value of pension benefits	―	―	—	—	—
Add: service cost of pension benefits	―	―	—	—	—
Add: prior service cost of pension benefits	―	―	—	—	—
Deduct: grant date fair value in the “Stock Awards” column of the SCT for applicable fiscal year	4,429,067	4,258,398	2,169,903	2,355,219	1,618,223
Deduct: grant date fair value in the “Option Awards” column of the SCT for applicable fiscal year	―	―	1,394,991	1,293,790	1,248,575
Add: Fair value at applicable fiscal year end of awards granted during applicable fiscal year that remain unvested at applicable fiscal year end	3,636,021	2,835,688	3,047,130	1,412,372	7,895,798
Add / Deduct: change in fair value from the end of the prior fiscal year to the end of the applicable fiscal year of awards granted during prior fiscal year that were outstanding and unvested as of applicable fiscal year end	(2,492,073)	(443,054)	(667,844)	(2,850,558)	5,594,119
Add: vesting date fair value of awards granted in applicable fiscal year that vested during applicable fiscal year	―	―	436,746	333,490	544,946
Add / Deduct: change in fair value from the end of the prior fiscal year to the vesting date of awards granted during prior fiscal year that vested during applicable fiscal year	(710,728)	(277,669)	(307,054)	(2,580,179)	3,344,494
Deduct: fair value at prior-year end of awards granted during prior fiscal year that were forfeited during applicable fiscal year	―	―	—	—	—
Add: dollar value of dividends or other earnings paid during applicable fiscal year prior to vesting date	―	―	—	—	—
Subtract: forfeited awards during applicable fiscal year	―	―	(1,481,457)	—	—
Add: excess fair value for equity award modifications	―	—	—	—
CAP to Non-PEO NEOs (g)	1,475,370	2,940,571	1,928,957	(2,905,641)	18,091,399
(6)    Total Shareholder Return (“TSR”) is calculated by dividing (a) the sum of the cumulative amount of dividends (if applicable) for the measurement period, assuming dividend (if applicable) reinvestment in the security, and the difference between the Company’s stock price at the end and the beginning of the measurement period by (b) the Company’s stock price at the beginning of the measurement period. The peer group used for this purpose is the Invesco Solar ETF (ticker symbol: TAN) (the “PvP Peer Group”) and the TSR is calculated using the methodology described herein.
(7)    The dollar amounts reported represent the amount of net income (loss) reflected in the Company’s audited financial statements for the applicable year.

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Most Important Financial Performance Measures
The most important financial performance measures used by the company to link compensation actually paid to the company’s NEOs for the most recently completed fiscal year to the company’s performance are set forth below. For further information regarding these performance metrics and their function in our executive compensation program, please see “Compensation Discussion and Analysis” beginning on page 30.
•Cash Generation
•Relative TSR
•Stock Price
Relationship Between CAP and Financial Performance Measures
As required by Item 402(v) of Regulation S-K, we are providing the following graphs to illustrate the relationship between the pay and performance figures that are included in the pay versus performance tabular disclosure above. The first graph below illustrates the relationship between Company TSR and that of the PvP Peer Group and the PEO CAP and Average Non-PEO NEOs CAP. The second graph below illustrates the relationship between Net Income (loss) and PEO CAP and Average Non-PEO NEOs CAP. The third graph below illustrates the relationship between the CAP to our PEO and the average CAP to our Average non-PEO NEOs to Cash Generation. As noted above, CAP for purposes of the tabular disclosure and the following graphs was calculated in accordance with SEC rules and does not fully represent the actual final amount of compensation earned by or actually paid to our NEOs during the applicable years. For purposes of 2021, we have aggregated the CAP of our PEOs.
CAP and Cumulative TSR of the Company and Peer Group
The chart below shows the relationship between the CAP to our PEO and the average CAP to our Average non-PEO NEOs, on the one hand, to the Company’s cumulative TSR over the four years presented in the table, on the other. It also shows the relationship between the Company’s four-year cumulative TSR to the four-year cumulative TSR of the companies in our peer group.

CAP and Net Income (Loss)

The chart below shows the relationship between the compensation actually paid to our PEO and the average compensation actually paid to our non-PEO NEOs, on the one hand, to the Company’s Net Income over the four years presented in the table, on the other.

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The above table indicates our 2024 Net Income (Loss) of $2.85 billion which consists largely of $3.1 billion non-cash goodwill impairment primarily driven by the write-down of the value of our Vivint Solar acquisition, due to the decrease in stock price.

CAP and Cash Generation

The chart below shows the relationship between the CAP to our PEO and the average CAP to our Average non-PEO NEOs, on the one hand, to the Company’s Cash Generation over the four years presented in the table, on the other.
All information provided above under the “Item 402(v) Pay Versus Performance” heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.
Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information

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We did not grant stock options to our employees, including our NEOs, in 2023 or 2024. In prior years, we have granted stock options in connection with new hires and promotions, typically on or shortly after the employee’s start date or promotion. Additionally, we have historically granted annual refresh stock option awards in the first quarter of each fiscal year, with such grants typically approved at a regularly scheduled Compensation Committee meeting during that quarter.
We do not have any formal written policies governing the timing of stock option awards, stock appreciation rights, or similar instruments with option-like features. However, when determining the timing of stock option grants, the Compensation Committee considers whether there is any material nonpublic information (“MNPI”) related to the Company. We do not seek to align the timing of stock option awards with the public disclosure of MNPI, nor have we ever timed the release of MNPI to influence the value of executive compensation.
Pay Ratio Disclosure
We are providing below the ratio of the annual total compensation of our Chief Executive Officer, Mary Powell, to the annual total compensation of our median employee (excluding our Chief Executive Officer). For fiscal year 2024:
•Ms. Powell’s annual total compensation in 2024 was $9,455,247;
•The annual total compensation of our median employee was $78,864; and
•The ratio of Ms. Powell’s annual total compensation to the annual total compensation of our median employee was 120 to 1.
To identify our median employee, we took the following steps:
•We selected December 31, 2024, the last day of our 2024 fiscal year, as the determination date for purposes of identifying our median employee.
•We selected our median employee based on approximately 8,917 full-time and part-time W-2 workers who were employed as of the determination date.
•We selected our median employee using a compensation measure of total Federal taxable W-2 earnings for fiscal year 2024 that consists of cash compensation (base salary, hourly wages, overtime pay, and quarterly and annual incentive compensation) and other taxable earnings.
•We did not rely on the data privacy or de minimis exceptions pursuant to SEC rules. We also did not annualize compensation for any employees that were only employed for part of fiscal year 2024, nor did we use any cost-of-living adjustment.
•All employees except for our Chief Executive Officer were ranked from lowest to highest with the median determined from this list.
Once we identified our median employee, we determined that employee’s annual total compensation in the same manner that we calculate the total compensation of our Chief Executive Officer and other NEOs for purposes of the Summary Compensation Table. This annual total compensation amount for our median employee was then compared to the amount reported in the “Total” column for our Chief Executive Officer in the Fiscal 2024 Summary Compensation Table to determine the pay ratio.
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. Because SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

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Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of December 31, 2024.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options(5) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders(1)	8,846,029(3)	$17.18	41,258,779
Equity compensation plans not approved by stockholders(2)	7,034,135(4)	$27.43	0
Total	15,880,164		41,258,779
(1)    Includes the following plans: 2008 Equity Incentive Plan, Mainstream Energy Corporation (“MEC”) 2009 Stock Plan, 2013 Equity Incentive Plan, 2014 Equity Incentive Plan, 2015 Plan and ESPP. Our 2015 Plan provides that on January 1st of each fiscal year commencing in 2016 and ending on (and including) January 1, 2025, the number of shares authorized for issuance under the 2015 Plan is automatically increased by a number equal to the lesser of (i) 10,000,000 shares; (ii) 4% of the outstanding shares of our common stock as of the last day of the immediately preceding fiscal year, or; (iii) such other amount as our Board may determine. Number of securities remaining available for future issuance under our 2015 Plan is 41,258,779, including 8,770,421 shares from the 2015 Plan that automatically increased on January 1, 2024 pursuant to the foregoing provision. Our ESPP provides that on January 1st of each fiscal year commencing in 2016 and ending on (and including) January 1, 2035, the number of shares authorized for issuance under the ESPP is automatically increased by a number equal to the lesser of (i) 5,000,000 shares; (ii) 2% of the outstanding shares of our common stock as of the last day of the immediately preceding fiscal year; or (iii) such other amount as our Board may determine. Number of securities remaining available for future issuance under our ESPP is 19,700,351, including 4,385,210 shares from the ESPP that automatically increased on January 1, 2024 pursuant to the foregoing provision and shares subject to purchase during the current purchase period.
(2)    Includes the following plans which have been assumed by us in connection with our acquisition of Vivint Solar: the V Solar Holdings, Inc. 2013 Omnibus Incentive Plan and the Sunrun-VSI 2014 Equity Incentive Plan (“2014 Plan”). The 2014 Plan provides that, on the first day of each fiscal year commencing in 2015 and ending in the fiscal year of the 2014 Plan’s termination in 2024, the number of shares authorized for issuance under the 2014 Plan is automatically increased by a number equal to the lesser of (i) 8,800,000 shares (or 4,840,000 shares, adjusted for the exchange ratio used to convert Vivint Solar stock awards into Sunrun stock awards in connection with the acquisition (the “exchange ratio”)); (ii) 4% of the total number of Vivint Solar shares outstanding on the last day of the immediately preceding fiscal year (which will equal the number of Vivint Solar shares outstanding immediately prior to the consummation of the acquisition, adjusted for the exchange ratio), or (iii) such other amount as our Board may determine. The material features of the 2014 Plan are set forth under Note 17 of the notes to the consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2024. The 2014 Plan expired in September 2024.
(3)    This number includes 5,979,066 shares subject to RSUs or PSUs. All PSUs are included at 100% of the awards granted and no shares will be issued until the specified performance targets have been met.
(4)    This number includes 6,394,151 shares subject to RSUs or PSUs. All PSUs are included at 100% of the awards granted and no shares will be issued until the specified performance targets have been met.
(5)    Weighted average exercise price relates solely to outstanding stock option shares, as shares subject to RSUs or PSUs have no exercise price.

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Our Audit Committee has established strong practices to evaluate the qualifications, compensation, performance and independence of the independent registered public accounting firm both on an ongoing basis throughout the year and through the completion of an annual evaluation. Additional information regarding the Audit Committee’s duties and responsibilities is available in the Audit Committee’s charter located under the Governance Documents section of our investor relations website at investors.sunrun.com.
Our Audit Committee has appointed Ernst & Young LLP (“EY”), independent registered public accountants, to audit our consolidated financial statements for our fiscal year ending December 31, 2025. EY has served as our independent registered public accounting firm during our fiscal year ended December 31, 2024 and since Sunrun became a publicly traded entity in 2015.
Notwithstanding the appointment of EY and even if our stockholders ratify the appointment, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our Audit Committee believes that such a change would be in the best interests of our company and our stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of EY as our independent registered public accounting firm for our fiscal year ending December 31, 2025. Our Audit Committee is submitting the appointment of EY to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of EY will be present at the virtual Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.
If our stockholders do not ratify the appointment of EY, our Board may reconsider the appointment.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services rendered to our company by EY for our fiscal years ended December 31, 2024 and 2023.

	2024	2023
Audit Fees(1)	9,245,000	8,818,000
Audit-Related Fees(2)	323,500	300,000
Tax Fees(3)	13,131	11,587
Total Fees	9,581,631	9,129,587
_____________________
(1)Audit Fees for 2024 and 2023 consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, including fees related to audits of investment funds to be performed, review of our quarterly consolidated financial statements, assistance with and review of documents filed with the SEC and professional services provided in connection with EY’s report on internal controls over financial reporting for the consolidated financial statements.
(2)Audit-related fees were related to pre-implementation services around the future implementation of certain back-office software systems.
(3)Tax Fees consist of fees for tax advice and tax planning.
Auditor Independence
In our fiscal year ended December 31, 2024, there were no other professional services provided by EY that would have required our Audit Committee to consider their compatibility with maintaining the independence of EY.

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Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our Audit Committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our Audit Committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All fees paid to EY for our fiscal years ended December 31, 2024 and 2023 were pre-approved by our Audit Committee.
Vote Required
The ratification of the appointment of EY as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.

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We are asking our stockholders in this Proposal 4 to approve an amendment and restatement of our 2015 Equity Incentive Plan (the “Plan”) to, among other things, (i) eliminate the term of the Plan, (ii) remove the “evergreen” feature providing for annual increases in the number of shares reserved for issuance under the Plan without stockholder approval, and (iii) make certain other best practice and administrative changes to the Plan (the Plan, as amended and restated, the “Amended Plan”), as attached hereto in the Appendix.
This proposal does not ask our stockholders to increase the number of shares available for issuance under the Plan and the Amended Plan, if approved, will not increase dilution borne by our stockholders.
Background
The Board amended and restated the Plan in April 2025, subject to stockholder approval, to prevent the Plan from expiring in July 2025. If our stockholders do not approve this proposal, then the Amended Plan will not become effective and the Plan will terminate. No equity awards will be granted under the Amended Plan unless stockholders approve the Amended Plan.
Reasons to Approve the Amended Plan
The Board recommends a vote in favor of the Amended Plan because the Board believes the Amended Plan is in the best interests of the Company and our stockholders for the following reasons:
•Aligns participant and stockholder interests. We believe our equity plan is a powerful tool that aligns employee and shareholder interests by fostering a strong sense of ownership and driving performance across our organization. We believe that our stock-based compensation program, along with our stock ownership guidelines for our non-employee directors and executives, help align the interests of our executives, employees, non-employee directors, with the interests of our stockholders by giving them a sense of ownership and long-term personal involvement in and accountability for the development and financial success of the Company. If the Amended Plan is approved, we will be able to continue to use equity to align the interests of our executives, employees, non-employee directors, with the interests of our stockholders.
•Allows us to incentivize our workforce as a whole. We currently provide stock awards to a broad-based group of our employee population as well as our non-employee directors. While 24% of annual equity grants are allocated to our executive team, the majority of equity awards are granted to our broader employee base: 33% is specifically dedicated to our high-performing direct sales representatives, a crucial segment for our growth, and 43% supports our management and professional teams. Our ability to reward sales success with equity creates a competitive and motivating sales culture, while broader employee equity grants strengthen retention and align the interests of our workforce with those of our shareholders
•Attracts and retains talent in a competitive landscape. Equity-based compensation has been a critical component of total compensation at the Company for many years because this type of compensation enables the Company to effectively recruit and retain executive officers and other employees while encouraging them to act and think like owners of the Company. We operate in a competitive talent landscape and amongst an industry of technology companies where equity offerings are expected and commonplace. If the Amended Plan is not approved, we will not be able to continue to offer competitive compensation packages to motivate and retain our executives and best performers, or attract new talent, which will put the Company at a competitive disadvantage and may deter us from accomplishing our future goals and have a negative impact on shareholders and the Company overall.

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•Supports our pay-for-performance philosophy. A significant portion of total compensation for our executive officers is equity-based incentive compensation tied to the achievement of our operational and stock price performance. We use incentive compensation to help reinforce desired business results and to motivate executives to make decisions to produce those results. If the Amended Plan is approved, it will continue to support our pay-for-performance philosophy.
•Avoids disruption in our compensation programs and mitigates the need for significant cash compensation. We consider equity compensation to be a vital element of our employee compensation program. If the Amended Plan is not approved, we would need to replace components of our equity compensation program with cash or with other instruments that may not necessarily support our goals of strengthening longer-term retention and aligning employee interests with those of our stockholders. Additionally, replacing equity with cash would increase our cash compensation expense and significantly deplete cash that could be better utilized for other strategic purposes or returned to stockholders.
•Balances appropriately our need to attract and retain talent with stockholder interests regarding dilution. We recognize the dilutive impact of our equity compensation program on our stockholders, and we continuously strive to balance this concern with the competition for talent, competitive compensation practices, and the need to attract and retain talent. As described in more detail below under the heading “Dilution, Burn Rate, and Equity Overhang,” we believe the Amended Plan is not excessively dilutive to our stockholders given our overhang and that our three-year average annual gross burn rate is 3.4% and our three-year average net burn rate is 3.0%. If stockholders approve the Amended Plan, the number of shares authorized for issuance under the Amended Plan will not increase.
•Protects stockholder interests and embraces sound stock-based compensation practices. As described in more detail below under the heading “The Amended Plan Reflects Governance Best Practices,” the Amended Plan includes features that are consistent with the interests of our stockholders (and their advisors) and sound corporate governance practices.
Summary of Changes to the Plan
The Amended Plan would provide for, among other things, the following changes to the Plan:
•Remove Evergreen Provision. Remove the “evergreen” feature providing for annual increases in the number of shares reserved for issuance under the Plan without stockholder approval
•Eliminate Plan Term and Provide for Incentive Stock Option Limit. Eliminate the term of the Plan and specify that incentive stock options (“ISOs”), within the meaning of Section 422 of the Code may not be granted without stockholder approval following the ten-year anniversary of the Board’s approval of the Amended Plan.
•Eliminate Liberal Share Counting or Recycling. Provide that the following shares do not become available again for issuance under the Plan: (i) shares that are reacquired or withheld (or not issued) by us to satisfy the exercise or strike price of an award; (ii) shares that are reacquired or withheld (or not issued), including with respect to restricted stock units (“RSUs”) and performance-based stock units (“PSUs”), by us to satisfy a tax withholding obligation; (iii) shares repurchased by us on the open market with the proceeds of the exercise or strike price of an award; and (iv) in the event that a stock appreciation right (“SAR”) is settled in shares, the gross number of shares subject to such SAR.
•Provide for Specific Disclosure of Equity Award Vesting Upon a Change in Control if Not Assumed or Substituted. Specifically provide that in the event of a change in control, awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices. However, in the event that the successor corporation does not assume or substitute for outstanding awards granted under the Amended Plan, the participants will fully vest in and have the right to exercise all of their outstanding options and stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable, all restrictions on restricted stock and restricted stock units will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at the greater of one hundred percent (100%) of target levels and the actual level of achievement to which such awards are tracking as of the date of the change in control and all other terms and conditions met.

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•Provide Awards to Section 16 Officers Have a Minimum Vesting Requirement. Awards granted to Section Officers have a minimum vesting period of one year, subject to certain limited exceptions.
•Clarify That No Dividends and No Dividend Equivalents Will Be Paid on Unvested Awards. Dividends and dividend equivalents will not be paid or settled with respect to any award granted under the Plan until the underlying shares or units vest, and no dividend equivalents or otherwise may be credited with respect to options and SARs.
•Remove Section 162(m) References. Remove references to Section 162(m) of the Internal Revenue Code of 1986, as amended and restated (the “Code”) that no longer reflect current law, while retaining certain best practice performance-based award provisions.
•Prohibit Repricing Without Stockholder Approval. Repricing or certain other exchanges of stock options and SARs for new Amended Plan awards or cash is prohibited unless stockholder approval is first obtained.
•Provide for Total Dollar Value Limit on Non-Employee Director Cash and Equity Compensation. The aggregate value of all compensation paid or granted, as applicable, to any individual for service as a non-employee director of our Board of Directors with respect to any fiscal year, including awards granted under the Amended Plan and cash fees paid by us to such non-employee director, will not exceed $1,000,000 in total value.
•Provide for Additional Requirements on Transferability of Awards. Clarify that in no event may any stock award be transferred for consideration to a third-party financial institution.
•Include Express Prohibition on Loans. No participant will be permitted to execute a promissory note as partial or full consideration for the purchase of shares under the Amended Plan.
•Provide that Awards are Subject to Compliance Requirements. Provide that each participant must comply with applicable law, the Company’s Code of Business Conduct and Ethics, and the Company’s corporate policies, as applicable, including but not limited to its Policy for Recoupment of Incentive Compensation, and such compliance is necessary to earn an award under the Plan.
Amended Plan Reflects Governance Best Practices
The Amended Plan includes provisions that protect our stockholders’ interests and reflect corporate governance best practices.
•No Evergreen Provision. Avoids the use of “evergreen” share reserve increases and instead requires stockholder approval to increase the share reserve.
•No Repricing or Buyout of Underwater Options or SARs. Prohibits stock option and SAR repricing or other exchanges for cash or equity compensation without stockholder consent.
•No Recycling or Liberal Share Counting. No recycling of shares or “liberal share counting” practices are permitted under the Amended Plan.
•No Discounted Options and SARs. Requires stock options and SARs to be granted with an exercise price equal to at least the fair market value of our common stock on the date the award is granted, except options issued pursuant to a transaction described in, and in a manner consistent with Section 424(a) of the Code may be granted with an exercise price that is less than the fair market value of our common stock on the date the award is granted.
•No Single Trigger vesting and Specific Disclosure of Equity Award Vesting upon a Change in Control. Awards do not automatically accelerate upon a change in control unless the acquiring company does not assume or substitute the equity awards in which case the awards will vest as set forth in the Amended Plan.
•Prohibition on Payment of Dividends and Dividend Equivalents on Unvested Awards. Prohibits the payment or settlement of dividends or dividend equivalents with respect to any award until and unless the underlying shares or units vest.
•Limit on Non-Employee Director Awards. Limit on the value of cash and equity awards that a non-employee director can receive in a particular year.

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•No Automatic Grants. The Amended Plan does not provide for automatic grants to any participant.
•No Tax Gross-ups. The Amended Plan does not provide for any tax gross-ups.
•No Transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the Plan Administrator (as defined below), and in no event may any stock award be transferred for consideration to a third-party financial institution.
•No Reload Grants. The Amended Plan does not provide for reload grants, or the granting of stock options conditioned upon delivery of shares to satisfy the exercise price and/or tax withholding obligation under another employee stock option.
Other Equity Compensation Governance Best Practices
In addition to the foregoing features of the Amended Plan, we also engage in a number of other equity compensation best practices.
•Robust Ownership Guidelines. We maintain robust ownership guidelines for our executives and directors.
•Robust Clawback Policy. We maintain a robust clawback policy that applies to time-based equity awards.
•Multi-Year Vesting Period for CEO Grants. Grants to our Chief Executive Officer have multi-year performance and vesting periods.
•CEO’s Proportion of Performance-based Grants. The majority of our Chief Executive Officer’s target equity award opportunity is performance-based.
Dilution, Burn Rate, and Equity Overhang
While the use of long-term incentives in the form of equity awards is an important part of our compensation program, we recognize that stock awards dilute existing stockholders and are mindful of our responsibility to our stockholders to exercise judgment in the granting of equity awards.
Sunrun aims to limit the burn rate to mid-single digit percentage or lower on an annual basis, even at current stock prices, consistent with recent years, to ensure we remain competitive in compensation with strong alignment of stock price performance with employees. At higher stock prices, Sunrun anticipates the burn rate will be lower than this level. Sunrun does not anticipate requesting stockholder approval for additional shares until the 2028 annual meeting of stockholders or later.
The following table provides certain information regarding our equity incentive plans3:

As of April 15, 2025 (Record Date)
Total number of shares of common stock subject to outstanding stock options	3,483,231
Weighted-average exercise price of outstanding stock options	$19.11
Weighted-average remaining term in years of outstanding stock options	4.27
Total number of shares of common stock subject to outstanding full value awards	6,535,728
Total number of shares of common stock available for grant under the Plan	3,532,757
Total number of shares of common stock available for grant under other equity incentive plans	—
Total number of shares of common stock outstanding	228,486,470
Per-share closing price of common stock as reported on Nasdaq Global Select Market	$6.71
The following table provides detailed information regarding our historical equity award granting practices, including our share usage rate (commonly referred to as “burn rate”) and equity overhang activity (based on total potential award shares) under the Plan for the last three fiscal years. During the last three fiscal years, no awards were issued under any equity plan other than the Plan and no awards were made outside of a stockholder-approved equity plan.
3 We currently have equity awards outstanding under our 2013 Equity Incentive Plan, the Sunrun-VSI 2014 Equity Incentive Plan and our 2015 Equity Incentive Plan.

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	Year
	2024	2023	2022
Total number of stock options granted	—	—	942,000
Total number of full value awards granted	9,447,000	7,782,000	4,500,000
Weighted Avg Basic Common Shares Outstanding	222,215,000	216,642,000	211,347,000
Burn Rate(1)	4.3%	3.6%	2.6%
(1) Burn rate is calculated as: (total number of stock options granted + total number of full value awards granted) / weighted average basic common shares outstanding.
The table below shows the number of options and full value awards granted in each of the last three years as well as the number of performance-based awards that were earned each year.

Fiscal Year	Stock Option Awards Granted	Total Full-Value Awards Granted	Time-Based RSUs Granted	PSUs Granted(1)	PSUs Earned(2)
2022	942,261	3,844,709	3,844,709	721,174	496,381
2023	—	4,567,190	4,567,190	3,166,456	1,228,828
2024	—	5,902,560	5,902,560	3,527,462	1,850,249
(1) PSUs granted at target achievement levels.
(2) Earned PSUs reflect the number of PSUs that were earned during the applicable year.
Description of the Amended Plan
Set forth below is a summary of the material features of the Amended Plan. The Amended Plan is set forth in its entirety in the Appendix to this Proxy Statement, and all descriptions of the Amended Plan contained in this Proposal 4 are qualified by reference to the Appendix.
Purpose. The purposes of this Amended Plan are (a) to continue to attract and retain the best available personnel for positions of substantial responsibility; (b) to provide additional incentive to employees, directors and consultants; and (c) to promote the success of the Company’s business.
Types of Stock Awards. The Amended Plan provides for the grant of options, both incentive stock options (“ISOs”), nonstatutory stock options (“NSOs”), within the meaning of Section 422 of the Code, to our employees and the employees of our subsidiaries. In addition, the Amended Plan provides for the grant of RSUs, PSUs, SARS, restricted stock awards (“RSAs”), and performance shares to our employees, consultants, and non-employee directors, and the employees and consultants of our subsidiaries.
Share Reserve. The aggregate number of shares of our common stock that may be issued pursuant to stock awards under the Amended Plan is 38,223,498, which is inclusive of the annual increases in the number of shares reserved for issuance under the Plan to date. As of April 15, 2025, 3,532,757 shares of common stock remain available for future stock awards under the Amended Plan. The Amended Plan does not contain any provision, pursuant to which the share reserve would be automatically increased in the future without stockholder approval.
Shares Available for Subsequent Issuance. The following shares will become available again for issuance under the Amended Plan: (a) any shares subject to an award that are not issued because such award or any portion thereof expires or becomes unexercisable without having been exercised in full; (b) any shares subject to an award that are not issued because such award or any portion thereof is settled in cash; and (c) any shares issued pursuant to an award that are repurchased or forfeited back to the Company other than to satisfy a tax withholding obligation.
Shares Not Available for Subsequent Issuance. The following shares will not become available again for issuance under the Amended Plan: (a) any shares that are reacquired or withheld (or not issued) by the Company to satisfy the exercise or strike price of any option or SAR granted under the Amended Plan (including any shares subject to such award that are not delivered because such award is exercised through a reduction of shares subject to such award); (b) any shares that are reacquired or withheld (or not issued) by the Company to satisfy a tax withholding obligation in connection with any award granted under the Amended Plan; (c) any shares repurchased by the Company on the open

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market with the proceeds of the exercise or strike price of any option or SAR granted under the Amended Plan; and (d) in the event that a SAR granted under the Amended Plan is settled in shares, the gross number of shares subject to such award.
Eligibility. All of our Service Providers (as defined in the Amended Plan) are eligible to participate in the Amended Plan. ISOs may be granted only to our employees (including our executive officers) and the employees of our subsidiaries. However, all other types of awards may be granted to our employees (including our executive officers), non-employee directors, and consultants and the employees and consultants of our subsidiaries. As of March 31, 2025, there were approximately 11,102 employees inclusive of our active direct-to-home salesforce and 4 current NEOs, and 5 non-employee directors, who were eligible to participate under the Amended Plan.
Plan Administration. Our Board or a duly authorized committee has the authority to administer the Amended Plan. Our Board has delegated this authority to the Compensation Committee. Subject to the terms of the Amended Plan, our Board or the authorized committee, referred to in this proposal as the “Plan Administrator,” determines recipients. The Amended Plan is administered by our Compensation Committee. The Compensation Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Amended Plan to one or more non-employee directors, officers of the Company or any other person, subject to the limitations contained within the Amended Plan.
Subject to the provisions of the Amended Plan, the Plan Administrator has the power to determine the terms of awards, including, without limitation, the recipients, the exercise price, if any, the number of shares subject to each award, the fair market value of a share of our common stock, the vesting schedule applicable to the awards, together with any vesting acceleration or waiver of forfeiture restrictions, and the form of consideration, if any, payable upon exercise of the award and the terms of the award agreement for use under the Amended Plan. The Plan Administrator also has the authority, subject to the terms of the Amended Plan, to modify or amend existing awards, to prescribe rules, to construe and interpret the Amended Plan and awards granted thereunder and to make all other determinations deemed necessary or advisable for administering the Amended Plan. However, awards to Section 16 officers may not vest earlier than the one-year anniversary of the grant date (except if accelerated pursuant to the change in control provisions of the Amended Plan or pursuant to a severance plan or agreement, or due to the participant’s death or disability. Further, no participant will be permitted to execute a promissory note as partial or full consideration for the purchase of shares.
Director Compensation. The maximum number of shares of our common stock subject to stock awards granted during a single fiscal year under the Amended Plan, if any, taken together with any cash fees paid during such fiscal year for services on the Board, will not exceed $1,000,000 in total value for any non-employee director, calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes. Such applicable limit will include the value of any stock awards that are received in lieu of all or a portion of any annual committee cash retainers or other similar cash-based payments.
No Dividends and Dividend Equivalents on Unvested Awards. Dividends and dividend equivalents will not be paid or settled with respect to any award granted under the Amended Plan until and unless the underlying shares or units vest, and no dividend equivalents or otherwise may be credited with respect to options and SARs.
No Repricing without Stockholder Approval. The Amended Plan expressly provides that the Plan Administrator will not implement an exchange program without the approval of stockholders under which outstanding awards are amended to provide for a lower exercise price or surrendered or cancelled in exchange for awards with a lower exercise price, a different type of award, cash, or a combination of the foregoing.
Stock Options. The Plan Administrator may grant ISOs and/or NSOs under the Amended Plan; provided that ISOs are only granted to employees and provided further that ISOs may not be granted without stockholder approval following June 11, 2035. The exercise price of ISOs and NSOs must equal at least the fair market value of our common stock on the date of grant and the term of an option may not exceed 10 years; provided, however, an ISO held by a participant who owns more than 10% of the total combined voting power of all classes of our stock, or any related corporations, may not have a term in excess of 5 years and must have an exercise price of at least 110% of the fair market value of our common stock on the grant date. Notwithstanding the foregoing, options may be granted with a per share exercise price that is less than the fair market value of our common stock on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code. The Plan Administrator will determine the methods of payment of the exercise price of an option, which may include cash, check, promissory note to the extent permitted by applicable law, shares with a fair market value equal to the aggregate exercise price, consideration received by the Company under a

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broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Amended Plan, net exercise, such other consideration and method of payment to the extent permitted by applicable laws, or any combination of the foregoing methods of payment. Subject to the provisions of the Amended Plan, the Plan Administrator determines the remaining terms of the options (e.g., vesting). After the termination of service of an employee, independent contractor, or non-employee director, the participant may exercise his or her option, to the extent vested as of such date of termination, for the period of time stated in his or her option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for twelve months. In all other cases, the option will generally remain exercisable for three months following the termination of service. However, in no event may an option be exercised later than the expiration of its term.
SARs. SARs may be granted under the Amended Plan. SARs allow the participant to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. Subject to the provisions of the Amended Plan, the Plan Administrator determines the terms of SARs, including when such rights vest and become exercisable and whether to settle such awards in cash or with shares of our common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a SAR will be no less than 100% of the fair market value per share on the date of grant and the term of a SAR may not exceed 7 years. The specific terms will be set forth in an award agreement.
RSAs. RSAs may be granted under the Amended Plan. RSAs are grants of shares of our common stock that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Shares will vest and the restrictions on such shares will lapse, in accordance with terms and conditions established by the Plan Administrator. Such terms may include, among other things, vesting upon the achievement of specific performance goals determined by the Plan Administrator and/or continued service. The Plan Administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of RSAs generally will have voting rights with respect to such shares upon grant without regard to vesting, unless the Plan Administrator provides otherwise. Shares that do not vest for any reason will be forfeited by the participant and will revert to the Company. The specific terms will be set forth in an award agreement.
RSUs. RSUs may be granted under the Amended Plan. Each RSU granted is a bookkeeping entry representing an amount equal to the fair market value of one share of our common stock. The Plan Administrator determines the terms and conditions of RSUs including the vesting criteria, which may include achievement of specified performance criteria or continued service, and the form and timing of payment. The Plan Administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. The Plan Administrator determines in its sole discretion whether an award will be settled in stock, cash, or a combination of both. The specific terms will be set forth in an award agreement.
Performance Units/Performance Shares (“PSUs”). PSUs may be granted under the Amended Plan. PSUs are awards that will result in a payment to a participant only if performance goals established by the Plan Administrator are achieved and any other applicable vesting provisions are satisfied. The Plan Administrator will establish organizational or individual performance goals in its discretion for a performance period, which, depending on the extent to which they are met, will determine the number and/or the value of PSUs to be paid out to participants. The Compensation Committee will adjust any performance criteria, performance measures, or other feature of an award that relates to, or is wholly or partially based on, or the value of, any stock of the Company, to reflect any stock dividend or split, repurchase, recapitalization, combination, or exchange of shares, or other similar changes in such stock.
After the grant of a PSU, the Plan Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such PSU. PSUs will have an initial dollar value established by the Plan Administrator prior to the grant date. PSUs will have an initial value equal to the fair market value of our common stock on the grant date. The Plan Administrator, in its sole discretion, may pay earned PSUs in the form of cash, in shares, or in some combination thereof. The specific terms will be set forth in an award agreement.
Transferability of Awards. Unless the Plan Administrator provides otherwise, the Amended Plan generally does not allow for the transfer of awards and only the recipient of an option or SAR may exercise such an award during his or her lifetime. If the Plan Administrator makes an award transferable, such award will contain such additional terms and conditions as the Plan Administrator deems appropriate; provided, that in no event may any award be transferred for consideration to a third-party financial institution.
Certain Adjustments. In the event of certain corporate events or changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the Amended Plan, the Plan Administrator will make

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adjustments to one or more of the number and class of shares that may be delivered under the Amended Plan and/or the number, class, and price of shares covered by each outstanding award and the numerical share limits contained in the Amended Plan. In the event of a proposed winding up, liquidation, or dissolution of the Company, the Plan Administrator will notify participants as soon as practicable, and all awards will terminate immediately prior to the consummation of such proposed transaction.
Change in Control. Awards will be assumed, or substantially equivalent Awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices. However, in the event that the successor corporation does not assume or substitute for the award, the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable, all restrictions on restricted stock and restricted stock units will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at the greater of one hundred percent (100%) of target levels and the actual level of achievement to which such awards are tracking as of the date of a change in control, with and all other terms and conditions met. in addition, if an option or stock appreciation right is not assumed or substituted in the event of a change in control, the administrator will notify the participant in writing or electronically that the option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.
For the purposes of the Amended Plan, an award will be considered assumed if, following the change in control, the award confers the right to purchase or receive, for each share subject to the award immediately prior to the change in control, the consideration (whether stock, cash, or other securities or property) received in the change in control by holders of common stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the change in control is not solely common stock of the successor corporation or its parent, the Plan Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an option or SAR or upon the payout of an RSU, performance unit or performance share, for each share subject to such award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of common stock in the change in control.
Notwithstanding anything in the Amended Plan to the contrary, an award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the company or its successor modifies any of such performance goals without the participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-change in control corporate structure will not be deemed to invalidate an otherwise valid award assumption.
With respect to awards granted to an Outside Director (as defined in the Amended Plan) that are assumed or substituted for, if on the date of or following such assumption or substitution the participant’s status as a director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the participant (unless such resignation is at the request of the acquirer), then the participant will fully vest in and have the right to exercise options and/or stock appreciation rights as to all of the shares underlying such award, including those shares which would not otherwise be vested or exercisable, all restrictions on RSAs, RSUs and PSUs will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels for the relevant performance period and all other terms and conditions met.
Compliance with Applicable Law and Company Policies; Compensation Recovery. The Amended Plan provides that each participant must comply with applicable law, the Company’s Code of Business Conduct and Ethics, and the Company’s corporate policies, as applicable, including without limitation the Company’s Policy for Recoupment of Incentive Compensation, and such compliance is necessary to earn an award under the Amended Plan.
Plan Amendment, Termination. The Board has the authority to amend, suspend, or terminate the Amended Plan provided such action does not impair the existing rights of any participant (unless mutually agreed in writing between the participant and the Plan Administrator).
Term of Plan. The Amended Plan, if approved by stockholders, will continue in effect until terminated by the Board. Further, no ISOs may be granted after July 13, 2025 without further stockholder approval.

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U.S. Federal Tax Aspects
THE FOLLOWING IS ONLY A SUMMARY OF THE EFFECT OF THE U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY UNDER THE AMENDED PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND IT DOES NOT DISCUSS THE TAX CONSEQUENCES OF THE EMPLOYEE’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.
Options or SARs. A participant will not have taxable income upon the grant of an option or SAR. Exercising an ISO will not result in any taxable income to the participant, except for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition of the shares will either be long-term capital gain or loss or ordinary income depending upon whether the participant holds the shares transferred upon exercise for a specified period. Any ordinary income recognized will be the amount, if any, by which the lesser of the fair market value of the shares on the date of exercise or the amount realized from the sale exceeds the option price.
For NSOs and SARs the participant will recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the shares subject to the exercised NSOs/SARs over the exercise price on the date of exercise. Any gain or loss recognized upon any later disposition of the shares generally will be capital gain or loss.
RSAs. A participant who receives an RSA will not have taxable income upon grant but upon vesting, unless the participant elects to be taxed at the time of grant by timely filing an 83(b) election with the IRS. The participant will recognize ordinary income equal to the fair market value of the shares at the time of vesting (or at the time of grant if the participant makes a timely 83(b) election), less the purchase price paid for the RSA (if any).
RSUs or PSUs. A participant who receives RSUs or PSUs will not have taxable income upon grant of the stock award; instead, the participant will be taxed upon settlement of the stock award. The participant will recognize ordinary income equal to the fair market value of the shares or the amount of cash received by the participant. In addition, Section 409A of the Code imposes certain restrictions on deferred compensation arrangements. Stock awards that are treated as deferred compensation under Section 409A of the Code are intended to meet the requirements of this section of the Code.
New Plan Benefits
The following table sets forth certain information regarding future benefits under the Amended Plan.

Name and Position	Number of Shares
Mary Powell, Chief Executive Officer	(1)
Paul Dickson, President and Chief Revenue Officer	(1)
Danny Abajian, Chief Financial Officer	(1)
Jeanna Steele, Chief Legal and People Officer	(1)
All current executive officers as a group	(1)
All current directors who are not executive officers as a group	(2)
All employees, including all current officers who are not executive officers, as a group	(1)
(1) Awards granted under the Amended Plan to our executive officers and other employees are discretionary and are not subject to set benefits or amounts under the terms of the Amended Plan, and our Board and Compensation Committee have not granted any awards under the Amended Plan subject to stockholder approval of this Proposal 4. Accordingly, the benefits or amounts that will be received by or allocated to our executive officers and other employees under the Amended Plan are not determinable.
(2) Awards granted under the Amended Plan to our non-employee directors are discretionary and are not subject to set benefits or amounts under the terms of the Amended Plan, and our Board and Compensation Committee have not granted any awards under the Amended Plan subject to stockholder approval of this Proposal 4. However, pursuant to our current Amended and Restated Non-Employee Director Pay Policy, each of our current non-employee directors automatically will be granted annual awards in the form of RSU awards on January 1st of each year. The total dollar value of such annual RSU awards will be $180,000 for each of our non-employee directors. The number of shares of our common stock subject to each such RSU award is not determinable at this time, as the number of shares subject to each such RSU award will be determined by dividing the target dollar value by the average closing stock price for the 30 trading

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days preceding the grant date. On and after the date of the Annual Meeting, any such RSU awards will be granted under the Amended Plan if this Proposal 4 is approved by our stockholders.
Historical Plan Benefits
The following table sets forth, for each of the individuals and groups indicated, the total number of shares of our common stock subject to stock awards and stock-based awards that have been granted (even if not currently outstanding) under the Plan, since the Plan became effective until December 31, 2024.4

Name and Position	Number of Shares
Mary Powell, Chief Executive Officer	989,403
Paul Dickson, President and Chief Revenue Officer	214,776
Danny Abajian, Chief Financial Officer	1,428,732
Jeanna Steele, Chief Legal and People Officer	1,034,719
All current executive officers as a group	3,667,630
All current directors who are not executive officers as a group	6,212,935
Each director nominee
Katherine August-deWilde	103,452
Leslie Dach	94,624
Ed Fenster	2,539,677
Alan Ferber	63,618
Lynn Jurich	3,385,438
Sonita Lontoh	24,153
John Trinta	1,973
Each associate of any executive officer or current director	—
Each person who received 5% or more of the awards granted under the Plan	5,925,115
All employees, including all current officers who are not executive officers, as a group	31,172,593
Please also refer to “Equity Compensation Plan Information” for further information about shares, which may be issued upon the exercise of options, warrants and rights granted to employees, consultants or members of our Board of Directors under all of our equity compensation plans as of December 31, 2024.
Vote Required
The adoption of the Amended Plan requires the affirmative vote of a majority of the shares of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.
4 This number is reflective of stock awards and stock-based awards granted under our 2015 Equity Incentive Plan. Awards granted under other equity incentive plans such as the 2014 Plan, are not reflected in this number.

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The Dodd-Frank Act and Section 14A of the Exchange Act require stockholders to express their preference—at least once every six years—on how often we should hold a non-binding advisory vote on the compensation of our Named Executive Officers (NEOs). Stockholders may choose to have this vote every 1 year, 2 years, or 3 years.
After careful consideration, our Board has determined that holding an annual advisory vote on executive compensation is the best approach for both the Company and our stockholders. This decision reflects the fact that our Named Executive Officers' (NEOs) compensation is reviewed, adjusted, and approved on an annual basis. An annual vote ensures that stockholders can regularly express their views on our executive compensation policies, allowing the Board and the Compensation Committee to incorporate this feedback into their decision-making process each year. This consistent engagement strengthens transparency and accountability while aligning executive pay with stockholder interests. While we recognize that perspectives may vary, we value stockholder input and look forward to hearing your views on this matter each year.
Stockholders are not voting to approve or reject the Board’s recommendation. Instead, they are selecting their preferred frequency for future non-binding advisory “say-on-pay” votes: every 1 year, 2 years, or 3 years. Stockholders who do not have a preference may choose to abstain. Based on the reasons outlined above, the Board recommends an annual (1-year) advisory vote on executive compensation.
You may cast your vote by choosing the option of one year, two years, three years, or abstain from voting in response to the resolution set forth below:
“RESOLVED, that the option of once every year, two years or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which Sunrun Inc. (the “Company”) is to hold an advisory vote by stockholders to approve the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, narrative disclosures and other related disclosure.”
Vote Required
The frequency option that receives the highest number of votes from shares present in person or represented by proxy at the annual meeting will be considered the preferred choice of stockholders. You may vote for “1 Year,” “2 Years,” “3 Years,” or choose to abstain. Abstentions and broker non-votes will not impact the final outcome.
Although this vote is advisory and non-binding, the Board and Compensation Committee will take the results into account when deciding how often to hold future stockholder advisory votes on executive compensation.

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The Audit Committee is a committee of the Board comprised solely of independent directors as required by the Nasdaq listing standards and rules and regulations of the SEC. The Audit Committee operates under a written charter approved by the Board, which is available on the company’s website at www.sunrun.com on the “Governance Documents” page under the “Investor Relations – Leadership & Governance” section. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate Audit Committees. The Audit Committee reviews and assesses the adequacy of its charter and the Audit Committee’s performance on an annual basis.
With respect to the company’s financial reporting process, the management of the company is responsible for (1) establishing and maintaining internal controls and (2) preparing the company’s consolidated financial statements. The company’s independent registered public accounting firm, Ernst & Young LLP (“EY”), is responsible for auditing these financial statements. It is the responsibility of the Audit Committee to oversee these activities. It is not the responsibility of the Audit Committee to prepare the company’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the Audit Committee has:
•    reviewed and discussed the audited financial statements with management and EY;
•    discussed with EY the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission (“SEC”); and
•    received the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with EY its independence.
Based on the Audit Committee’s review and discussions with management and EY, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10‑K for the fiscal year ended December 31, 2024 for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the Board:
John Trinta (Chair)
Leslie Dach
Sonita Lontoh

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act, or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

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The following table sets forth certain information with respect to the beneficial ownership of our capital stock as of March 1, 2025 for:
•each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;
•each of our named executive officers;
•each of our directors and nominees for director; and
•all of our current executive officers and directors as a group.
We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of our capital stock that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 226,213,579 shares of our common stock outstanding as of March 1, 2025. In computing the number of shares of capital stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of our capital stock subject to options held by the person that are currently exercisable or exercisable within 60 days of March 1, 2025 and issuable upon the vesting of RSUs held by the person within 60 days of March 1, 2025. However, we did not deem such shares of our capital stock outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Sunrun Inc., 600 California Street, Suite 1800, San Francisco, California 94108. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Named Executive Officers and Directors:
Mary Powell(1)	457,396	*
Paul Dickson(2)	414,717	*
Danny Abajian(3)	356,308	*
Jeanna Steele(5)	322,671	*
Edward Fenster(4)	2,382,992	1.05%
Lynn Jurich(6)	3,447,297	1.52%
Katherine August-deWilde(7)	101,868	*
Leslie Dach(8)	86,022	*
Alan Ferber(9)	58,517	*
Sonita Lontoh(10)	24,153	*
John Trinta(11)	1,973	*
All executive officers and directors as a group (11 persons)(12)	7,653,914	3.37%
5% Stockholders:
BlackRock, Inc.(13)	42,260,731	18.68%
The Vanguard Group, Inc.(14)	22,018,262	9.73%
Greenvale Capital LLP(15)	13,500,000	5.97%
Alyeska Investment Group, L.P(16)	12,028,454	5.32%

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*Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.
1.Consists of (i) 203,674 shares held of record by Ms. Powell, (ii) 181,859 shares issuable pursuant to outstanding stock options held by Ms. Powell which are exercisable within 60 days of March 1, 2025, and (iii) 71,863 shares issuable pursuant to RSUs which will vest within 60 days of March 1, 2025.
2.Consists of (i) 153,941 shares held of record by Mr. Dickson, (ii) 205,324 shares issuable pursuant to outstanding stock options held by Mr. Dickson which are exercisable within 60 days of March 1, 2025, and (iii) 55,452 shares issuable pursuant to RSUs which will vest within 60 days of March 1, 2025.
3.Consists of (i) 4,019 shares held of record by Mr. Abajian, (ii) 155,959 shares held of record by a trust for the benefit of Mr. Abajian and his family, (iii) 146,713 shares issuable pursuant to outstanding stock options held by Mr. Abajian which are exercisable within 60 days of March 1, 2025, and (iv) 49,617 shares issuable pursuant to RSUs which will vest within 60 days of March 1, 2025.
4.Consists of (i) 151,970 shares held of record by Ms. Steele, (ii) 139,513 shares issuable pursuant to outstanding stock options held by Ms. Steele which are exercisable within 60 days of March 1, 2025 and (iii) 31,188 shares issuable pursuant to RSUs which will vest within 60 days of March 1, 2025.
5.Consists of (i) 1,340,801 shares held of record by Mr. Fenster, (ii) 1,037,545 shares issuable pursuant to outstanding stock options held by Mr. Fenster which are exercisable within 60 days of March 1, 2025, and (iii) 4,646 shares issuable pursuant to RSUs which will vest within 60 days of March 1, 2025.
6.Consists of (i) 939,616 shares held of record by Ms. Jurich, (ii) 1,600,000 shares held of record by Jurich Murray Holdings LLC, of which Ms. Jurich is the sole member, (iii) 904,068 shares issuable pursuant to outstanding stock options held by Ms. Jurich which are exercisable within 60 days of March 1, 2025, and (iv) 3,613 shares issuable pursuant to RSUs which will vest within 60 days of March 1, 2025.
7.Consists of 101,868 shares held of record by a trust for the benefit of Ms. August-deWilde and her family.
8.Consists of (i) 85,585 shares held directly by Mr. Dach, and (ii) 437 shares held of record by Mr. Dach’s spouse.
9.Consists of (i) 48,517 shares held of directly by Mr. Ferber and (ii) 10,000 shares held of record by Brenda A. Ferber Trust.
10.Consists of 24,153 shares held of record by Ms. Lontoh.
11.Consists of 1,973 shares held of record by Mr. Trinta.
12.Consists of (i) 4,822,513 shares held of record, (ii) 2,615,022 shares issuable pursuant to outstanding stock options which are exercisable within 60 days of March 1, 2025, and (iii) 216,379 shares issuable pursuant to RSUs which will vest within 60 days of March 1, 2025.
13.This information is based solely on a Schedule 13G/A, filed with the SEC on November 12, 2024 by BlackRock, Inc. (“BlackRock”) reporting its beneficial ownership as of September 30, 2024. The Schedule 13G/A reports that BlackRock has sole voting power with respect to 41,883,708 shares and sole dispositive power with respect to 42,260,731 shares. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.
14.This information is based solely on a Schedule 13G/A, filed with the SEC on April 10, 2024 by The Vanguard Group, Inc. (“Vanguard”) reporting its beneficial ownership as of March 28, 2024. The Schedule 13G/A reports that Vanguard has shared voting power with respect to 73,247 shares, sole dispositive power with respect to 22,018,262 shares, and shared dispositive power with respect to 306,844 shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
15.This information is based solely on a Schedule 13G, filed with the SEC on February 14, 2025 by Greenvale reporting its beneficial ownership as of December 31, 2024. The Schedule 13G reports that Greenvale has sole voting power with respect to 13,500,000 shares and shared voting power with respect to 13,500,000 shares. The address is 1st Floor, 1 Vere Street, London W1G 0DF, United Kingdom.
16.This information is based solely on a Schedule 13G/A, filed with the SEC on February 14, 2025 by Alyeska reporting its beneficial ownership as of December 31, 2024. The Schedule 13G/A reports that Alyeska has shared voting power with respect to 12,028,454 shares and shared dispositive power with respect to 12,028,454 shares. The address is 77 West Wacker Drive, 7th Floor, Chicago, IL 60601.
For information concerning the equity compensation plan information, please see the section titled “Executive Compensation–Equity Compensation Plan Information.”

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE
Policies and Procedures for Related Party Transactions
Our Audit Committee has the primary responsibility for reviewing and approving transactions with related persons. Our Audit Committee charter provides that our Audit Committee shall review and approve in advance any related person transactions. Our Board has adopted a formal written policy providing that we are not permitted to enter into any transaction that exceeds $120,000 and in which any related person has a direct or indirect material interest without the consent of our Audit Committee. In approving or rejecting any such transaction, our Audit Committee is to consider the relevant facts and circumstances available and deemed relevant to our Audit Committee, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.
Since the beginning of our last fiscal year, there are no transactions, to which we were a party or will be a party, and none are currently proposed, in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, nominees for director, executive officers, or beneficial holders of more than 5% of our outstanding common stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities (each, a related person), had or will have a direct or indirect material interest.
For information concerning the director independence, please see the section titled “Directors, Executive Officers, and Corporate Governance–Director Independence.”
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the proxy statement, Annual Report on Form 10-K or Notice of Internet Availability of Proxy Materials, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. This year, a number of brokers with account holders who are our stockholders will be householding our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the impacted stockholders. Once you have received notice from us (if you are a stockholder of record) or from your broker (if you are a beneficial owner) that we or they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive separate proxy materials, including the Notice, or if you currently receive multiple copies and would like to request “householding” of your communications, please notify your broker or us. Direct your written request to us to the Sunrun Inc., Attention: Investor Relations, 600 California Street, Suite 1800, San Francisco, CA 94108 or by telephone at (415) 510-4833. In the event a stockholder that received multiple copies would like to receive only one copy for such stockholder’s household, such stockholder should contact their bank, broker, or other nominee record holder, or contact us at the above address or phone number.
OTHER MATTERS
Fiscal Year 2024 Annual Report and SEC Filings
Our financial statements for our fiscal year ended December 31, 2024 are included in our Annual Report on Form 10‑K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website at www.sunrun.com under “Investors – Filings & Financials” and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Sunrun Inc., Attention: Investor Relations, 600 California Street, Suite 1800, San Francisco, California 94108.
*    *    *

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The Board does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

San Francisco, California
April 29, 2025

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SUNRUN INC.
AMENDED AND RESTATED
2015 EQUITY INCENTIVE PLAN
Effective Date: June 11, 2025
1.Purposes of the Plan. The purposes of this Plan are:
•to attract and retain the best available personnel for positions of substantial responsibility,
•to provide additional incentive to Employees, Directors and Consultants, and
•to promote the success of the Company’s business.
The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares.
2.Definitions. As used herein, the following definitions will apply:
a.“Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.
b.“Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.
c.“Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units or     Performance Shares.
d.“Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.
e.“Board” means the Board of Directors of the Company.
f.“Change in Control” means the occurrence of any of the following events:
i.A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; or
ii.A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered

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to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or
iii.A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.
Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
g.“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
h.“Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or a duly authorized committee of the Board, in accordance with Section 4 hereof.
i.“Common Stock” means the common stock of the Company.
j.“Company” means Sunrun Inc., a Delaware corporation, or any successor thereto.
k.“Consultant” means any natural person, including an advisor, engaged by the Company or a Parent or Subsidiary to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities.
l.“Director” means a member of the Board.
m.“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.
n.“Effective Date” means June 11, 2025.

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o.“Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.
p.“Exchange Act” means the Securities Exchange Act of 1934, as amended.
q.“Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is increased or reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.
r.“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
i.If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
ii.If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or
iii.In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.
s.“Fiscal Year” means the fiscal year of the Company.
t.“Incentive Stock Option” means an Option that by its terms qualifies and is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.
u.“Inside Director” means a Director who is an Employee.
v.“Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.
w.“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
x.“Option” means a stock option granted pursuant to the Plan.
y.“Outside Director” means a Director who is not an Employee.
z.“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
aa.“Participant” means the holder of an outstanding Award.
ab.“Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 10.
ac.“Performance Unit” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.
ad.“Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such

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restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.
ae.“Plan” means this Amended and Restated 2015 Equity Incentive Plan, as may be amended from time to time.
af.“Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.
ag.“Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.
ah.“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.
ai.“Section 16(b)” means Section 16(b) of the Exchange Act.
aj.“Service Provider” means an Employee, Director or Consultant.
ak.“Share” means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.
al.“Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a Stock Appreciation Right.
am.“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.
3.Stock Subject to the Plan.
a.Stock Subject to the Plan. Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan as of the Effective Date is 38,223,498, which includes Shares remaining available for issuance pursuant to the Plan as of immediately prior to the Effective Date and all automatic yearly Share increases on January 1st of each fiscal year commencing on January 1, 2022 and ending on (and including) January 1, 2025, plus the sum of (i) any Shares that, as of the Effective Date, have been reserved but not issued pursuant to any awards granted under the Company’s 2013 Equity Incentive Plan, as amended and restated (the “2013 Plan”), and are not subject to any awards granted thereunder, and (ii) any Shares subject to stock options or similar awards granted under the Company’s 2014 Equity Incentive Plan, the 2013 Plan, the Company’s Amended and Restated 2008 Equity Incentive Plan, or the Mainstream Energy Corporation 2009 Stock Plan (collectively, the “Existing Plans”) that, on or after the Effective Date, expire or otherwise terminate without having been exercised in full and Shares issued pursuant to awards granted under the Existing Plans that are forfeited to or repurchased by the Company, with the maximum number of Shares to be added to the Plan from previously granted awards under the Existing Plans equal to 10,018,959. The Shares may be authorized, but unissued, or reacquired Common Stock.
b.Lapsed Awards. As of the Effective Date, if an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to, or repurchased by, the Company due to failure to vest, then the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares), which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, the full number of Shares subject to the Award (i.e., the number of Shares underlying the Stock Appreciation Right, regardless of number of Shares actually issued) will cease to be available under the Plan. Shares withheld or not issued by the Company to satisfy tax withholding obligations or to settle the exercise price shall not become available for issuance under the Plan. Shares that actually have been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company other than to satisfy a tax withholding obligation, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price of an Award or to satisfy

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the tax withholding obligations related to an Award shall not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment shall not result in reducing the number of Shares available for issuance under the Plan. Shares repurchased by the Company on the open market with the proceeds of the exercise or strike price of an Option or Stock Appreciation Right shall not become available for issuance under the Plan. Notwithstanding the foregoing, and subject to adjustment as provided in Section 15, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan pursuant to Section 3(b).
c.Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.
4.Administration of the Plan.
a.Procedure.
i.Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.
ii.Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.
iii.Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.
b.Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:
i.to determine the Fair Market Value;
ii.to select the Service Providers to whom Awards may be granted hereunder;
iii.to determine the number of Shares to be covered by each Award granted hereunder;
iv.to approve forms of Award Agreements for use under the Plan;
v.to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine; provided, however, that Awards to Officers may not vest earlier than the one (1) year anniversary of the grant date (except if accelerated (A) pursuant to Section 15 hereof or pursuant to a severance plan or agreement entered into by and between the Company and an Officer, (B) due to an Officer’s death, or (C) due to an Officer’s Disability) and no Officer will be permitted to execute a promissory note as partial or full consideration for the purchase of Shares;
vi.to institute and determine the terms and conditions of an Exchange Program; provided that the Administrator may not, without prior stockholder approval, exercise its discretion to reduce the exercise price of outstanding Options or Stock Appreciation Rights or effect repricing through cancellation and re-grants or cancellation of Options or Stock Appreciation Rights in exchange for cash or other Awards;
vii.to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;
viii.to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;

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ix.to modify or amend each Award (subject to Section 19 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 6(b) of the Plan regarding Incentive Stock Options);
x.to allow Participants to satisfy tax withholding obligations in such manner as prescribed in Section 16 of the Plan;
xi.to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;
xii.to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that otherwise would be due to such Participant under an Award; and
xiii.to make all other determinations deemed necessary or advisable for administering the Plan.
c.Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.
5.Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees. All Participants must comply with Applicable Laws, the Company’s Code of Business Conduct and Ethics, and the Company’s corporate policies, as applicable, including but not limited to its Policy for Recoupment of Incentive Compensation, as may be amended from time to time, and such compliance is necessary to earn an Award under the Plan.
6.Stock Options.
a.Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted. Notwithstanding any other provision of the Plan to the contrary, no Incentive Stock Options shall be granted following the ten-year anniversary of the Effective Date written above without stockholder approval.
b.Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.
c.Option Exercise Price and Consideration.
i.Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:
1.In the case of an Incentive Stock Option
a.granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

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b.granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.
2.In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.
3.Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.
ii.Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.
iii.Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment; provided that a promissory note shall not be permitted. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (4) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (5) by net exercise; (6) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (7) any combination of the foregoing methods of payment.
d.Exercise of Option.
i.Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.
An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan.
Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.
ii.Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement).

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In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
iii.Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
iv.Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
7.Restricted Stock.
a.Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.
b.Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.
c.Transferability. Except as provided in this Section 7 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.
d.Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.
e.Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may

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determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.
f.Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.
g.Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.
8.Restricted Stock Units.
a.Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.
b.Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion.
c.Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.
d.Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both.
e.Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.
9.Stock Appreciation Rights.
a.Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.
b.Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.
c.Exercise Price and Other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.
d.Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.
e.Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement, as determined by the Administrator, in its sole discretion. Notwithstanding the foregoing, the rules of Section 6(d) relating to exercise also will apply to Stock Appreciation Rights.

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f.Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:
i.The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times
ii.The number of Shares with respect to which the Stock Appreciation Right is exercised.
At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.
10.Performance Units and Performance Shares.
a.Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.
b.Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.
c.Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.
d.Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.
e.Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.
f.Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.
11.Outside Director Limitations. Subject to the provisions of Section 15 of the Plan, the aggregate value of all compensation granted or paid, as applicable, to any Outside Director with respect to any fiscal year following the Effective Date, including Awards granted and cash fees paid by the Company to such Outside Director, shall not exceed $1,000,000 in total value, calculating the value of any Awards based on the grant date fair value of such equity awards for financial reporting purposes. Compensation shall count towards this limit for the fiscal year in which it was granted or earned, and not later when distributed, in the event it is deferred.
Any Awards granted to an individual while he or she was an Employee, or while he or she was a Consultant, but not an Outside Director, will not count for purposes of the limitations under this Section 11.

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12.No Dividends and Dividend Equivalents on Unvested Awards. Dividends and dividend equivalents will not be paid or settled with respect to any Award granted under the Plan until the underlying shares or units vest, and no dividend equivalents or otherwise may be credited with respect to Options and Stock Appreciation Rights.
13.Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.
14.Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate. In no event may an Award be transferred for consideration to a third-party financial institution.
15.Adjustments; Dissolution or Liquidation; Change in Control.
a.Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits in Sections 3 and 11 of the Plan. No dividends or dividend equivalents shall be paid or settled with respect to any Award granted under the Plan until the underlying Shares vest, and no dividend equivalents or otherwise shall be credited with respect to Options and Stock Appreciation Rights.
b.Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it previously has not been exercised, an Award will terminate immediately prior to the consummation of such proposed action.
c.Change in Control.
Awards will be assumed, or substantially equivalent Awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices. However, in the event that the successor corporation does not assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at the greater of one hundred percent (100%) of target levels and the actual level of achievement to which such awards are tracking as of the date of a Change in Control, with all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.
For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the

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Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.
Notwithstanding anything in this Section 15(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.
d.Outside Director Awards. With respect to Awards granted to an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquirer), then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.
16.    Tax.
a.Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholding obligations are due, the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).
b.Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part, by (without limitation) (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, or (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.
c.Compliance With Code Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A, the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A.
17.No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

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18.Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.
19.Term of Plan. Subject to Section 23 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect unless terminated earlier under Section 20 of the Plan.
20.Amendment and Termination of the Plan.
a.Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.
b.Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.
c.Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.
21.Conditions Upon Issuance of Shares.
a.Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.
b.Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
22.Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any state, federal or foreign law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.
23.Stockholder Approval. The amendment and restatement of the Plan will be subject to approval by the stockholders of the Company at the annual meeting of stockholders that will be held in June 2025. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.
PROXY STATEMENT FOR
2025 ANNUAL MEETING OF STOCKHOLDERS
To be held at 8:30 a.m. Pacific Time on Wednesday, June 11, 2025
This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our Board of Directors (“Board”) for use at the 2025 annual meeting of stockholders of Sunrun Inc., a Delaware corporation (“Sunrun” or the “Company”), and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held on Wednesday, June 11, 2025 at 8:30 a.m. Pacific Time, via a live audio-only webcast. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed or made available to stockholders on or about April 29, 2025 to all stockholders entitled to vote at the Annual Meeting.
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

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Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.
What matters am I voting on and how does the Board recommend I vote on these proposals?
Who is entitled to vote?
Holders of our common stock as of the close of business on April 15, 2025, the record date for the Annual Meeting, will be entitled to notice of and to vote at the Annual Meeting. A list of stockholders entitled to vote at the close of business on the record date will be available at our headquarters, 600 California Street, Suite 1800, San Francisco, California 94108, for 10 days prior to the annual meeting to registered stockholders for any legally valid purpose related to the Annual Meeting. For additional information or to schedule an appointment to view the stockholder list during such period, please contact us at investors@sunrun.com.
Registered Stockholders. If on April 15, 2025, shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or vote in person during the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”
Street Name Stockholders. If on April 15, 2025, shares of our common stock are held on your behalf in a stock brokerage account, or by a bank, trustee or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank, trustee, or other nominee as to how to vote your shares and are also invited to attend the Annual Meeting. Please follow the instructions provided by your broker, bank, trustee, or other nominee as to how to vote your shares. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank, trustee, or other nominee as “street name stockholders.”

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What constitutes a quorum for the Annual Meeting?
A quorum is required for stockholders to conduct business at the Annual Meeting. The presence, in person or represented by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to establish a quorum at the meeting. As of the close of business on the record date, there were 228,486,470 shares of our common stock outstanding. Shares present, in person or represented by proxy, including shares as to which authority to vote on any proposal is withheld, shares abstaining as to any proposal and broker non-votes (where a broker submits a properly executed proxy but does not have authority to vote a stockholder’s shares) on any proposal will be considered present at the meeting for purposes of establishing a quorum.
How many votes do I have?
In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the record date. Stockholders are not permitted to cumulate votes with respect to the election of directors.
How many votes are needed to approve each proposal?
•Proposal No. 1: The election of our Class I directors requires a plurality vote of the shares of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote. “Plurality” means that the nominees who receive the largest number of votes cast “FOR” are elected as directors. Any shares not voted “FOR” a particular nominee (as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “FOR” or “WITHHOLD” on each of the nominees.
•Proposal No. 2: The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the shares of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “AGAINST.” Broker non-votes will have no effect on the outcome of this proposal.
•Proposal No. 3: The ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote. As described in Proposal No. 2 above, an abstention will have the same effect as a vote “AGAINST” and broker non-votes will have no effect.
•Proposal No. 4: The adoption of Sunrun 2025 Equity Incentive Plan requires the affirmative vote of a majority of the shares of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote. As described in Proposal No. 2 above, an abstention will have the same effect as a vote “AGAINST” and broker non-votes will have no effect.
•Proposal No. 5: The determination, on an advisory basis, of the frequency in which we should solicit a non-binding advisory vote on the compensation of our NEOs. The result of the vote is non-binding, and the Board will consider the outcome of the vote when deciding how often an advisory vote on executive compensation will be submitted to the Company’s stockholders. You may indicate whether you would prefer an advisory vote on executive compensation every “1 year,” “2 years” or “3 years”, or you may “abstain” from voting on the proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
How do I vote?
If you are a stockholder of record, there are four ways to vote:
•By Internet: You may submit a proxy over the Internet by following the instructions at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time the day before the Annual Meeting (have your Notice or proxy card in hand when you visit the website);
•By Toll-free Telephone: You may submit a proxy by calling (800) 690-6903, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time the day before the Annual Meeting (have your Notice or proxy card in hand when you call);

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•By Mail: You may complete, sign, and mail your proxy card (if you received printed proxy materials) which must be received by us no later than the day before the Annual Meeting; or
•By Completing an Online Ballot at the Annual Meeting: You may attend the Annual Meeting virtually by visiting www.virtualshareholdermeeting.com/RUN2025 and complete an online ballot at the Annual Meeting. Please have your 16-digit control number previously provided to you in your proxy materials and the meeting password.
Even if you plan to attend the Annual Meeting virtually via the Internet, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend.
If you are a street name stockholder, you will receive voting instructions from your broker, bank, trustee, or other nominee. You must follow the voting instructions provided by your broker, bank, trustee, or other nominee in order to instruct your broker or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning an instruction card, by telephone or by Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares during the Annual Meeting unless you obtain a legal proxy from your broker, bank, trustee or other nominee.
Assistance and Additional Information
If you need assistance with submitting a proxy to vote your shares via the Internet, by telephone or by completing your Sunrun proxy card, or have questions regarding the virtual annual meeting, please contact MacKenzie Partners, the proxy solicitor for Sunrun, at (800) 322-2885 (toll-free for stockholders), (212) 929-5500 (collect for banks and brokers) or proxy@mackenziepartners.com.
Can I change my vote after submitting my proxy?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting in any one of the following ways:
•You may enter a new vote by Internet or by telephone until 11:59 p.m. Eastern Time the day before the Annual Meeting;
•You may submit another properly completed proxy card by mail with a later date, which must be received by us no later than the day before the Annual Meeting;
•You may send written notice that you are revoking your proxy to our Corporate Secretary at Sunrun Inc., 600 California Street, Suite 1800, San Francisco, CA 94108, which must be received by us no later than the day before the Annual Meeting; or
•You may attend the Annual Meeting virtually by visiting www.virtualshareholdermeeting.com/RUN2025 and completing an online ballot at the Annual Meeting. Please have your 16-digit control number previously provided to you in your proxy materials and the meeting password. If you are a street name stockholder, your broker or nominee can provide you with instructions on how to change your vote.
What do I need to do to attend the virtual Annual Meeting?
Access to the virtual meeting will begin at 8:15 a.m. Pacific Time on Wednesday, June 11, 2025.
Registered Stockholders. If on April 15, 2025, shares of Sunrun common stock were registered directly with your name with AST, our transfer agent, you can attend the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/RUN2025 and entering the 16-digit control number previously provided to you in your proxy materials.
Street Name Stockholders. If on April 15, 2025, shares of Sunrun common stock were held on your behalf in a stock brokerage account, or by a bank, trustee, or other nominee, you can attend the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/RUN2025 and entering the 16-digit control number previously provided to you in your proxy materials. Street name stockholders who wish to attend the meeting but did not receive a 16-digit control number from their bank or brokerage firm, should follow the instructions from their bank or brokerage firm, including any requirement to obtain a legal proxy. Most brokerage firms or banks allow a stockholder to obtain a legal proxy either

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online or by mail.
The virtual Annual Meeting website will be active fifteen minutes prior to the start of the meeting and stockholders are encouraged to log in to the meeting early. Only stockholders who have a 16-digit control number may attend the meeting and vote during the meeting. Stockholders experiencing technical difficulties accessing the meeting may call the support number which appears on the login page.
Why are you holding a virtual Annual Meeting?
We have adopted a virtual meeting format for our Annual Meeting to provide a consistent experience to all stockholders regardless of geographic location. We believe this is an important step both to enhance stockholder access and engagement and to reduce the environmental impact of our Annual Meeting.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our Board. Our Board has designated Mary Powell, Danny Abajian, and Jeanna Steele as proxy holders. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board as described under “What matters am I voting on and how does the Board recommend I vote on these proposals?” above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned to a later date, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions before the new date, as described above.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 29, 2025. Stockholders may receive materials in printed form by mail or electronically by email by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of stockholders.
How are proxies solicited for the Annual Meeting and who will bear the cost of this solicitation?
Our Board is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies. We have also retained MacKenzie Partners as our proxy solicitor to assist in the solicitation of proxies for the Annual Meeting and have agreed to pay a fee of $16,500 for these services.
How may my brokerage firm or other nominee vote my shares if I fail to provide timely directions?

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Brokerage firms and other nominees, for example, banks or agents, holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on Proposal No. 3, our sole “routine” matter, but brokers and nominees cannot use their discretion to vote “uninstructed” shares with respect to matters that are considered “non-routine.” “Non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, election of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if they are management supported. Accordingly, your broker or nominee may not vote your shares on Proposals Nos. 1, 2, 4 or 5 without your instructions, but may vote your shares on Proposal No. 3.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8‑K (“Form 8-K”) that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8‑K within four business days after the Annual Meeting, we will file a Form 8‑K to publish preliminary results and will provide the final results in an amendment to the Form 8‑K as soon as they become available.
What is the deadline for stockholders to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2026 annual meeting of stockholders, the proposal must be mailed to us, and our Corporate Secretary must receive the written proposal at our principal executive offices not later than close of business (5:00 p.m. Pacific Time) on December 22, 2025. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to: Sunrun Inc., Attention: Corporate Secretary, 600 California Street, Suite 1800, San Francisco, CA 94108.
Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before such meeting by or at the direction of our Board, or (iii) properly brought before such meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for our 2026 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:
•    not earlier than February 11, 2026; and
•    not later than the close of business on March 13, 2026.
In the event that we hold our 2026 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before our 2026 annual meeting of stockholders and no later than the close of business on the later of the following two dates:
•    the 90th day prior to our 2026 annual meeting of stockholders; or
•    the 10th day following the day on which public announcement of the date of our 2026 annual meeting of stockholders is first made.
If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not

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appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.
Sunrun will not consider any proposal or nomination that is not timely or otherwise does not meet the requirements of our amended and restated bylaws and SEC regulations. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.
Nomination of Director Candidates
You may propose director candidates for consideration by our Nominating, Governance, and Sustainability Committee. Any such recommendations should include the nominee’s name and qualifications for membership on our Board and should be directed to our Corporate Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Considerations in Evaluating Director Nominees—Stockholder Recommendations for Nominations to the Board of Directors.”
As noted in our amended and restated bylaws and in accordance with the universal proxy rules, stockholders may nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time periods described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.
Universal Proxy
In addition to satisfying the foregoing requirements under our amended and restated bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our Board’s nominees must provide notice that sets forth any additional information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) no later than April 12, 2026.
Availability of Amended and Restated Bylaws
A copy of our amended and restated bylaws is available on our website at www.sunrun.com on the “Governance Documents” page under the “Investors – Corporate Governance” section. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

•“Cash Generation” is calculated using reported GAAP financials on an annual basis. The calculation is performed by measuring the change in our unrestricted cash balance between the start of the year and the end of the year from its consolidated balance sheet, less net proceeds (or plus net repayments) from all recourse debt (inclusive of convertible debt), and less any primary equity issuances or net proceeds derived from employee stock award activity (or plus any stock buybacks or dividends paid to common stockholders) as presented on our consolidated statement of cash flows. We expect to continue to raise tax equity and asset-level non-recourse debt to fund growth, and as such, these sources of cash are included in the definition of Cash Generation. Cash Generation also excludes long-term asset or business divestitures and equity investments in external non-consolidated businesses (or less dividends or distributions received in connection with such equity investments). There are no adjustments at management’s discretion. The Board may, at its discretion, adjust the calculation if we pursue extraordinary activities, as is customary for such awards; for instance, adjusting for a transaction that impacts the consolidated accounting treatment of the majority of funds.

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•“Customers” represent the cumulative number of Deployments, from the Company’s inception through the measurement date.
•“Customer Additions” represent the number of Deployments in the period.
•“Customer Agreements” refer to, collectively, solar power purchase agreements and solar leases.
•“Deployments” represent solar energy systems, whether sold directly to customers or subject to executed Customer Agreements (i) for which we have confirmation that the systems are installed on the roof, subject to final inspection, (ii) in the case of certain system installations by our partners, for which we have accrued at least 80% of the expected project cost (inclusive of acquisitions of installed systems), or (iii) for multi-family and any other systems that have reached our internal milestone signaling construction can commence following design completion, measured on the percentage of the system that has been completed based on expected system cost.
•“Gross Earning Assets” is calculated as Gross Earning Assets Contracted Period plus Gross Earning Assets Renewal Period.
•“Gross Earning Assets Contracted Period” represents the present value of the remaining net cash flows (discounted at 6%) during the initial term of our Customer Agreements as of the measurement date. It is calculated as the present value of cash flows (discounted at 6%) that we would receive from Subscribers in future periods as set forth in Customer Agreements, after deducting expected operating and maintenance costs, equipment replacements costs, distributions to tax equity partners in consolidated joint venture partnership flip structures, and distributions to project equity investors. We include cash flows we expect to receive in future periods from state incentive and rebate programs, contracted sales of solar renewable energy credits, and awarded net cash flows from grid service programs with utilities or grid operators.
•“Gross Earning Assets Renewal Period” represents the forecasted net present value we would receive upon or following the expiration of the initial Customer Agreement term but before the 30th anniversary of the system’s activation (either in the form of cash payments during any applicable renewal period or a system purchase at the end of the initial term), for Subscribers as of the measurement date. We calculate the Gross Earning Assets Renewal Period amount at the expiration of the initial contract term assuming either a system purchase or a renewal, forecasting only a 30-year customer relationship (although the customer may renew for additional years, or purchase the system), at a contract rate equal to 90% of the customer’s contractual rate in effect at the end of the initial contract term. After the initial contract term, our Customer Agreements typically automatically renew on an annual basis and the rate is initially set at up to a 10% discount to then-prevailing utility power prices.
•“Networked Solar Energy Capacity” represents the aggregate megawatt production capacity of our solar energy systems that have been recognized as Deployments, from the Company’s inception through the measurement date.
•“Networked Storage Capacity” represents the aggregate megawatt hour capacity of our storage systems that have been recognized as Deployments, from the company’s inception through the measurement date.
•“Net Earning Assets” represents Gross Earning Assets, plus total cash, less adjusted debt and less pass-through financing obligations, as of the same measurement date. Debt is adjusted to exclude a pro-rata share of non-recourse debt associated with funds with project equity structures along with debt associated with the company’s Investment Tax Credit safe harboring facility. Because estimated cash distributions to our project equity partners are deducted from Gross Earning Assets, a proportional share of the corresponding project level non-recourse debt is deducted from Net Earning Assets, as such debt would be serviced from cash flows already excluded from Gross Earning Assets.
•“Solar Energy Capacity Installed” represents the aggregate megawatt production capacity of our solar energy systems that were recognized as Deployments in the period.
•“Storage Capacity Installed” represents the aggregate megawatt hour capacity of storage systems that were recognized as Deployments in the period.
•“Subscribers” represent the cumulative number of Customer Agreements for systems that have been recognized as Deployments through the measurement date.

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SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 10, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/RUN2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 10, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V67629-P27268 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SUNRUN INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Class I Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Lynn Jurich
02) Alan Ferber
03) John Trinta

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. Advisory proposal of the compensation of our named executive officers ("Say-on-Pay").	☐	☐	☐
3. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025.	☐	☐	☐
4. Approval of Sunrun's Amended and Restated 2015 Equity Incentive Plan.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 Year	2 Years	3 Years	Abstain
5. Advisory proposal of the frequency of future advisory votes on the compensation of our named executive officers, or "Say-on-Pay."	☐	☐	☐	☐

NOTE: The proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Sunrun Inc. — 2025 Proxy Statement	103

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and our Annual Report on Form 10-K are available at www.proxyvote.com.

V67630-P27268

SUNRUN INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
June 11, 2025 at 8:30 a.m. Pacific Time

The undersigned hereby appoints Mary Powell, Danny Abajian and Jeanna Steele, as proxies and attorneys-in-fact of the undersigned, each with the power to act without the other and with the power of substitution, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of Sunrun Inc. (the "Company") held of record by the undersigned at the close of business on April 15, 2025, with all powers which the undersigned would possess if present at the 2025 Annual Meeting of Stockholders of the Company to be held on June 11, 2025 at 8:30 a.m. Pacific Time or at any adjournment or postponement thereof. Receipt of the Notice of the 2025 Annual Meeting of Stockholders and Proxy Statement and the 2024 Annual Report is hereby acknowledged.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, "FOR" PROPOSAL 4, AND "1 YEAR" PROPOSAL 5.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Continued and to be signed on reverse side

Sunrun Inc. — 2025 Proxy Statement	104